EXHIBIT 2.1

STOCK PURCHASE AGREEMENT
by and among
CALRISSIAN HOLDINGS, LLC, as Buyer,
CEHI ACQUISITION CORPORATION, as the Company,
THE HOLDERS OF STOCK AND OPTIONS IN
CEHI ACQUISITION CORPORATION, as Sellers,
COMPASS GROUP DIVERSIFIED HOLDINGS LLC, in its capacity Sellers’ Representative,
and
HARSCO CORPORATION, as Guarantor

DATED AS OF MAY 8, 2019

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Schedules and Exhibits

Exhibit A -	Form of Escrow Agreement
Exhibit B -	Working Capital
Exhibit C -	Form of FIRPTA Certificate
Exhibit D -	Historical Financial Statements

Schedule I - Allocable Portions
Disclosure Schedule - Exceptions to Representations and Warranties Concerning the Company

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STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement is entered into as of May 8, 2019 by and among Calrissian Holdings, LLC, a Delaware limited liability company (“Buyer”), CEHI Acquisition Corporation, a Delaware corporation (the “Company”), the Stockholders and Optionholders (each as defined below) listed on the counterpart signature pages hereto (each, a “Seller” and, collectively, “Sellers”), and Compass Group Diversified Holdings LLC, a Delaware limited liability company, in its capacity as representative of Sellers (“Sellers’ Representative” and, collectively with Buyer, the Company and Sellers, the “Parties”) and, solely for the purposes of Section 9(r), Harsco Corporation, a Delaware corporation (“Guarantor”).
WHEREAS, Stockholders in the aggregate own all of the issued and outstanding capital stock of the Company and the Optionholders hold all of the outstanding options granted by the Company.
WHEREAS, this Agreement contemplates a transaction in which Buyer will purchase from Sellers, and Sellers will sell to Buyer, all of the issued and outstanding equity of the Company.
WHEREAS, as a condition and inducement to Buyer entering into this Agreement, concurrently with the execution and delivery of this Agreement, the Key Employee has entered into an offer letter, dated as of the date hereof and that shall become effective as of the Closing.
NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:
1.Definitions.

“280G Stockholder Approval” has the meaning set forth in Section 6(h) below.
“Acquisition” has the meaning set forth in Section 4(w) below.
“Acquisition Contract” has the meaning set forth in Section 4(w) below.
“Adjustment Amount” has the meaning set forth in Section 2(e)(viii) below.
“Adjustment Holdback Account” has the meaning set forth in Section 2(j) below.
“Adjustment Holdback Amount” means $3,000,000.
“Adjustment Report” has the meaning set forth in Section 2(e)(ii) below.
“Adverse Consequences” means all demands, claims, actions, damages, liabilities, losses, costs, expenses, fines, judgments, obligations, penalties, Taxes, payments and fees, including court costs and reasonable attorneys’ and other third party professional fees and expenses, in each case, actually incurred or paid, as applicable.
“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.
“Affiliated Group” means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local or foreign law.

“Affordable Care Act” means the Patient Protection and Affordable Care Act, as amended by the Health and Education Reconciliation Act of 2010.
“Agreement” means this Stock Purchase Agreement as may be amended, supplemented or otherwise modified from time to time.
“Allocable Portion” means, with respect to each Seller, the percentage set forth opposite each such Seller’s name under the heading “Allocable Portion” on Schedule I attached hereto, which schedule may be updated by mutual agreement of Buyer and the Stockholder Representative from time to time prior to the Closing.
“Alternative Transaction” means, other than the transactions contemplated hereby, (i) any direct or indirect acquisition (in each case regardless of the form of transaction) of either (A) all or a substantial portion of the assets of the Company or any of its Subsidiaries or (B) any equity interest greater than five percent (5%) of the total equity interests of the Company or any of its Subsidiaries (including any such equity interest held by any of the Sellers), any right to acquire any such equity interest, or any security convertible into or exercisable for any such equity interest; or (ii) any joint venture or other strategic investment in or involving the Company or any of its Subsidiaries.
“Ancillary Agreements” means the FIRPTA Certificate, the Escrow Agreement, and any other documents, exhibits, agreements, schedules, certificates or instruments being executed and delivered pursuant to Section 7(a)(iv) or Section 7(b)(iii) of this Agreement.
“Audited Balance Sheet” has the meaning set forth in Section 4(h)(i) below.
“Business Day” shall mean any day other than a Saturday, Sunday or a day on which banks in New York, New York are authorized or obligated by applicable Law to close.
“Buyer” has the meaning set forth in the preface above.
“Buyer Plan” has the meaning set forth in Section 6(c)(ii) below.
“Buyer Releasee” has the meaning set forth in Section 9(q)(iv) below.
“Buyer Releasor” has the meaning set forth in Section 9(q)(iii) below.
“CapEx Budget” has the meaning set forth in Section 5(b)(xiv) below.
“Captive Insurance Excess” means $1,000,000.00.
“Cash” means, without duplication, cash and cash equivalents (including marketable securities and short term investments) of the Company and its Subsidiaries calculated in accordance with GAAP; provided, however, that Cash shall be calculated net of (i) any restricted cash, (ii) all issued but uncleared checks and drafts of the Company and its Subsidiaries, (iii) any insurance proceeds or indemnification payments received by the Company or any of its Subsidiaries with respect to any casualty loss or otherwise in respect of liabilities that have not been discharged prior to the Closing, (iv) any cash or cash equivalents (including marketable securities and short term investments) held for the benefit of third parties, and (v) any cash and cash equivalents (including marketable securities and short term investments) held in escrow or as collateral in support of bonds or other obligations (or potential obligations) of the Company or any of its Subsidiaries.
“Cash Out Option” means an Option that is not a Specified Option.

“CDH” has the meaning set forth in Section 9(o) below.
“Closing” has the meaning set forth in Section 2(c) below.
“Closing Cash” means the aggregate amount of Cash as of immediately prior to the Closing.
“Closing Date” has the meaning set forth in Section 2(c) below.
“Closing Funded Indebtedness” means the aggregate amount of Funded Indebtedness that remains unpaid as of immediately prior to the Closing.
“Closing Statement” has the meaning set forth in Section 2(e)(i) below.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commitment Letter” means the commitment letter, dated as of the date hereof, between the Financing Sources party thereto and Buyer (and including any lenders who become party thereto by joinder in accordance with the terms of such commitment letter, together with all exhibits, schedules, annexes and, to the extent otherwise in accordance with the terms hereof, supplements and amendments thereto), pursuant to which the Financing Sources party thereto agreed to lend the amounts set forth therein on the terms and subject to the conditions set forth therein for the purpose of funding the transactions contemplated by this Agreement.
“Company” has the meaning set forth in the preface above.
“Company 401(k) Plan” means the Clean Earth Plan, Plan No. 002.
“Company Stockholders’ Agreement” means that certain Stockholders’ Agreement, dated as of August 2014, by and among the Company, Compass Group Diversified Holdings LLC, and the other Stockholders (as defined therein) of the Company, as further amended or otherwise modified through the date hereof and as may be further amended or otherwise modified through Closing.
“Company Transaction Expenses” means all costs, fees and expenses payable by the Company or any of its Subsidiaries to any Person incurred by or on behalf of the Company, any of its Affiliates or any of the Sellers on or before the Closing in connection with the preparation, negotiation, execution and consummation of this Agreement and the transactions contemplated hereby to the extent, if any, unpaid as of immediately prior to Closing (but calculated assuming consummation of the transactions contemplated hereby such that all Company Transaction Expenses that become payable as a consequence of, or upon, the Closing are included), including: (a) any brokerage, finders’ or other advisory fees, costs, expenses, commissions or similar payments; (b) any fees, costs, disbursements or expenses of counsel, accountants or other advisors or service providers; (c) other than the aggregate Option Cancellation Payments, any fees, costs, expenses of, or payments to be made by, the Company or any of its Subsidiaries related to any transaction or retention bonus, incentive bonus, stay bonus, long-term incentive awards, termination or change-of-control payment, severance or other compensatory payments to be made to any current or former employee, director or other current or former individual service provider of the Company or any of its Subsidiaries, in whole or in part, as a result of or in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby (but excluding, for the avoidance of doubt, any such arrangements that are implemented by Buyer), including Tax “gross up” payments payable with respect to any of the foregoing; (d) the required employer portion of payroll or similar Taxes payable in connection with the Option Cancellation Payments or any Company Transaction Expenses (or an item that would have been a Company Transaction Expense if it had not been paid prior to the Closing); (e) any termination, exit or similar fees and expenses payable to any Seller or any of their respective Affiliates as a result of or in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby pursuant to any advisory, management or other similar Contract with the Company or any of its Subsidiaries; and (f) all other fees and expenses payable by the Company or any of its Subsidiaries in connection any transactions contemplated with other potential acquirors of (or investors in) the Company or any of its Subsidiaries (including in connection with any auction process) or other strategic alternatives pursued by the Company or any of its Subsidiaries (including any public or private offering of securities).
“Competitive Business” has the meaning set forth in Section 6(f)(ii) below.
“Compliant” means, as of any time of determination, with respect to the Required Financing Information, that (a) such Required Financing Information, taken as a whole, at such time does not contain any untrue statement of a material fact regarding the Company or omit to state any material fact regarding the Company required to be stated therein or necessary in order to make the Required Financing Information, in the light of the circumstances under which the statements contained therein are made, not misleading, (b) such Required Financing Information complies in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of securities on Form S-1 (other than such provisions for which compliance is not customary in a Rule 144A offering of debt securities including information required by Regulation S-X Items 3-10 and 3-16 and by Item 402 of Regulation S-K under the Securities Act) and (c) the financial statements and other financial information included in such Required Information would not be deemed stale or otherwise be unusable under customary practices for offerings and private placements of debt securities under Rule 144A of the Securities Act and are, and remain throughout the Marketing Period, sufficient to permit the Company’s independent accountants to issue comfort letters, including as to customary negative assurances and change period, in order to consummate any offering of debt securities on any day during the Marketing Period, which such accountants have confirmed they are prepared to issue.
“Confidential Information” shall mean any confidential or proprietary information, whether written or oral, tangible or intangible, of, concerning or relating to the Company, its Subsidiaries, or their respective existing or existing plans for future businesses, whether or not labeled or identified as confidential or proprietary and including any notes, analyses, compilations, studies, summaries, information relating to the management, operation or planning of the Company, its Subsidiaries, or their respective businesses and plans for future development of the Company’s and its Subsidiaries’ respective businesses. For purposes of this Agreement, the term “Confidential Information” shall not include information that (i) is or becomes generally available to the public other than as a result of any disclosure by any Seller or its representatives in violation of this Agreement or any person that is known to such Seller to have breached an obligation to Buyer to keep such information confidential, (ii) is or becomes available to such Seller or its representatives on a non-confidential basis from a source other than Buyer or its representatives, provided that such source is not known by such Seller or its representatives to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Buyer or its representatives with respect to such information or (iii) was or is developed by such Seller or its representatives independently of, and without use of or reference to, any Confidential Information.
“Confidentiality Agreement” has the meaning set forth in Section 5(c)(iii) below.
“Continuing Employees” has the meaning set forth in Section 6(c)(i) below.
“Contract” means any agreement, contract, arrangement, engagement, commitment, obligation, undertaking, purchase order, instrument or other agreement that is legally binding (together with any amendment, restatement or other modification thereto).

“Contracting Parties” has the meaning set forth in Section 9(q)(ii) below.
“Debt Payoff Letters” has the meaning set forth in Section 7(a)(ix) below.
“Disclosure Schedule” means the disclosure schedule delivered by the Company to the Buyer qualifying the representations and warranties made by the Company herein and certain covenants of the Sellers and the Company set forth herein.
“Distribution Amount” means the sum of (i) the Estimated Purchase Price, minus (ii) the Representative Holdback Amount, minus (iii) the Adjustment Holdback Amount, plus (iv) the aggregate Exercise Prices of the Cash-Out Options outstanding immediately prior to the Closing.
“Employee Benefit Plan” means each “employee benefit plan” (within the meaning of §3(3) of ERISA), whether or not subject to ERISA, and each employment, individual consulting, and individual independent contractor agreement and each bonus, incentive, commission, equity purchase, option, equity or other equity-based, retirement or supplemental retirement, pension, profit sharing, deferred compensation, loan, severance, termination, retention, change of control, Code Section 125, life, disability or other insurance, paid-time off, vacation, welfare benefit, fringe benefit, post-retirement or retiree welfare, or other benefit or compensation plan, agreement, program, policy or other arrangement, (i) that is maintained, sponsored, contributed to or obligated to be contributed to by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries, or the beneficiaries or dependents of any such individual or (ii) under which the Company or any of its Subsidiaries have or may reasonably be expected to have any liability, direct or indirect, contingent or otherwise.
“Enterprise Value” means $625,000,000.
“Environmental, Health, and Safety Permits” shall mean any and all permits, licenses, registrations, approvals and any other authorization required under, or issued pursuant to, any Environmental, Health, and Safety Requirements.
“Environmental, Health, and Safety Requirements” shall mean all Laws and Orders concerning worker or public health and safety or protection of the environment or natural resources, including all those relating to the presence, use, production, generation, handling, transportation, treatment, recycling, reuse, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control, or cleanup of any Hazardous Material.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any trade or business, whether or not incorporated, that, together with the Company and its Subsidiaries, is or would have been, at any date of determination occurring after January 1, 2012 and prior to the date of this Agreement, treated as a single employer within the meaning of Code §414 or Section 4001 of ERISA.
“Escrow Agent” means Citibank, N.A.
“Escrow Agreement” means an Escrow Agreement by and among Buyer, the Escrow Agent and the Sellers’ Representative, to be dated as of the Closing Date and substantially in the form attached as Exhibit A hereto.
“Estimated Closing Cash” has the meaning set forth in Section 2(e)(i) below.

“Estimated Closing Funded Indebtedness” has the meaning set forth in Section 2(e)(i) below.
“Estimated Company Transaction Expenses” has the meaning set forth in Section 2(e)(i) below.
“Estimated Purchase Price” means (A) Enterprise Value, plus (B) the Captive Insurance Excess, plus (C) Estimated Closing Cash, plus (D) the amount, if any, by which Estimated Working Capital is greater than Target Working Capital, minus (E) the amount, if any, by which Estimated Working Capital is less than Target Working Capital, minus (F) Estimated Closing Funded Indebtedness, minus (G) Estimated Company Transaction Expenses.
“Estimated Working Capital” has the meaning set forth in Section 2(e)(i) below.
“Exercise Price” means, with respect to any Option, the amount required to be paid by the Optionholder to exercise such Option assuming the exercise thereof as of the Closing Date.
“FICA” means the Federal Insurance Contributions Act, as amended.
“Final Cash” has the meaning set forth in Section 2(e)(v) below.
“Final Company Transaction Expenses” has the meaning set forth in Section 2(e)(v) below.
“Final Funded Indebtedness” has the meaning set forth in Section 2(e)(v) below.
“Final Working Capital” has the meaning set forth in Section 2(e)(v) below.
“Financial Statements” has the meaning set forth in Section 4(h)(i) below.
“Financing” means any debt or other financings in connection with the transactions contemplated by this Agreement, including any offering or private placement of debt securities or borrowing of loans and any related commitment letter (including the Commitment Letter) or engagement letter and including any credit facilities or capital markets debt financing.
“Financing Sources” means the agents, arrangers, underwriters, purchasers, lenders and other entities that have committed to provide or arrange or otherwise entered into agreements in connection with any Financing, including the parties to any commitment letter (including the Commitment Letter) or engagement letter in respect of any Financing or to any joinder agreements, indentures, credit agreements or other agreements entered pursuant thereto or relating thereto, together with their respective Affiliates and the current, former or future officers, directors, employees, partners, trustees, shareholders, equityholders, managers, members, limited partners, controlling persons, agents and representatives of each of them and their respective Affiliates and the successors and assigns of the foregoing Persons.
“FIRPTA Certificate” has the meaning set forth in Section 2(d)(i) below.
“Funded Indebtedness” means, without duplication, as to the Company and its Subsidiaries, the aggregate amount (including the current portions thereof) of all payment obligations in respect of (a) indebtedness for money borrowed from Persons other than the Company or any of its Subsidiaries (b) indebtedness evidenced by notes, debentures, bonds (other than those covered by clause (c) of this definition) or other similar instruments or debt securities, (c) all obligations in respect of any guarantee, surety bond, performance bond, closure bond, surety, keep-well, bankers’ acceptance, letter of credit or similar arrangement, in each case, issued for the account of the Company or any of its Subsidiaries and to the extent drawn upon, (d) all obligations under any derivative, hedging, swap and similar instruments or transactions, in each case, calculated at the termination value thereof as if terminated at or immediately prior to the Closing, (e) all obligations in respect of unfunded or underfunded deferred compensation or pensions, (f) the amount of all obligations for deferred purchase price of property, assets or services or for earn-outs, holdbacks and other similar obligations (including the amount of future payment obligations), in each case, as reflected on the Financial Statements or, to the extent not reflected on the Financial Statements, equal to the amount of any such holdback and, in all other cases, as calculated on a net present value basis using a 5.5% discount rate, (g) all obligations of the Company or any of its Subsidiaries as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (h) accrued interest, prepayment premiums, penalties, damages, charges, fees or expenses related to any of the items referred to in clauses (a) through (g), (i) any indebtedness referred to in clauses (a) through (h) above that is directly or indirectly guaranteed by such Person, (j) if the amount of capital expenditures that have been made or spent by a certain date are less than 75% of the Pro Rata Capex Budget as of such date, the aggregate amount of capital expenditures set forth in the Pro Rata Capex Budget that have not been made or spent, (k) any Taxes of or imposed on or with respect to the Company and its Subsidiaries from any Pre-Closing Tax Period or any Pre-Closing Straddle Period (as determined pursuant to Section 6(d)(i)(A) (which shall (i) not be an amount less than zero and (ii) be calculated taking into account any overpayments of Taxes or other Tax attributes solely to the extent they offset a Tax liability as a matter of law), (l) if the sum of non-cancellable purchase commitments plus aggregate capital expenditures, each as of a certain date exceeds 125% of the Capex Budget for fiscal year 2019 (the “Purchase Commitment Threshold Amount”), the amount of such non-cancellable purchase commitments and aggregate capital expenditures in excess of the Purchase Commitment Threshold Amount, and (m) all accrued and unpaid fees and expenses payable to any Seller (or any of their respective Affiliates) pursuant to any advisory, management or other similar agreement or arrangement with the Company or any of its Subsidiaries. Notwithstanding the foregoing, “Funded Indebtedness” does not include any obligation in respect of (i) letters of credit and bank guarantees, in each case, to the extent not drawn upon, (ii) accounts payable, (iii) intercompany indebtedness and other balances between or among the Company and its wholly-owned Subsidiaries, (iv) operating leases or (v) any amounts to the extent taken in account in the calculation of Estimated Working Capital or Final Working Capital.
“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.
“Governing Documents” means, with respect to any particular Person: (a) if a corporation, the articles or certificate of incorporation and the bylaws of such entity; (b) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (c) if a limited liability company, the articles or certificate of organization or formation and the operating agreement; (d) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of such Person; and (e) any amendment, modification or supplement to the foregoing.
“Governmental Entity” means any (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.
“Guarantor” has the meaning set forth in the preamble hereto.
“Guaranty” has the meaning set forth in Section 9(r) below.

“Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Hazardous Material” means any hazardous wastes, or other wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, or radiation regulated pursuant to, or that could result in liability under, any Environmental Health and Safety Requirement, including any material, substance or waste defined as a “contaminant,” “pollutant,” “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “toxic waste,” “hazardous pollutant” or “toxic substance” in, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601, et. seq.), the Occupational Health and Safety Act (29 U.S.C. Section 651, et. seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Section 1801, et. seq.), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 6901, et. seq.), the Toxic Substances Control Act, as amended (15 U.S.C. Section 2601, et. seq.), the Federal Water Pollution Control Act, as amended by the Clean Water Act, 33 U.S.C. Section 1251 et seq.; the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Atomic Energy Act (42 U.S.C. Section 2014, et seq.), and Energy Reorganization Act (42 U.S.C. Section 5801 et seq.), each and all as amended, and each state counterpart, or any other Environmental, Health, and Safety Requirements.
“Improvements” means all buildings, structures, fixtures and improvements located on Owned Real Property and Leased Real Property, including those under construction.
“Independent Accountants” means Deloitte & Touche LLP, provided that if Deloitte & Touche LLP is unable or unwilling to serve or continue to serve, Buyer and the Sellers’ Representative shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than the accountants of Sellers’ Representative, the Buyer or the Guarantor.
“Infringe” has the meaning set forth in Section 4(m)(iv) below.
“Insurance Cap” has the meaning set forth in Section 6(e)(ii) below.
“Intellectual Property” means, collectively, all worldwide industrial and intellectual property rights, including rights in or associated with (i) patents, patent applications, patent rights; (ii) trademarks, trademark registrations and applications therefor, trade dress rights, trade names, service marks, service mark registrations and applications therefor, logos, trade names and other source indicators, including all goodwill associated therewith and all common law rights related thereto; (iii) Internet domain names, Internet and World Wide Web URLs or addresses; (iv) copyrights, copyright (including copyrights in IT Assets) registrations and applications therefor, mask work rights, mask work registrations and applications therefor; and (v) inventions, methods, processes, software, trade secrets and confidential know how.
“IRS” means the Internal Revenue Service of the United States.
“IT Assets” means computers, software, code, websites, applications, databases, networks, hardware, servers, data communications lines, and all other information technology related equipment.
“Joint Direction” means joint written instructions of Buyer and the Sellers’ Representative instructing the Escrow Agent to make a payment out of the Adjustment Holdback Account.
“Key Employee” means Christopher Dods.

“Knowledge of the Company” means the actual knowledge of Christopher Dods, Bernard Guerin, Averil Rance, Hector Sanchez, Michael Goebner, Steven Sands, James Hull and Vicki Kozhuschenko after reasonable inquiry of Company employees reporting directly to such Persons.
“Law” means any applicable federal, state, local, municipal, foreign, international, multinational, or other administrative Order, constitution, decree, judgment, law, ordinance, principle of common law, regulation, rule, statute, or treaty and any statutory or regulatory provisions consolidating, amending or replacing such Law.
“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property that is used in the Company’s or any of its Subsidiaries’ business.
“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property.
“Lien” means any mortgage, pledge, lien, encumbrance, charge, claim, security interest, license, adverse ownership interest, deed of trust, easement, right of first refusal, hypothecation, restriction on transfer of title or other similar encumbrance.
“Marketing Period” means the first period of thirty-one (31) consecutive calendar days commencing on the later of (i) May 14, 2019 and (ii) the date on which the Required Financing Information is delivered to Buyer throughout and at the end of which Buyer shall have the Required Financing Information and the Required Financing Information shall be Compliant; provided that (A) such thirty-one (31) consecutive calendar day period shall not be required to be consecutive to the extent it would include (I) May 25, 26 or 27, 2019 or (II) July 4, 5, 6 or 7, 2019 (it being understood that any day that occurs on such excluded days after the commencement of such period shall be disregarded for purposes of calculating the consecutive calendar days constituting such period (but not reset such period) and (B) if such thirty-one (31) consecutive calendar days shall not have fully elapsed on or prior to August 17, 2019, then such thirty-one (31) consecutive calendar day period shall instead be a twenty-one (21) consecutive calendar day period that shall commence no earlier than September 3, 2019; provided, further, that if the last day of the Marketing Period is not a Business Day, then the last day of the Marketing Period shall be the next succeeding Business Day. Notwithstanding anything in the preceding sentences of this definition to the contrary, the Marketing Period shall not commence or be deemed to have commenced if, after the date hereof and prior to the completion of such thirty-one (31) consecutive calendar day period (or, as applicable, twenty-one (21) consecutive calendar day period): (a) Seller or the Company has announced to Buyer, the Company’s independent auditor or any other third party (x) its intention to restate in any material respect any of the Company’s financial statements contained in the Required Financing Information, or (y) that any such restatement is under active consideration, in which case of this clause (a), the Marketing Period shall not commence unless and until such restatement has been completed, the applicable Required Financing Information has been amended and, to the extent such financial statements had previously been audited, an “unqualified” audit opinion is issued with respect to such restated financial statements, or Seller or the Company has announced to Buyer and the Company’s independent auditor that no restatement is required; or (b) the Company’s independent auditor shall have withdrawn any audit opinion with respect to any of the Company’s financial statements contained in the Required Financing Information, in which case the Marketing Period shall not be deemed to commence unless and until a new “unqualified” audit opinion is issued with respect to such financial statements or any restatement thereof.

“Material Adverse Effect” means any event, occurrence or development that, individually or in the aggregate, has had or is reasonably expected to have a material adverse effect on (i) the business, assets, liabilities, financial condition or operating results of the Company and its Subsidiaries, taken as a whole, or (ii) on the ability of Sellers to timely consummate the transactions contemplated hereby; provided, however, that, for purposes of clause (i) only, notwithstanding its materiality, none of the following shall, individually or in the aggregate, be taken into account in determining whether there has been, a Material Adverse Effect to the extent arising from or related to: (a) changes after the date hereof in general business or economic conditions in any of the geographical areas in which the Company or any of its Subsidiaries operate, (b) changes after the date hereof in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (c) any changes in financial, banking, or securities markets in general (including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates), (d) changes after the date hereof in Law or GAAP (or the enforcement, implementation or interpretation thereof), (e) the entry into, announcement or performance of this Agreement or the identity or business plans of Buyer or its Affiliates, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors or employees; provided, however, that this clause (e) shall not apply with respect to the representations or warranties set forth in Section 3(a)(ii), Section 3(a)(iii), Section 3(a)(iv), Section 4(c), Section 4(d), Section 4(e), Section 4(l)(iii)(B) or Section 4(r)(ii)(E) in this Agreement or any certificate delivered hereunder or any related closing condition to the extent that the purpose of such portion of such representation or warranty is to address the consequences resulting from the execution, delivery, performance or announcement of this Agreement and the transactions contemplated hereby, (f) the taking of any action (or omission to take any action) at Buyer’s written request or (g) any failure by the Company or any of its Subsidiaries to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement; provided, however, that clause (g) shall not prevent a determination that any change or effect underlying such failure to meet projections, forecasts or revenue or earnings predictions has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), so long as in the case of clauses (a), (b), (c) and (d), such events, occurrences or developments do not have, or are not reasonably expected to have, individually or in the aggregate, a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries operate.
“Material Contracts” has the meaning set forth in Section 4(n) below.
“Material Customers” has the meaning set forth in Section 4(u) below.
“Material Suppliers” has the meaning set forth in Section 4(u) below.
“Most Recent Balance Sheet Date” has the meaning set forth in Section 4(h)(i) below.
“Multiemployer Plan” means a multiemployer plan within the meaning of Section 3(37) of ERISA or Section 4001(a)(3) of ERISA, to which the Company or any of its Subsidiaries contributes, has contributed since January 1, 2012, or has, or has had, an obligation to contribute since January 1, 2012.
“No-Shop Period” has the meaning set forth in Section 5(f)(i) below.
“Nonparty Affiliates” has the meaning set forth in Section 9(q)(ii) below.

“Objection Notice” has the meaning set forth in Section 2(e)(iii) below.
“Option” means an option to acquire a share of common stock, par value $0.001, of the Company granted under the Stock Plans that is outstanding immediately prior to the Closing.
“Option Agreement” means a stock option award agreement pursuant to which an Option was granted to an Optionholder.
“Option Cancellation Payment” has the meaning set forth in Section 2(f)(i) below.
“Optionholder” means a holder of an Option.
“Order” means any award, decision, injunction, judgment, determination, decree, order, ruling, subpoena or verdict entered, issued, made or rendered by any Governmental Entity or by any arbitrator.
“Ordinary Course of Business” means, with respect to the Company or any of its Subsidiaries, the ordinary course of business consistent with past custom and practice.
“Outside Date” has the meaning set forth in Section 8(a)(ii) below.
“Owned Real Property” means all real property and interest in real property owned in fee by the Company or any of its Subsidiaries, together with all buildings, improvements and fixtures located thereon and all easements and appurtenances thereto.
“Parties” has the meaning set forth in the preface above.
“Permitted Encumbrances” means: (a) taxes, assessments and other governmental levies, fees, or charges that are (i) not due and payable or (ii) being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (b) mechanics liens and similar liens for labor, materials, or supplies incurred in the Ordinary Course of Business for amounts that are (i) not delinquent or (ii) being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (c) zoning, building codes, and other land use laws regulating the use or occupancy of any parcel of Real Property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such Real Property; (d) easements, covenants, restrictions, and other similar matters affecting title to such Real Property and other title defects, all of which do not or would not reasonably be expected to materially impair the use or occupancy of such Real Property in the operation of the business of the Company and its Subsidiaries taken as a whole; (e) any right, interest, Lien or title of a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any Lease that does not or would not reasonably be expected to materially impair the use or occupancy of such Real Property in the operation of the business of the Company and its Subsidiaries taken as a whole; (f) purchase money liens and liens securing rental payments under capital or operating lease arrangements, in each case, incurred in the Ordinary Course of Business; (g) any security interests, liens or similar rights granted to any bonding or insurance company pursuant to the bonds and payment guarantees set forth on Section 1(b) of the Disclosure Schedule, and (h) the matters set forth on Section 1(b) of the Disclosure Schedule.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a governmental entity (or any department, agency, or political subdivision thereof).
“Post-Closing Straddle Period” has the meaning set forth in Section 6(d)(i)(A) below.

“Post-Closing Tax Period” means any Tax period that begins after the Closing Date.
“Pre-Closing Straddle Period” has the meaning set forth in Section 6(d)(i)(A) below.
“Pre-Closing Tax Claim” has the meaning set forth in Section 6(d)(vii) below.
“Pre-Closing Tax Period” has the meaning set forth in Section 6(d)(i)(B) below.
“Pre-Closing Tax Return” has the meaning set forth in Section 6(d)(ii)(A) below.
“Privacy Policies” means the Company’s or its Subsidiaries’ policies relating to privacy, personal information, data or the operation of security of any IT Asset.
“Pro Rata Capex Budget” means, with respect to a certain date, (i) the aggregate amount of capital expenditures set forth in the Capex Budget for fiscal year 2019 divided by (ii) 365 multiplied by (iii) the number of days from and including January 1, 2019 to, and including, such date.
“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.
“Proposal” has the meaning set forth in Section 5(f)(i) below.
“Purchase Price” has the meaning set forth in Section 2(e)(vi) below.
“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.
“Registered Company Intellectual Property” has the meaning set forth in Section 4(m)(i) below.
“Related Party Contract” has the meaning set forth in Section 4(t) below.
“Release” means the releasing, spilling, leaking, discharge, disposal of, pumping, pouring, emitting, emptying, injecting, leaching, dumping or allowing of Hazardous Materials to escape into or through the indoor or outdoor environment.
“Report Date” has the meaning set forth in Section 6(d)(viii).
“Representative Holdback Amount” means $500,000.
“Representative Holdback Account” has the meaning set forth in Section 2(b)(v) below.
“Representation and Warranty Insurance Policy” means that certain representation and warranty insurance policy, to be issued on the Closing Date, in the name and for the benefit of Buyer.
“Required Financing Information” means (a)(i) the Financial Statements, (ii) the unaudited consolidated balance sheets and related statements of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries for each subsequent fiscal quarter (other than the fourth (4th) fiscal quarter of the Company’s fiscal year) ended at least forty-five (45) calendar days prior to the Closing Date (including the comparable prior year period), in each case, reviewed in accordance with AICPA Statement of Auditing Standards 100, (iii) such other financial and operating information and data relating to the Company of the type customarily included in, or required to be included in, a registered public offering of securities by Buyer on Form S-1 (including information required by Regulation S-X and Regulation S-K under the Securities Act and information necessary for Buyer’s preparation of customary pro forma financial statements to be included therein) relating to an acquired business that constitutes a “significant subsidiary” under Regulation S-X Rule 1-02(w), but limited to the type and form customarily included in private placements of debt securities under Rule 144A of the Securities Act, and of the type, form and substance necessary for an investment bank to receive customary comfort (including “negative assurance” comfort), reasonably requested by Buyer and the Financing Sources in connection with the arrangement, marketing, syndication of the financing contemplated by the Financing and (iv) drafts of customary “comfort letters” (including customary “negative assurances”) for a private placement transaction from the Company’s independent auditors and (b) consents from the Company’s independent auditors for the use of their reports in any materials related to the Financing and customary authorization letters from the Company to the Financing Sources authorizing distribution of information to prospective lenders (including customary 10b-5 and material non-public information representations), in each case above, all of which is Compliant.
“Restricted Party” means Compass Group Diversified Holdings LLC.
“Restricted Period” means the period beginning on the Closing Date and ending on the third (3rd) anniversary thereof.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Seller Releasee” has the meaning set forth in Section 9(q)(iii) below.
“Seller Releasor” has the meaning set forth in Section 9(q)(iv) below.
“Sellers” has the meaning set forth in the preface above and includes all Optionholders.
“Sellers’ Allocable Pre-Closing Taxes” has the meaning set forth in Section 6(d)(ii)(A) below.
“Sellers’ Representative” has the meaning set forth in the preface above.
“Shares” means, collectively, the issued and outstanding shares of the common stock, par value $0.001, of the Company.
“SPB” has the meaning set forth in Section 9(o) below.
“Specified Option” means each Option identified as a Specified Option on Section 3(a)(v) of the Disclosure Schedule, which schedule may be updated by mutual agreement of Buyer and the Stockholder Representative from time to time prior to the Closing.
“Stockholders” means a holder of the Company’s Shares.
“Stock Plans” means the CEHI Acquisition Corporation 2014 Stock Option Plan, as may be amended from time to time, and the CEHI Acquisition Corporation 2016 Non-Statutory Stock Option Plan, as may be amended from time to time.
“Straddle Period” means any Tax Period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary and, unless otherwise expressly provided, shall mean a Subsidiary of the Company.
“Target Working Capital” means $31,000,000.
“Tax” or “Taxes” mean all taxes, or other similar charges, fees, duties, levies or assessments which are imposed by any Taxing Authority, including income, gross receipts, capital stock, net proceeds, ad valorem, payroll, employment, turnover, real, personal and other property (tangible and intangible), sales, use, franchise, excise, value added, stamp, escheat and unclaimed property, leasing, lease, user, transfer, fuel, excess profits, customs duties, environmental; occupational, interest equalization, windfall profits, unitary, severance and employees’ income withholding, unemployment and Social Security taxes, duties, assessments and charges (including the recapture of any tax items such as investment tax credits), including any interest, penalties or additions to tax related thereto imposed by any Taxing Authority.
“Tax Claim” has the meaning set forth in Section 6(d)(vii) below.
“Tax Dispute” has the meaning set forth in Section 6(d)(ix) below.
“Tax Expiration Date” has the meaning set forth in Section 6(d)(i)(B).
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Taxing Authority” means any Governmental Entity responsible for the imposition, collection, or administration of Taxes.
“Transaction Tax Deductions” all items of deduction to the extent that such items are deductible by the Company or its Subsidiaries for U.S. federal income Tax purposes and, without duplication, that result from or are attributable to (i) the payment of Company Transaction Expenses or amounts that would be Company Transaction Expenses except for the fact that such expenses were paid prior to Closing and (ii) the aggregate amount of Option Cancellation Payments, in each case to the extent such expenses are economically borne by Seller.
“Transaction Tax Deduction NOL” means any net operating losses of the Company and its Subsidiaries for U.S. federal income Tax purposes for the tax period (or portion thereof) that ends on the Closing Date (which, for the avoidance of doubt, excludes any net operating losses that were carried forward to the tax period (or portion thereof) that ends on the Closing Date from a prior tax period) to the extent such net operating loss is directly attributable to the Transaction Tax Deductions (as determined on a “with and without basis”).

“Transfer Taxes” has the meaning set forth in Section 6(d)(iv) below.
“Union Employees” has the meaning set forth in Section 6(c)(i) below.
“Waived 280G Benefits” has the meaning set forth in Section 6(h) below.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 or similar Law.
“Willful Breach” means a material breach of this Agreement that is a consequence of an act or omission knowingly undertaken or knowingly omitted by the breaching Party with the actual knowledge that such act or omission would cause a material breach of this Agreement.
“Working Capital” means, with respect to the Company and its Subsidiaries, the current assets set forth on Exhibit B hereto minus the current liabilities set forth on Exhibit B hereto as of immediately prior to the Closing; provided, that Working Capital shall exclude income or deferred Tax assets and liabilities and shall include non-income Tax assets or liabilities. Such current assets and current liabilities shall be calculated in accordance with GAAP and utilizing only those line items set forth on Exhibit B hereto.
2.Purchase and Sale of Shares; Treatment of Options.

(a)Purchase and Sale of Shares. On and subject to the terms and conditions of this Agreement, at the Closing (i) Buyer will purchase and acquire from each Seller, and each Seller will sell, convey, transfer, assign and deliver to Buyer, all right, title and interest in and to such Seller’s Shares, free and clear of all Liens (other than Liens pursuant to applicable securities Laws) for the consideration specified below in this Section 2 and (ii) the Options shall be governed by Section 2(f) below.

(b)Payment of Estimated Purchase Price and Other Amounts at Closing. Buyer agrees to make the following payments at the Closing:

(i)to each Stockholder such Stockholder’s Allocable Portion of the Distribution Amount, by wire transfer of immediately available funds to a bank account of such Stockholder designated in writing to Buyer by Sellers’ Representative not later than three (3) Business Days prior to the Closing;

(ii)to the Company for the benefit of the Optionholders, the aggregate Option Cancellation Payments, by wire transfer of immediately available funds to an account of the Company in accordance with wire instructions provided by Sellers’ Representative not later than three (3) Business Days prior to the Closing;

(iii)to (x) the parties specified in writing by Sellers’ Representative not later than three (3) Business Days prior to the Closing, the Estimated Company Transaction Expenses to be paid at Closing to such parties and (y) the Company for the benefit of any current or former individual service provider of the Company to whom Company Transaction Expenses to be paid at Closing are due, the aggregate Estimated Company Transaction Expenses payable to such individuals, in each case, by wire transfer of immediately available funds, in accordance with wire instructions provided by Sellers’ Representative in such writing; provided, that in the case of clause (y), any such Company Transaction Expenses shall be paid to such individuals through the Company’s payroll system;

(iv)to the applicable lenders identified in the Debt Payoff Letters delivered by such lenders to the Company prior to the Closing, the Funded Indebtedness set forth therein;

(v)to the Sellers’ Representative, the Representative Holdback Amount, to be held by the Sellers’ Representative in accordance with Section 2(g), by wire transfer of immediately available funds in accordance with wire instructions provided by the Sellers’ Representative to a segregated account designated by the Sellers’ Representative (the “Representative Holdback Account”) not later than three (3) Business Days prior to the Closing; and

(vi)to the Escrow Agent, the Adjustment Holdback Amount by wire transfer of immediately available funds in accordance with wire instructions provided by the Escrow Agent.

(c)Closing. On and subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Squire Patton Boggs (US) LLP, 221 East Fourth Street, Suite 1900, Cincinnati, Ohio 45202 commencing at 9:00 a.m. local time on the second (2nd) Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself, but subject to the satisfaction or waiver of such conditions) or at such other time or on such other date or at such other place as Buyer and Sellers’ Representative may mutually determine (the day on which the Closing takes place being the “Closing Date”); provided, however, that unless waived by Buyer in its sole discretion in writing to the Sellers’ Representative, in no event shall the Closing Date occur until the third (3rd) Business Day immediately following the Business Day on which the Marketing Period expires. All transactions contemplated by this Agreement to occur on or as of the Closing Date will be deemed to have occurred simultaneously and to be effective as of 12:01 a.m., Eastern Standard Time, on the Closing Date.

(d)Deliveries at Closing. At Closing:

(i)Sellers’ Representative will deliver to Buyer: (A) on behalf of the Stockholders, stock certificates representing all Shares, free and clear of all Liens (other than Liens pursuant to applicable securities Laws), each endorsed in blank or accompanied by duly executed assignment documents executed by the applicable Stockholder; (B) the minute and attendance books, stock ledgers and registers and corporate seals, if any, of the Company and any of its Subsidiaries in the possession of the Sellers or any of their respective Affiliates (other than the Company and its Subsidiaries); (C) a properly completed and executed IRS Form W-9 and a non-foreign affidavit from each Seller duly executed by such Seller, dated as of the Closing Date, and in the form attached hereto as Exhibit C (a “FIRPTA Certificate”); and (D) the Escrow Agreement, duly executed by the Seller Representative and the Escrow Agent.

(ii)Sellers’ Representative will deliver (or cause to be delivered) to Buyer: (A) certified copies of the resolutions of the board of directors of each Seller that is not an individual and the Company, authorizing and approving the execution of this Agreement and the Ancillary Agreements to which such Seller is a party and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements to which such Seller is a party; (B) resignations of each director and officer of the Company and its Subsidiaries, as reasonably requested by the Buyer not later than five (5) Business Days prior to the Closing; and (C) a properly completed and executed IRS Form W-9 or IRS Form W-8 (if applicable), from each payee of Company Transaction Expenses at the Closing and each lender identified in a Debt Payoff Letter.

(iii)Buyer will (A) make the payments required by Section 2(b) above in accordance with Section 2(b); (B) deliver certified resolutions of the board of directors (or other governing body) of Buyer authorizing and approving the execution of this Agreement and the Ancillary Agreements to which Buyer is a party and the consummation of the transactions contemplated by this Agreement and the

Ancillary Agreements to which Buyer is a party and (C) deliver to the Seller Representative, the Escrow Agreement, duly executed by Buyer.

(e)Adjustments.

(i)Not later than five (5) Business Days prior to the Closing, Sellers’ Representative shall deliver to Buyer a written statement (the “Closing Statement”) setting forth in reasonable detail the Sellers’ good faith estimate of (A) Working Capital (“Estimated Working Capital”); (B) Closing Cash (“Estimated Closing Cash”); (C) Closing Funded Indebtedness (“Estimated Closing Funded Indebtedness”) and (D) Company Transaction Expenses (“Estimated Company Transaction Expenses”), in each case, in the aggregate for the Company and its Subsidiaries and for each of the Company and its Subsidiaries separately by entity. Sellers’ Representative shall prepare the Closing Statement in good faith in accordance with GAAP, but, in any event, with respect to Working Capital in accordance with GAAP and utilizing only those line items set forth on Exhibit B hereto. Sellers’ Representative shall provide Buyer a reasonable level of supporting documentation for the Closing Statement and the calculation thereof and any additional information reasonably requested by Buyer and related thereto. If Buyer objects to the Closing Statement or the calculation thereof, Buyer shall deliver written notice of such objection to Sellers’ Representative no later than three (3) Business Days prior to the Closing Date, and Buyer and Sellers’ Representative shall cooperate in good faith to resolve any of Buyer’s objections set forth in such objection notice, and Sellers’ Representative shall revise the Closing Statement and the calculation thereof to reflect any revisions mutually agreed upon by Buyer and Sellers’ Representative at least one (1) Business Day prior to the Closing Date. If Buyer does not timely deliver such objection notice or, if Buyer timely delivers such objection notice, to the extent Buyer and Sellers’ Representative fail to resolve any of Buyer’s objections, the Closing Statement and the calculation thereof as originally delivered by Sellers’ Representative pursuant to the first sentence of this Section 2(e)(i), revised to reflect any mutually agreed items, shall control.

(ii)As soon as is reasonably practicable after the Closing Date, but not more than forty-five (45) days after the Closing Date, Buyer shall prepare and deliver to Sellers’ Representative a report (the “Adjustment Report”) showing in reasonable detail Buyer’s computation of (A) Working Capital; (B) Closing Cash; (C) Closing Funded Indebtedness; and (D) Company Transaction Expenses, which Adjustment Report shall be prepared in good faith in accordance with GAAP, but, in any event, with respect to Working Capital in accordance with GAAP and utilizing only those line items set forth on Exhibit B hereto. The Adjustment Report shall not be amended without the consent (which consent shall not be unreasonably withheld or delayed) of Sellers’ Representative after it has been delivered to Sellers’ Representative other than to correct computational and other manifest errors.

(iii)Within forty-five (45) days after receipt of the Adjustment Report, Sellers’ Representative, by written notice to Buyer, may object to the computation of Working Capital, Closing Cash, Closing Funded Indebtedness and/or Company Transaction Expenses as set forth in the Adjustment Report, setting forth in such notice (the “Objection Notice”) Sellers’ Representative’s objection in reasonable detail to Buyer’s calculation of Working Capital, Closing Cash, Closing Funded Indebtedness and/or Company Transaction Expenses and Sellers’ Representative’s proposal with respect to the calculation of Working Capital, Closing Cash, Closing Funded Indebtedness and/or Company Transaction Expenses based on such objections. Within thirty (30) days following timely delivery of the Objection Notice, Sellers’ Representative and Buyer shall attempt, in good faith, to resolve all disputes between them concerning any matter set forth in the Objection Notice. All such discussions and communications related thereto shall (unless otherwise agreed by Buyer and the Sellers’ Representative) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule. If Buyer and Sellers’ Representative cannot resolve such disputes within such thirty (30) day period, then (i) the matters in dispute shall be determined by the Independent Accountants, and (ii) the Independent Accountants shall be engaged by Sellers’ Representative and Buyer within five (5) days after the later to occur of the expiration of such thirty (30) day period and written notice from either Sellers’ Representative or Buyer to the other of its desire to engage the Independent Accountants. Promptly, but not later than thirty (30) days after acceptance of this appointment, the Independent Accountants shall determine (based solely on written presentations by Sellers’ Representative and Buyer to the Independent Accountants, and not by independent review) only those items in dispute and will render to Sellers’ Representative and Buyer a written report as to its resolution of such disputed items and resulting calculations of Working Capital, Closing Cash, Closing Funded Indebtedness and Company Transaction Expenses, each determined in accordance with the terms herein, and the Independent Accountants will not be authorized to make any other determination. In determining each disputed item, the Independent Accountants may not assign a value to such item greater than the greatest value for such item claimed by either Buyer or Sellers’ Representative or less than the lowest value for such item claimed by either Buyer or Sellers’ Representative. For the purposes of the Independent Accountants’ calculations, the amounts to be included shall be the amounts from the Adjustment Report as to items that are not in dispute, and the amounts determined by the Independent Accountants as to items from the Objection Notice that are submitted for resolution by the Independent Accountants. Sellers’ Representative and Buyer shall cooperate with the Independent Accountants in making its determination and such determination shall be conclusive and binding upon the Parties, absent fraud or manifest error. The fees and disbursements of the Independent Accountants shall be paid by Buyer, on the one hand, and Sellers, on the other hand, on an inversely proportional basis, based upon the relative difference between the amounts in dispute that have been submitted to the Independent Accountants and the Independent Accountants’ calculation of Working Capital, Closing Cash, Closing Funded Indebtedness and/or Company Transaction Expenses. Solely by way of example, if Buyer claims in the Adjustment Report that Working Capital is $1,000,000, Sellers’ Representative claims in the Objection Notice that Working Capital is $1,500,000, and the Independent Accountants determines that Working Capital is $1,100,000, then Buyer shall pay 20% of the Independent Accountants’ fees and disbursements and Sellers shall pay 80% of the Independent Accountants’ fees and disbursements. Buyer and Sellers shall each pay their own fees and expenses related to such determination.

(iv)Buyer will make the work papers (including, subject to the entry into customary confidentiality and access letters, the work papers of its independent accountants and of the Company’s independent accountants) and back up materials used in preparing the Adjustment Report and the books, records and financial staff of the Company and its Subsidiaries (to the extent members of the financial staff have been involved in the preparation of the Adjustment Report) available to Sellers’ Representative and its accountants and other representatives at reasonable times and upon reasonable notice during normal business hours during (A) the preparation by Buyer of the Adjustment Report, (B) the review by Sellers’ Representative of the Adjustment Report, and (C) the period when any disputes concerning any matter set forth in the Objection Notice remain unresolved.

(v)If Sellers’ Representative does not timely deliver an Objection Notice, then Sellers shall be deemed to have accepted the calculation of Working Capital, Closing Cash, Closing Funded Indebtedness and Company Transaction Expenses, in each case as set forth in the Adjustment Report. The term “Final Working Capital” shall mean (x) Working Capital as set forth in the Adjustment Report if Sellers’ Representative accepts the Adjustment Report as delivered or does not timely deliver an Objection Notice, or (y) Working Capital as determined pursuant to Section 2(e)(iii) above, if Sellers’ Representative timely delivers an Objection Notice. The term “Final Cash” shall mean (x) the Closing Cash as set forth in the Adjustment Report if Sellers’ Representative accepts the Adjustment Report as delivered or does not timely deliver an Objection Notice, or (y) the Closing Cash as determined pursuant to Section 2(e)(iii) above, if Sellers’ Representative timely delivers an Objection Notice. The term “Final Funded Indebtedness” shall mean (x) the Closing Funded Indebtedness as set forth in the Adjustment Report if Sellers’ Representative accepts the Adjustment Report as delivered or does not timely deliver an Objection Notice, or (y) the Closing Funded Indebtedness as determined pursuant to Section 2(e)(iii) above, if Sellers’ Representative timely delivers an Objection Notice. The term “Final Company Transaction Expenses” shall mean (x) the Company Transaction Expenses as set forth in the Adjustment Report if Sellers’ Representative accepts the Adjustment Report as delivered or does not timely deliver an Objection Notice, or (y) the Company Transaction Expenses as determined pursuant to Section 2(e)(iii) above, if Sellers’ Representative timely delivers an Objection Notice.

(vi)If Final Working Capital is greater than Estimated Working Capital, then the Estimated Purchase Price shall be increased by the amount of such difference. If Final Working Capital is less than Estimated Working Capital, then the Estimated Purchase Price shall be decreased by the amount of such difference. If Final Cash is greater than Estimated Closing Cash, then the Estimated Purchase Price shall be increased by the amount of such difference. If Final Cash is less than Estimated Closing Cash, then the Estimated Purchase Price shall be decreased by the amount of such difference. If Final Funded Indebtedness is greater than Estimated Closing Funded Indebtedness, then the Estimated Purchase Price shall be decreased by the amount of such difference. If Final Funded Indebtedness is less than Estimated Closing Funded Indebtedness, then the Estimated Purchase Price shall be increased by the amount of such difference. If Final Company Transaction Expenses are greater than Estimated Company Transaction Expenses, then the Estimated Purchase Price shall be decreased by the amount of such difference. If Final Company Transaction Expenses are less than Estimated Company Transaction Expenses, then the Estimated Purchase Price shall be increased by the amount of such difference. The Estimated Purchase Price as adjusted per this Section 2(e)(vi) is the “Purchase Price”.

(vii)If the Purchase Price (as finally determined in accordance with this Section 2(e)) is greater than the Estimated Purchase Price, then Buyer shall, within five (5) days after the Purchase Price is finally determined, (A) pay to each Stockholder (by wire transfer of immediately available funds) such Stockholder’s Allocable Portion of such excess and (B) pay to the Company, for the benefit of the Optionholders and further payment by the Company to the Optionholders through payroll as set forth in Section 2(f)(ii), the aggregate amount of the Optionholders’ Allocable Portion of such excess. If the payment referenced in the first sentence of this Section 2(e)(vii) is not paid by Buyer when due, then Sellers’ Representative may proceed against Buyer for payment, in which event Buyer shall be liable for all costs and expenses of collection, including reasonable attorneys’ fees. In addition, if the Purchase Price (as finally determined in accordance with this Section 2(e)) is greater than the Estimated Purchase Price, then the Buyer and the Sellers’ Representative shall, within five (5) days after the Purchase Price is finally determined, deliver a Joint Direction instructing the Escrow Agent to (A) disburse to each Stockholder (by wire transfer of immediately available funds) such Stockholder’s Allocable Portion of the Adjustment Holdback Amount and (B) disburse to the Company, for the benefit of the Optionholders and further payment by the Company to the Optionholders through payroll as set forth in Section 2(f)(ii), the aggregate amount of the Optionholders’ Allocable Portion of the Adjustment Holdback Amount.

(viii)If the Purchase Price (as finally determined in accordance with this Section 2(e)) is less than the Estimated Purchase Price (the difference between the two, the “Adjustment Amount”), then, within five (5) days after the Purchase Price is finally determined: (A) if the Adjustment Amount exceeds the Adjustment Holdback Amount, (1) Buyer and the Sellers’ Representative shall deliver a Joint Direction instructing the Escrow Agent to disburse to Buyer the entire Adjustment Holdback Amount, and (2) each Seller shall pay to Buyer such Seller’s Allocable Portion of the difference between the Adjustment Amount and the Adjustment Holdback Amount, and (B) if the Adjustment Amount is less than the Adjustment Holdback Amount, Buyer and the Sellers’ Representative shall deliver a Joint Direction instructing the Escrow Agent to disburse to Buyer the Adjustment Amount and, thereafter, (1) disburse to each Stockholder (by wire transfer of immediately available funds) such Stockholder’s Allocable Portion of the remainder of the Adjustment Holdback Amount and (2) distribute to the Company, for the benefit of the Optionholders and further payment by the Company to the Optionholders through payroll as set forth in Section 2(f)(ii), the aggregate amount of the Optionholders’ Allocable Portion of the remainder of the Adjustment Holdback Amount.

(f)Cancellation of Options.

(i)At the Closing, by virtue of the Closing and without any action on the part of the Company or any Optionholder, each outstanding Cash Out Option shall be deemed cancelled and each Optionholder shall receive (in respect of any Cash Out Option held) from the Company pursuant to Section 2(f)(ii) below, in exchange for such cancellation (A) a single lump sum cash payment equal to such Optionholder’s Allocable Portion of the Distribution Amount less the aggregate Exercise Price for each such Cash Out Option held by such Optionholder (with respect to each Optionholder, the “Option Cancellation Payment”) and (B) the right to receive such Optionholder’s Allocable Portion of any additional Purchase Price or payments pursuant to Section 2(e)(vii), Section 2(e)(viii), Section 2(g)(ii) or Section 6(d). Each Specified Option shall fully vest and become exercisable immediately prior to the Closing (with any Shares issued in connection with the exercise of a Specified Option treated in accordance with Section 2(a)). To the extent a Specified Option is not exercised in full prior to the Closing, such Specified Option shall terminate and be cancelled for no consideration by virtue of the Closing and without any action on the part of the Company or any Optionholder.

(ii)Each Optionholder shall receive with respect to each Cash Out Option, and Buyer shall cause the Company to pay through the Company’s payroll system, (x) promptly after the Closing, such Optionholder’s Option Cancellation Payment and (y) promptly after the Company has received each such amount, the amounts, if any, to which such Optionholder is entitled pursuant to Section 2(e)(vii), Section 2(e)(viii), Section 2(g)(ii), and Section 6(d); provided, however, that the Company shall deduct and withhold, or cause to be deducted and withheld, from such Option Cancellation Payment and the payments, if any, to be made pursuant to Section 2(e)(vii), Section 2(e)(viii), Section 2(g)(ii), and Section 6(d) such amounts as are required to be deducted and withheld with respect to such payments, in each case under the Code, or any provision of applicable U.S. federal, state, local or foreign Tax Laws, including the employee’s share of FICA taxes and any applicable state, local or foreign payroll Taxes normally imposed on an employee with respect to compensation. To the extent that such amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Optionholders in respect of which such deduction and withholding was made. For the avoidance of doubt, the Option Cancellation Payments (A) shall be deemed made on the Closing Date, (B) shall be includible in each Optionholder’s income on the Closing Date and (C) shall be treated in accordance with Section 6(d)(i)(C) below.

(iii)At least three Business Days before the Closing, the Company shall contact, and provide all necessary information (including any updated information as it becomes available within the three Business Day period before the Closing) to, its payroll service provider to set-up a special payroll for the Option Cancellation Payments to enable such payroll service provider to automatically pay the Option Cancellation Payments promptly after the Buyer has funded the aggregate Option Cancellation Payments in accordance with Section 2(b)(ii).

(iv)Prior to the Closing, the Company and/or the Company’s board of directors (or the compensation committee thereof, if applicable) shall adopt any resolutions and take any actions that are necessary to effect the treatment of the Options and provide for the deduction, withholding and remittance of any amounts required, in each case, pursuant to this Section 2(f).

(v)Each Optionholder acknowledges and agrees that this Section 2(f) governs the terms of the Options in connection with the transactions contemplated by this Agreement and shall be deemed to amend each Option Agreement accordingly.

(g)Sellers’ Representative Holdback Amount and Representative Holdback Account.

(i)A portion of the proceeds otherwise to be received by the Sellers at Closing in an amount equal to the Representative Holdback Amount shall be delivered to the Sellers’ Representative or its designee at the Closing, on behalf of the Sellers, by wire transfer of immediately available funds to the Representative Holdback Account, and each Seller shall be deemed to have contributed its Allocable Portion thereof. Each Seller hereby authorizes the Sellers’ Representative to pay from the Representative Holdback Account on behalf of such Seller, and to the extent paid by the Sellers’ Representative from its own funds, obtain reimbursement from the Representative Holdback Account for, any fees, costs and expenses incurred by the Sellers’ Representative in the performance of its role as Sellers’ Representative hereunder (whether prior to or after the Closing).

(ii)The Representative Holdback Amount shall be retained, in whole or in part, by the Sellers’ Representative for such time as the Sellers’ Representative shall in its sole discretion determine necessary or appropriate to carry out the transactions contemplated by this Agreement. Upon the determination by the Sellers’ Representative to release any or all of the funds then held in the Representative Holdback Account, the Sellers’ Representative shall deliver to each Seller such Seller’s Allocable Portion of such released amount; provided, however, that (A) any such amounts to be released to Optionholders shall be reduced by the applicable employer portion of payroll taxes related to such amount, which portion shall be paid to the Company (and Buyer and the Sellers’ Representative shall cooperate in good faith to calculate the applicable employer portion of payroll taxes related to such amount) and (B) any such amounts to be released to Optionholders shall, after giving effect to the reduction referred to in clause (A), be paid to the Company for further payment by the Company (and Buyer agrees to cause the Company to promptly pay) to the applicable Optionholders through the Company payroll in accordance with Section 2(f)(ii).

(h)Sellers’ Representative.

(i)The Sellers’ Representative is hereby designated by each of the Sellers to serve as the Sellers’ Representative with respect to the matters set forth in this Agreement in accordance with this Section 2(h).

(ii)By the approval of this Agreement, each Seller hereby irrevocably constitutes and appoints the Sellers’ Representative as the representative, agent, proxy, and attorney in fact for such Seller for all purposes set forth in this Agreement, including the full power and authority on such Seller’s behalf (i) to consummate the transactions contemplated herein; (ii) to pay costs and expenses incurred in connection with the negotiation and performance of this Agreement (whether incurred on or after the date hereof), including by using funds in the Representative Holdback Account; (iii) to pay, on the Sellers’ behalf, all costs, expenses and amounts for which Sellers are responsible under this Agreement (including Sellers’ Allocable Pre-Closing Taxes), including by using funds from the Representative Holdback Amount; (iv) to receive and disburse any funds owing to such Seller in accordance with this Agreement; (v) to endorse and deliver any certificates or instruments representing such Seller’s Shares and execute such further instruments of assignment for and on behalf of such Seller as Buyer shall request; (vi) to execute and deliver on behalf of such Seller any amendment or waiver hereto; (vii) (A) to negotiate and otherwise determine any post-Closing adjustments to the Purchase Price, (B) to dispute or refrain from disputing, on behalf of such Seller, any amounts to be received by any Sellers under this Agreement or any Ancillary Agreements or any claim made by the Buyer under this Agreement or any Ancillary Agreements, (C) to negotiate and compromise, on behalf of such Seller, any dispute that may arise under, and exercise or refrain from exercising any remedies available under, this Agreement or any Ancillary Agreements, and (D) to execute, on behalf of such Seller, any settlement agreement, release or other document with respect to such dispute or remedy; (viii) to engage attorneys, accountants, agents or consultants on behalf of such Seller in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto; (ix) to take all other actions to be taken by or on behalf of such Seller in connection herewith; (x) to retain the Representative Holdback Amount and pay any expenses of the Company, the Sellers or the Sellers’ Representative therefrom; (xi) give and accept communications and notices on behalf of the Sellers; (xii) to receive service of process on behalf of each Seller in connection with any claims under this Agreement, the Ancillary Agreements or any other related document or instrument; and (xiii) to do each and every act and exercise any and all rights which such Seller is permitted or required to do or exercise under this Agreement or the Ancillary Agreements. Each Seller agrees that such agency and proxy and the authority granted to Sellers’ Representative (A) are coupled with an interest, are therefore irrevocable without the consent of the Sellers’ Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of such Seller and (B) shall survive Closing. All decisions and actions by the Sellers’ Representative (to the extent authorized by this Agreement) shall be binding upon all of the Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same. Buyer shall be entitled to conclusively rely, without inquiry, on such appointment and the authority of the Sellers’ Representative and to treat the Sellers’ Representative as the duly appointed attorney-in-fact of each Seller and is hereby relieved from any liability to any Person for any acts done by it in reliance on the appointment and authority of the Sellers’ Representative hereunder. Notices given to the Sellers’ Representative in accordance with the provisions of this Agreement shall constitute notice to the Sellers for all purposes under this Agreement.

(iii)The Sellers’ Representative may resign from its capacity as the Sellers’ Representative at any time by prior written notice delivered to Sellers and Buyer. If there is a vacancy at any time in the position of the Sellers’ Representative for any reason, a successor Sellers’ Representative shall be appointed by the vote of Sellers whose aggregate Allocable Portions exceed fifty percent (50%).

(iv)Sellers’ Representative, in its capacity as Sellers’ Representative, shall have no liability to Buyer for any default under this Agreement or any Ancillary Agreement by any Seller, including any failure to make deliveries required under Section 2(d).

(v)Each Seller shall be responsible for, and promptly upon the written request of Sellers’ Representative shall pay to or as directed by Sellers’ Representative, its allocable portion of any fees and expenses reasonably incurred by Sellers’ Representative in connection with this Agreement and any Ancillary Agreement; provided, however, that the Sellers’ Representative shall first obtain such fees and expenses from any remaining portion of the Representative Holdback Account.

(vi)Each Seller hereby severally, for itself only and not jointly and severally, agrees to indemnify and hold harmless the Sellers’ Representative against its Allocable Portion of all fees, costs, expenses (including reasonable attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Sellers’ Representative in connection with any action, suit or proceeding to which the Sellers’ Representative is made a party by reason of the fact it is or was acting as the Sellers’ Representative pursuant to the terms of this Agreement.

(vii)The Sellers’ Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Seller, except in respect of amounts received on behalf of such Seller. The Sellers’ Representative shall not be liable to any Seller for any action taken or omitted by it or any agent employed by it hereunder or under any other document entered into in connection herewith, except that the Sellers’ Representative shall not be relieved of any liability imposed by law for willful misconduct. The Sellers’ Representative shall not be liable to the Sellers for any apportionment or distribution of payments made by the Sellers’ Representative in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Seller to whom payment was due, but not made, shall be to recover from other Sellers any payment in excess of the amount to which they are determined to have been entitled. The Sellers’ Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement. Neither the Sellers’ Representative nor any agent employed by it shall incur any liability to any Seller by virtue of the failure or refusal of the Sellers’ Representative for any reason to consummate the transactions contemplated hereby or relating to the performance of its other duties hereunder, except for actions or omissions constituting fraud or bad faith.

(viii)The decision of each Seller to consummate the transactions contemplated pursuant to this Agreement has been made by such Seller independently of any other Seller and independently of any information, materials, statements or opinions as to the terms and conditions of this Agreement and any Ancillary Agreement that may have been made or given by Sellers’ Representative, any other Seller or by any agent, employee or other representative of Sellers’ Representative, or any other Seller, and neither Sellers’ Representative nor any Seller or any of their respective agents, employees or other representatives shall have any liability to any other Seller (or any Person) relating to or arising from any such information, materials, statement or opinions, except as expressly provided in a written agreement, if any, between or among Sellers.

(ix)All of the indemnities, immunities and powers granted to Sellers’ Representative by the Sellers under this Agreement shall survive Closing and/or any termination of this Agreement.

(i)Withholding. Notwithstanding any other provision of this Agreement, the Buyer, the Company and the Escrow Agent shall be entitled to (i) deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to the Sellers such amounts as may be required to be deducted or withheld therefrom under any provision of federal, state, local or foreign Tax Law, provided, however, that, the Buyer or the Company, as applicable, shall use commercially reasonable efforts to notify the Sellers’ Representative at least fourteen (14) days prior to making such deduction and withholding and that the Buyer or the Company, as applicable, and the Sellers’ Representative shall attempt to resolve any dispute relating to whether Tax Law requires the deduction and withholding to be made subject to the dispute resolution procedures of Section 6(d)(ix); provided that such requirements shall not apply to any compensatory payment (including any payment to an Optionholder) or if any Seller fails to timely deliver the form and certificate contemplated by Section 2(d)(i)(C) above and (ii) request and be provided with any necessary Tax forms, including IRS Form W-9 or the appropriate version of IRS Form W-8, as applicable, or any similar information or documents. To the extent such amounts are so deducted or withheld and paid over to the appropriate Taxing Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Seller to whom such amounts otherwise would have been paid.

(j)Adjustment Holdback Amount. At the Closing, as provided in Section 2(b)(vi) hereof, Buyer shall deliver, by wire transfer of immediately available funds the Adjustment Holdback Amount to the Escrow Agent for deposit into an escrow account (the “Adjustment Holdback Account”) established pursuant to the terms of the Escrow Agreement. Buyer shall be responsible for the fees and expenses of the Escrow Agent.

3.Representations and Warranties Concerning Transaction.

(a)Sellers’ Representations and Warranties. Each Seller, solely as to such Seller, represents and warrants to Buyer as follows:

(i)Organization of Certain Sellers. Such Seller (if a corporation or other entity) is duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation (or other formation).

(ii)Authorization of Transaction. Such Seller has full power and authority (including full corporate or other entity power and authority, if such Seller is an entity) to execute and deliver this Agreement and the Ancillary Agreements to which such Seller is or will be a party and to perform such Seller’s obligations hereunder and thereunder. This Agreement and each of the Ancillary Agreements to which such Seller is or will be a party has been (or when executed and delivered by such Seller will be) duly and validly executed and delivered by such Seller and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) constitute (or when executed and delivered by such Seller will constitute), the valid and legally binding obligation of such Seller, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights generally and equitable principles. Such Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity or other Person in order to consummate the transactions contemplated by this Agreement or any Ancillary Agreement to which such Seller is or will be a party, other than (A) compliance with and filings under the Hart-Scott-Rodino Act, (B) those that may be required solely by reason of Buyer being the buyer of the Shares, and (C) those that, individually or in the aggregate, would not reasonable be expected to prevent or materially delay performance by such Seller of its obligations under this Agreement or any Ancillary Agreement to which such Seller is or will be a party or the consummation of the transactions contemplated hereby or thereby. If such Seller is an entity, the execution, delivery and performance of this Agreement and all other agreements contemplated hereby, including the Ancillary Agreements, to which such Seller is or will be a party and the consummation of the transactions contemplated hereby or thereby, have been duly authorized by all necessary corporate or comparable action on the part of such Seller, and no vote, approval, consent or other action or proceeding on the part of such Seller or, if applicable, its direct or indirect equityholders is necessary for the authorization of the execution and delivery of this Agreement or any of the Ancillary Agreements to which such Seller is or will be a party or the consummation of the transactions contemplated hereby or thereby.

(iii)Noncontravention. Neither the execution and the delivery of this Agreement or any of the Ancillary Agreements to which such Seller is or will be a party nor the consummation of the transactions contemplated hereby or thereby, will (A) if such Seller is an entity, violate any provision of its or any of its direct or indirect equityholders’ Governing Documents, (B) materially violate any Law, Order, or other restriction of any Governmental Entity to which such Seller is a party or by which such Seller is bound or to which any of such Seller’s assets is subject, (C) conflict with, violate or result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material Contract or other material arrangement to which such Seller is a party or by which such Seller is bound or to which any of such Seller’s assets is subject, or (D) result in the imposition or creation of a Lien upon or with respect to such Seller’s Shares.

(iv)Brokers’ Fees. Such Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement, other than the fees or commissions of Moelis & Company LLC and Houlihan Lokey Capital, Inc., all of which shall constitute Company Transaction Expenses.

(v)Shares; Options. Such Seller holds of record and owns beneficially, and holds good and valid title to, the number of Shares and/or Options set forth opposite such Seller’s name in Section 3(a)(v) of the Disclosure Schedule, free and clear of any restrictions on transfer taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands (in each case, other than restrictions under the Securities Act, state securities laws, the Company Stockholders’ Agreement, the Stock Plans, and the related Option Agreements, in each case, as applicable). Such Seller is not a party to any option, warrant, purchase right, conversion right, right of first refusal, call, put or other contract or commitment that could require such Seller to sell, transfer, or otherwise dispose of any equity interests of the Company or any of its Subsidiaries (other than this Agreement and the Company Stockholders’ Agreement). Such Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any equity interests of the Company or any of its Subsidiaries. At Closing, such Seller will hold good and valid title to, such Seller’s Shares, in each case, free and clear of any and all Liens, other than Liens pursuant to applicable securities Laws.

(vi)Legal Proceedings. There (a) are no actions, suits, claims, investigations or other legal proceedings pending or, to such Seller’s knowledge, threatened against or by such Seller or any Affiliate of such Seller that challenges or seeks, or if adversely determined would be reasonably likely, to prevent, enjoin or materially delay the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements to which such Seller is or will be a party or the performance of such Seller’s obligations hereunder or thereunder and (b) is no Order to which such Seller is subject (and, to the knowledge of such Seller, no such Order is threatened) that would be reasonably likely to prevent, enjoin or materially delay the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements to which such Seller is or will be a party or the performance of such Seller’s obligations hereunder or thereunder.

(vii)Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Section 3(a) or in any Ancillary Agreement, none of the Sellers make any representation or warranty, express or implied, at law or in equity.

(b)Buyer’s Representations and Warranties. Buyer represents and warrants to the Company and Sellers as of the date hereof as follows:

(i)Organization of Buyer. Buyer is a corporation (or other entity) duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation (or other formation).

(ii)Authorization of Transaction. Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Assuming the due authorization, execution and delivery by the other parties hereto, this Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally and equitable principles. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby, including the Ancillary Agreements, to which

Buyer is or will be a party and the consummation of the transactions contemplated hereby or thereby, have been duly authorized by all necessary corporate or comparable action on the part of Buyer, and no vote, approval, consent or other action or proceeding on the part of Buyer or, if applicable, its direct or indirect equityholders is necessary for the authorization of the execution and delivery of this Agreement or any of the Ancillary Agreements to which such Buyer is or will be a party or the consummation of the transactions contemplated hereby or thereby. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity or other Person in order to consummate the transactions contemplated by this Agreement, other than (A) compliance with and filings under the Hart-Scott-Rodino Act, (B) those that may be required solely by reason of Sellers being the sellers of the Shares, and (C) those that, individually or in the aggregate, would not reasonably be expected to prevent or materially delay performance by Buyer of its obligations under this Agreement or any Ancillary Agreement to which Buyer is or will be a party or the consummation of the transactions contemplated hereby or thereby.

(iii)Noncontravention. Neither the execution and delivery of this Agreement or any of the Ancillary Agreements to which Buyer is a party nor the consummation of the transactions contemplated hereby or thereby, will (A) violate any provision of Buyer’s Governing Documents, (B) materially violate any Law, Order, or other restriction of any Governmental Entity to which Buyer is subject or (C) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material Contract or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject.

(iv)Brokers’ Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement other than the fees or commission of BMO Capital Markets Corp.

(v)Investment. Buyer is not acquiring the Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act other than in compliance with all applicable Laws. Buyer acknowledges that the Shares are not registered under the Securities Act, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

(vi)Availability of Funds. Buyer will, at the Closing, have cash available that is sufficient to enable it to consummate the transactions contemplated by this Agreement, including the payment of all amounts payable by Buyer pursuant to Section 2 above.

(vii)No Reliance; Independent Investigation.

(A)In connection with entering into this Agreement and each other Ancillary Agreement to which Buyer is or will be a party: (i) none of Sellers, the Company or any of the Company’s Subsidiaries is acting as a fiduciary or financial or investment adviser to Buyer; (ii) Buyer is not relying (for purposes of entering into this Agreement or otherwise) upon any advice, counsel or representations (whether written or oral) of Sellers, the Company or any of the Company’s Subsidiaries, other than the express representations and warranties made by Sellers and the Company in this Agreement and each Ancillary Agreement; (iii) none of Sellers, the Company or any of the Company’s Subsidiaries has given Buyer (directly or indirectly through any other Person) any assurance, guarantee, or representation whatsoever as to the expected or projected success, profitability, return, performance, result, effect, consequence or benefit (including legal, regulatory, tax, financial, accounting or otherwise) of this Agreement or any Ancillary

Agreement except to the extent set forth in the express representations and warranties made by the Sellers and the Company in this Agreement and each Ancillary Agreement; (iv) Buyer consulted with its own legal, regulatory, tax, business, investment, financial, and accounting advisers to the extent it has deemed necessary, and it has made its own decisions with respect to entering into this Agreement based upon its own judgment and upon any advice from such advisers it has deemed necessary and not upon any view expressed by Sellers, the Company or any of the Company’s Subsidiaries; (v) Buyer is entering into and/or delivering this Agreement and each Ancillary Agreement with a full understanding of all the terms, conditions and risks hereof and thereof (economic and otherwise), and it is capable of and willing to assume (financially and otherwise) those risks; and (vi) Buyer is a sophisticated entity familiar with transactions similar to those contemplated by this Agreement and any Ancillary Agreement.

(B)Buyer acknowledges that it and its representatives and agents and counsel have been permitted access to the books and records, facilities, equipment, Tax Returns, contracts, insurance policies (or summaries thereof) and other properties and assets of the Company and its Subsidiaries, and that it and its representatives, agents and counsel have had an opportunity to meet with the officers and employees of the Company and its Subsidiaries to discuss the business of the Company and its Subsidiaries.

(C)Buyer understands that Sellers, the Company, and their counsel will rely on the accuracy and truth of the foregoing representations set forth in this Section 3(b)(vii), and Buyer hereby consents to such reliance.

(viii)Disclaimer Regarding Projections. In connection with Buyer’s investigation of the Company, Buyer has received from Sellers and/or the Company and/or their respective representatives certain projections, estimates and other forecasts and certain business plan information. Buyer acknowledges that there are uncertainties inherent in attempting to make such projections, estimates and other forecasts and plans, that Buyer is familiar with such uncertainties, that, except for the express representations and warranties made by Sellers and the Company in this Agreement and each Ancillary Agreement, Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, estimates and other forecasts and plans so furnished to it, and, except for the express representations and warranties made by Sellers and the Company in this Agreement and each Ancillary Agreement, any use of or reliance by Buyer on such projections, estimates and other forecasts and plans shall be at its sole risk, and, without limiting any other provisions herein, that Buyer shall have no claim against anyone with respect thereto. Accordingly, Buyer acknowledges, agrees and confirms that, except for the express representations and warranties made by Sellers and the Company in this Agreement and each Ancillary Agreement, the Sellers, the Company and each of their respective Affiliates, officers, directors, employees, agents and representatives, do not make, have not made nor shall be deemed to have made any representation or warranty to Buyer, express or implied, at law or in equity, with respect to such projections, estimates, forecasts or plans.

(ix)No Additional Representations. Buyer acknowledges that none of Sellers, the Company or any other Person has made any representation or warranty, expressed or implied, as to the Company or any of its Subsidiaries or the accuracy or completeness of any information regarding the Company and its Subsidiaries furnished or made available to Buyer and its representatives, except as expressly set forth in this Agreement, any Ancillary Agreement or the Disclosure Schedule. Buyer hereby acknowledges and agrees that, except to the extent specifically set forth in Section 3(a) and in Section 4 or any Ancillary Agreement, Buyer is purchasing the Shares, and so is acquiring the assets of the Company and its Subsidiaries, without any representation or warranty as to merchantability or fitness for any particular purpose, in an “as is” condition and on a “where is” basis.

(x)Solvency. Assuming that (a) the representations and warranties of the Sellers and the Company contained in this Agreement are true and correct in all respects (for such purposes, without giving effect to any “knowledge,” “materiality” or “Material Adverse Effect” qualifications and exceptions), (b) notwithstanding Section 3(b)(viii) and Section 4(z), the estimates, projections or forecasts that have been provided by or on behalf of the Sellers and the Company have been prepared in good faith based upon assumptions that were as of the date hereof, and continue to be, reasonable, at and immediately after the Closing Date and (c) the Company and its Subsidiaries are solvent immediately prior to the Closing, and subject to the satisfaction of the conditions to Buyer’s obligation to complete the Closing set forth in Section 7(a) below, immediately after giving effect to the transactions contemplated by this Agreement, the Company and each of its Subsidiaries will (1) be able to pay their respective debts as they become due and will own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities) and (2) have adequate capital available to carry on their respective businesses.

(xi)Legal Proceedings. As of the date hereof, there are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer's knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise materially delay the transactions contemplated by this Agreement.

4.Representations and Warranties Concerning the Company and its Subsidiaries. The Company represents and warrants to Buyer as follows:

(a)Organization, Qualification, and Corporate Power. Except as set forth in Section 4(a) of the Disclosure Schedule, the Company and its Subsidiaries are (i) duly organized, validly existing and in good standing under the Laws of their respective jurisdictions of organization and (ii) duly qualified to conduct business and are in good standing under the Laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries has all requisite corporate or limited liability company, as applicable, power and authority to carry on the businesses in which it is engaged and to own and use the properties owned or used by it. Section 4(a) of the Disclosure Schedule lists the directors and officers of the Company and each of its Subsidiaries as of the date hereof. Except as set forth in Section 4(a) of the Disclosure Schedule, accurate and complete copies of the Governing Documents of the Company and each of its Subsidiaries, as currently in effect, have been previously made available to Buyer.

(b)Capitalization. The authorized capital stock of the Company consists of 1,500,000 shares of common stock, par value $0.001 per share, of which 1,100,038 shares are issued and outstanding as of the date hereof. As of the date hereof, the Company has granted or issued and has outstanding Options under the Stock Plans relating to 243,263.85 shares of common stock, par value $0.001, of the Company, and Options relating to up to 5,000 shares of common stock, par value $0.001, of the Company remain available for grant under the Stock Plans. No share of capital stock of the Company is held in treasury. All of the issued and outstanding Shares have been duly authorized, are validly issued, fully paid, and nonassessable, free and clear of all Liens (other than restrictions under applicable securities Laws and the Company Stockholders’ Agreement) and were not issued in violation of any preemptive right, subscription right, right of first refusal, purchase option or similar rights and were issued in compliance with the applicable Governing Documents and applicable Laws or exemptions therefrom. All of the issued and outstanding Shares are held of record by the respective Sellers as set forth in Section 4(b) of the Disclosure Schedule, which also shows, opposite the name of each Seller, the number of Shares held by such Seller, and no Shares are held by any Subsidiary of the Company. Except as set forth in Section 4(b) of the Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, equity appreciation rights, redemption rights, repurchase rights, exchange rights, or other contracts or commitments that could require the Company or any of its Subsidiaries to issue, sell, or otherwise cause to become outstanding any capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any of its Subsidiaries and there is no obligation to redeem, repurchase or otherwise acquire any of the Company’s or any of its Subsidiaries’ outstanding capital stock or other equity interests. Except as set forth in Section 4(b) of the Disclosure Schedule, there are no voting trusts, stockholder arrangements, proxies or other agreements or understandings in effect with respect to the voting or sale or transfer of any of the Shares or other equity interests of the Company or any of its Subsidiaries. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for securities having the right to vote) on any matters on which holders of Shares may vote. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, performance-based rights or similar rights, commitments or obligations of any kind with respect to the Company or any of its Subsidiaries. Section 4(b) of the Disclosure Schedule also sets forth a complete and accurate list of each outstanding Option, including, with respect to each Option, the name of each Optionholder thereof, the number of Shares covered by such option, the per share exercise price and the relevant vesting schedule. Immediately prior to the Closing, the Shares held by Sellers will constitute all of the issued and outstanding equity interests of the Company. Section 4(b) of the Disclosure Schedule sets forth, as of March 31, 2019 (i) each item included in Funded Indebtedness of the Company and its Subsidiaries including the specific amounts outstanding with respect to each such item, (ii) the aggregate amount of Funded Indebtedness of the Company and its Subsidiaries and (iii) all letters of credit, performance, surety, indemnity, payment, non-performance, or similar bonds, bank guarantees and other similar credit support instruments issued by, or on behalf or for the account of, the Company or any of its Subsidiaries. Except as set forth in Section 4(b) of the Disclosure Schedule, as of the date hereof, there has not occurred, and there is not continuing, a default or event of default under any of the Contracts or other instruments evidencing such Funded Indebtedness of the Company or any of its Subsidiaries.

(c)Authorization of Transaction. The Company has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which the Company is or will be a party and to perform the Company’s obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the Ancillary Agreements to which the Company is or will be a party has been (or when executed and delivered by the Company will be) duly authorized by all necessary action on the part of the Company and no vote, approval, consent or other action or proceeding on the part of the Company or its direct or indirect equityholders is necessary for the authorization of the execution and delivery of this Agreement or any of the Ancillary Agreements to which the Company is or will be a party or the consummation of the transactions contemplated hereby or thereby. This Agreement and each of the Ancillary Agreements to which the Company is or will be a party has been (or when executed and delivered by the Company will be) duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) constitute (or when executed and delivered by the Company will constitute), the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights generally and equitable principles.

(d)Noncontravention. Except as set forth on Section 4(d) of the Disclosure Schedule, neither the execution and delivery of this Agreement or any of the Ancillary Agreements to which the Company is or will be a party nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any Law, Order, or other restriction of any Governmental Entity to which the Company or any of its

Subsidiaries is bound or to which any of the Company’s or its Subsidiaries’ assets is subject; (ii) violate any provision of the Governing Documents of the Company or any of its Subsidiaries; (iii) conflict with, violate, result in a breach or infringement of, constitute a default (with or without notice or lapse of time, or both) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, amend or cancel, or require any notice under any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which the Company’ or any of its Subsidiaries’ assets is subject or (iv) result in the imposition of any Lien upon any of its or its Subsidiaries’ assets, except, in the case of clauses (i), (iii) and (iv), where the violation, conflict, breach, infringement, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in Section 4(d) of the Disclosure Schedule, none of the Company or any of its Subsidiaries is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity or other Person in connection with the execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is or will be a party and to consummate the transactions contemplated by this Agreement or such Ancillary Agreement, other than (A) compliance with and filings under the Hart-Scott-Rodino Act, (B) those authorizations, consents and approvals that may be required solely by reason of Buyer being the buyer of the Shares, and (C) those authorizations, consents and approvals (including compliance with and filings and notices under applicable Environmental Health and Safety Requirements) that would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries (taken as a whole) or prevent or materially delay performance by the Company of its obligations under this Agreement or any of the Ancillary Agreements to which the Company is or will be a party or the consummation of the transactions contemplated hereby or thereby.

(e)Brokers’ Fees. Neither the Company nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement, other than the fees or commissions of Moelis & Company LLC and Houlihan Lokey Capital, Inc., all of which shall constitute Company Transaction Expenses.

(f)Assets.

(i)The Company and each of its Subsidiaries (A) have, as of the date hereof, good and valid title to, a valid leasehold interest in, or a valid license or right to use, all of the material tangible and intangible, personal properties, rights and assets used, owned or leased by it or shown on the Audited Balance Sheet or acquired after the date of the Audited Balance Sheet, which at Closing will be free and clear of all Liens, except for (i) properties and assets disposed of in the Ordinary Course of Business since the date of the Audited Balance Sheet and (ii) Permitted Encumbrances, and (B) at Closing will have good and valid title to, a valid leasehold interest in, or a valid license to use, all of the material tangible and intangible, personal properties, rights and assets used, owned or leased by it or shown on the Audited Balance Sheet or acquired after the date of the Audited Balance Sheet, free and clear of all Liens, except for (i) properties and assets disposed of in the Ordinary Course of Business since the date of the Audited Balance Sheet, and (ii) Permitted Encumbrances. The material tangible and intangible, real and personal, properties, rights, and assets used, owned or leased by the Company and its Subsidiaries constitute all the tangible and intangible, real and personal, properties, rights and assets necessary and sufficient for the continued conduct and operation of the business of the Company and its Subsidiaries after the Closing in all material respects as currently conducted.

(ii)The equipment, buildings, structures, vehicles and other items of tangible personal property owned, leased or used by the Company and its Subsidiaries are in good operating condition, ordinary wear and tear excepted, and are adequate for the use to which they are being put.

(g)Subsidiaries. Section 4(g) of the Disclosure Schedule sets forth for each Subsidiary of the Company (i) its name and jurisdiction of incorporation or formation, as applicable, (ii) the number of shares or units, as applicable, of authorized capital stock of each class of its capital stock and (iii) the number of issued and outstanding shares or units, as applicable, of each class of its capital stock, the names of the holders thereof, and the number of shares or units, as applicable, held by each such holder. All of the issued and outstanding shares or units, as applicable, of capital stock of each Subsidiary of the Company have been duly authorized and are validly issued, fully paid, and nonassessable free and clear of all Liens (other restrictions under securities Laws, the Company Stockholders’ Agreement, the Stock Plans and the related equity award agreements) and were not issued in violation of any preemptive right, subscription right, right of first refusal, purchase option or similar rights and were issued in compliance with the applicable Governing Documents and applicable Laws or exemptions therefrom. Except for the Subsidiaries set forth in Section 4(g) of the Disclosure Schedule, the Company or one of its Subsidiaries (A) holds of record and owns beneficially as of the date hereof of all of the outstanding capital stock and other equity interests of each Subsidiary of the Company free and clear of any preemptive rights, restrictions on transfer or Liens (other than Permitted Encumbrances and liens securing Funded Indebtedness), and (B) will hold of record and own beneficially at Closing all of the outstanding capital stock and other equity interests of each Subsidiary of the Company free and clear of any preemptive rights, restrictions on transfer or Liens (other than Permitted Encumbrances). Except for the Subsidiaries set forth in Section 4(g) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries owns or has any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person.

(h)Financial Statements; Corporate Records; Internal Controls; Undisclosed Liabilities.

(i)Attached hereto as Exhibit D are true and complete copies of the following financial statements (collectively, the “Financial Statements”): (i) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2018 (the “Audited Balance Sheet”) and December 31, 2017 and audited statements of operations, changes in stockholders’ equity and cash flows for the fiscal years then ended, including in each case, any notes thereto and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2019 and the unaudited statements of income and cash flow then ended. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP, consistently applied, and present fairly in all material respects the consolidated financial condition of the Company and its Subsidiaries as of such dates and the results of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries for such periods. Since December 31, 2018 (the “Most Recent Balance Sheet Date”), there has been no material change in the accounting methods or principles of the Company and its Subsidiaries that would be required to be disclosed in the Financial Statements in accordance with GAAP, except as described in the notes thereto. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, an “off balance sheet arrangement” within the meaning of Item 303 of Regulation S-K. The Financial Statements were derived from the books and records of the Company and its Subsidiaries.

(ii)The financial books and records of the Company and its Subsidiaries (i) have been since January 1, 2016 maintained in all material respects in compliance with applicable accounting requirements, and (ii) are accurate and complete in all material respects.

(iii)The Company maintains systems of internal accounting controls that are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP in all material respects. There are no material weaknesses or significant deficiencies in the Company’s internal controls likely to adversely affect in any material respect the Company’s ability to record, process, summarize or report financial information. Since January 1, 2016, there has not been any fraud, whether or not material, that involves management or other employees of the Company or any of its Subsidiaries who have a significant role in the Company’s internal controls over financial reporting.

(iv)The minute books of Company and each of its Subsidiaries contain accurate and complete records of minutes of all meetings of, or actions of written consent by, the directors or managers (as applicable) and equityholders, in each case, having occurred since January 1, 2016.

(v)Neither the Company nor any of its Subsidiaries has any liabilities of any nature, including those that are required to be reflected on a consolidated balance sheet or in the notes thereto prepared in accordance with GAAP, other than (A) as set forth on the Audited Balance Sheet or in the notes thereto, (B) liabilities set forth on Section 4(h)(v) of the Disclosure Schedule, (C) liabilities incurred in the Ordinary Course of Business after the Most Recent Balance Sheet Date that are not material to the Company and its Subsidiaries (taken as a whole), (D) liabilities incurred in connection with the transactions contemplated hereby, and (E) liabilities, commitments or obligations that arise under an executory portion of a Contract (excluding liabilities for breach, non-performance or default).

(i)Events Subsequent to December 31, 2018. Since December 31, 2018 through the date of this Agreement, there has not been any event, development, effect, condition or change that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect. Except as set forth in Section 4(i) of the Disclosure Schedule, (i) from December 31, 2018 to the date of this Agreement, the Company and each of its Subsidiaries has conducted its business only in the Ordinary Course of Business, and (ii) from December 31, 2018 to the date of this Agreement, none of the Company or any of its Subsidiaries has taken any action or omitted to take any action which, if taken or omitted to be taken after the date hereof, would require the consent of Buyer in accordance with Section 5(b).

(j)Legal Compliance. The Company and each of its Subsidiaries is, and since January 1, 2016 has been, in compliance, in all material respects, with all applicable Laws and Orders of any Governmental Entity and all posted Privacy Policies to which the Company or any of its Subsidiaries, their respective businesses, properties, rights and assets are subject or by which they are bound. Neither the Company nor any of its Subsidiaries has, since January 1, 2016, received any written or, to the Knowledge of the Company, oral notice of, or been charged with, the actual, alleged, possible or potential violation of any Laws, Orders or Privacy Policies, except for any such actual, alleged, possible or potential violations that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company and each of its Subsidiaries (i) has, owns, possesses, holds or lawfully uses all material approvals, permits and licenses of Governmental Entities, and (ii) has made all notifications, registrations, certifications, renewals and filings with all such material approvals, permits and licenses, in the case of clause (ii), to the extent necessary or advisable for the operation of the business of the Company and its Subsidiaries. All such material approvals, permits and licenses are in the possession of the Company or such Subsidiary, are in full force and effect and the Company or such Subsidiary, as applicable, is operating in material compliance therewith and no suspension, revocation, cancellation or modification of any of them is pending, or to the Knowledge of the Company, threatened, except for any such suspension, revocation, cancellation or modification that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(k)Tax Matters.

(i)The Company and each of its Subsidiaries has filed all of its income Tax Returns and other material Tax Returns that it was required to file. All such Tax Returns are true, correct and complete in all material respects. All income and other material Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on such Tax Return) have been paid. All income and other material Taxes of the Company and its Subsidiaries, if not yet due or owing, have been adequately accrued and reserved on the financial statements in accordance with GAAP. Since August 26, 2014, no written claim has been made by any authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by, or required to file Tax Returns, in that jurisdiction, which claim has not been fully resolved. Each of the Company and its Subsidiaries has withheld and paid all material amounts of Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other Person, and the Company and each of its Subsidiaries has materially complied with all filings required with respect thereto, including without limitation IRS Forms W-2 and 1099.

(ii)The Sellers have made available to Buyer correct and complete copies of all income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by the Company or any of its Subsidiaries since December 31, 2016.

(iii)As of the date hereof, there is no dispute concerning any Tax Liability or Tax Return of the Company or any of its Subsidiaries that is either pending (having been raised in writing by a Taxing Authority), or to the Knowledge of the Company, threatened by any Taxing Authority, and there is no audit or other proceedings raised by a Taxing Authority in writing is pending or, to the Knowledge of the Company, threatened with respect to any Taxes due from or with respect to the Company or its Subsidiaries. No assessment or deficiency of tax has been proposed in writing against the Company or its Subsidiaries which has not been paid in full.

(iv)Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is currently in effect.

(v)Neither the Company nor any of its Subsidiaries is, as of the date hereof, the beneficiary of any extension of time within which to file any Tax Return.

(vi)There are no Liens on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

(vii)Neither the Company nor any of its Subsidiaries (A) has been a member of an Affiliated Group filing a consolidated, combined or unitary Tax Return (other than an Affiliated Group the common parent of which is the Company and which includes only the Company and its Subsidiaries), (B) has a liability for the Taxes of another Person (other than, in the case of the Company, the Company’s Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) or as a transferee or successor, by contract, or otherwise or (C) is party to or has any liability under any Tax sharing, Tax indemnity or Tax allocation agreement or arrangement (other than such Tax sharing, indemnities or allocation agreements solely among the Company and any of its Subsidiaries).

(viii)Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date (including for the avoidance of doubt the Post-Closing Straddle Period) as a result of any (A) change in (or incorrect) method of accounting under Code § 481 (or any corresponding or similar provision of state, local or non-U.S. income Tax law) for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date; (C) installment sale or open transaction disposition made on or prior to the Closing Date; (D) intercompany transactions; (E) material prepaid amount or deferred revenue received or paid on or prior to the Closing Date; or (F) election under Code § 108(i).

(ix)Since January 1, 2016, neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.

(x)The Company has not been a United States real property holding company within the meaning of Code §897(c)(2) during the period specified in Code §897(c)(1)(A)(ii).

(xi)Neither the Company nor any of its Subsidiaries is or has been a party to any “listed transaction,” as defined in Code §6707A(c)(2) and Treasury Regulations §1.6011-4(b)(2).

(xii)The Company and each of its Subsidiaries have collected all sales and use Taxes required to be collected, and have remitted, or will remit on a timely basis, such amounts to the appropriate Taxing Authorities, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations.

(xiii)The Company and its Subsidiaries are in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology and conducting intercompany transactions (including related party interests) in compliance with Code §482 and the Treasury Regulations promulgated thereunder (and any similar provision of state, local or non-U.S. Tax law).

(xiv)Except for any representations related to Taxes in Section 4(i) or Section 4(r), this Section 4(k) contains the sole and exclusive representations and warranties of the Company with respect to any Tax matters. Notwithstanding anything to the contrary in this Agreement, the Company and its Subsidiaries make no representations or warranties in respect of the existence, amount or usability of the Tax attributes of the Company and its Subsidiaries for Tax periods (or portions thereof) beginning on or after the Closing Date, including, without limitation, net operating losses, capital loss carry forwards, foreign tax credit carry forwards, asset bases, research and development credits and depreciation periods.

(l)Real Property.

(i)Section 4(l) of the Disclosure Schedule contains an accurate and complete list of all Owned Real Property (including the identification of the record owner thereunder) and Leased Real Property (including each Lease with respect thereto).

(ii)With respect to each Owned Real Property:

(A)except as set forth in Section 4(l) of the Disclosure Schedule, the Company or one of its Subsidiaries has good, valid and marketable fee simple title thereto, which at Closing will be free and clear of all Liens, except Permitted Encumbrances;

(B)except as set forth in Section 4(l) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof, except Permitted Encumbrances;

(C)except as set forth in Section 4(l) of the Disclosure Schedule, there are no outstanding options to purchase such Owned Real Property or any portion thereof or interest therein; and

(D)with respect to the Owned Real Property (1) to the Knowledge of the Company, there are no violations of any laws, ordinances, rules, regulations, zoning, or other legal requirements with respect to the Owned Real Property in any material respect, (2) all bills and other payments due from the Company or one of its Subsidiaries with respect to the ownership, operation or maintenance of the Owned Real Property have been (or will be by Closing) paid in full, other than real property taxes which are not yet due and payable, and (3) neither the Company nor any of its Subsidiaries have received written notice that such party is in default under any recorded instrument encumbering any Owned Real Property.

(iii)With respect to each Leased Real Property:

(A)the Company has made available to Buyer a true and complete copy of each Lease set forth in Section 4(l) of the Disclosure Schedule;

(B)except as set forth in Section 4(l) of the Disclosure Schedule, with respect to each such Lease, the transactions contemplated by this Agreement do not require the consent of any other party to such Lease and will not result in a breach of or default under such Lease;

(C)except as set forth in Section 4(l) of the Disclosure Schedule, (1) the Company or one of its Subsidiaries has a valid leasehold estate in each parcel of Leased Real Property free and clear of all Liens, other than Permitted Encumbrances; (2) each Lease is a valid and binding obligation of the parties thereto and enforceable in accordance with its terms; and (3) no notice of default has been received or delivered by the Company or any of its Subsidiaries under any Lease; and

(D)except as set forth in Section 4(l) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof, except Permitted Encumbrances.

(iv)The Owned Real Property identified in Section 4(l) of the Disclosure Schedule and the Leased Real Property identified in Section 4(l) of the Disclosure Schedule comprise all of the real property held by the Company or its Subsidiaries for use in the business of the Company or any of its Subsidiaries. The Company and its applicable Subsidiaries enjoy quiet possession under all of its Owned Real Property.

(v)All utility systems serving the Owned Real Property or Leased Real Property are adequate for the conduct of the Company’s and its Subsidiaries’ businesses. All Owned Real Property and all Leased Real Property have access for ingress from and egress to a public way. No material part of any Improvements encroaches on any real property not included in the Owned Real Property or the Leased Real Property. All Improvements located on the Owned Real Property and Leased Real Property necessary for the operation of the Business are in good repair and in good condition, ordinary wear and tear excepted, and are free from latent and patent defects. There is no pending or, to the Knowledge of the Company, threatened condemnation, eminent domain or similar proceeding with respect to any of the Owned Real Property or Leased Real Property.

(m)Intellectual Property.

(i)Section 4(m) of the Disclosure Schedule identifies as of the date hereof each issued patent and each trademark and copyright registration that has been issued to the Company or any of its Subsidiaries and each pending patent application and trademark application which the Company or any of its Subsidiaries has made (collectively, “Registered Company Intellectual Property”), and identifies each material license, agreement, or other permission that the Company or any of its Subsidiaries has granted to any third party with respect to any of its owned Intellectual Property.

(ii)Except as set forth on Section 4(m) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is party to any written licenses, sublicenses, agreements, or permissions pursuant to which the Company or such Subsidiary uses any third party intellectual property (other than for commercially available computer software programs licensed under “shrink wrap” or other comparable standard form licenses, or non-exclusive internal use licenses granted to the Company or any of its Subsidiaries by vendors in the ordinary course of business pursuant to commercial Contracts the primary purpose of which does not involve the license of Intellectual Property).

(iii)Except as set forth in Section 4(m) of the Disclosure Schedule, the Company and each of its Subsidiaries exclusively owns, free and clear of all Liens (other than Permitted Encumbrances), its material proprietary Intellectual Property and owns or has the right to use pursuant to license, sublicense, agreement, or other permission all Intellectual Property necessary for the operation of its business as presently conducted.

(iv)The conduct of the business by the Company and its Subsidiaries does not infringe, misappropriate, or violate (“Infringe”) the Intellectual Property of any Person (provided, that the foregoing representation is being made to the Knowledge of the Company in respect of patents). Since January 1, 2016, neither the Company nor any of its Subsidiaries has received any written notice alleging the foregoing. To the Knowledge of the Company, no Person is Infringing upon the Intellectual Property owned by the Company or any of its Subsidiaries.

(v) The Company and its Subsidiaries take all reasonable actions at least consistent with industry standards to protect and maintain (i) their material trade secrets and confidential information and (ii) the integrity, continuous operation and security of the IT Assets used in the operation of their business (and all data contained therein or stored, transmitted or processed thereby), and there has been no (A) material unauthorized access to material breaches, outages, or violations of same, or (B) unauthorized access to, breaches, outages, or violations of the same that resulted in material liability or cost or the obligation to notify any Person.

(n)Contracts. Section 4(n) of the Disclosure Schedule lists as of the date hereof all of the following Contracts (other than purchase orders) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their assets, rights or properties is bound (collectively together with any Contract entered into after the date hereof and prior to the Closing in accordance with this Agreement that, if entered into prior to the date hereof, would be required to be set forth on Section 4(n) of the Disclosure Schedule, together with the Contracts required to be disclosed on Section 4(m) of the Disclosure Schedule the “Material Contracts”):

(i)Any Contract (or group of related Contracts) pursuant to which the Company or any of its Subsidiaries is obligated to make payments, after the date hereof, in excess of $1,000,000;

(ii)Any Contract (or group of related Contracts) pursuant to which the Company or any of its Subsidiaries is entitled to receive payments, after the date hereof, in excess of $2,500,000;

(iii)Any Related Party Contract;

(iv)Any Contract under which the Company or any of its Subsidiaries has advanced or loaned any amount to any of its directors, officers, or employees or has made a material loan to an unrelated third party;

(v)Any Contract (A) under which the Company or any of its Subsidiaries has any outstanding indebtedness, obligation or liability for borrowed money or has the right or obligation to incur any such indebtedness, obligation or liability in excess of $500,000; or (B) mortgaging, pledging or otherwise placing a Lien on any of the assets of the Company or its Subsidiaries (other than Permitted Encumbrances);

(vi)Any bonds or Contracts of guarantee in which the Company or any of its Subsidiaries acts as a surety or guarantor with respect to any obligation (fixed or contingent) of another Person (other than the Company or any of its Subsidiaries) in excess of $25,000;

(vii)Any Contract (A) containing non-competition provisions prohibiting or restricting the Company or any of its Subsidiaries from competing in any business or geographical area or that contains an exclusivity clause in favor of an unrelated third party or a covenant prohibiting the Company or any of its Subsidiaries from soliciting any Person (including any employees, consultants, customers, suppliers or vendors) or (B) granting a “most-favored nation” status to any Person;

(viii)Any collective bargaining or labor Contract;

(ix)Any Contract for hedging or similar derivative transactions;

(x)Any employment, independent contractor or consulting Contract, in each case, with annual payments or severance or termination payments in excess of $100,000;

(xi)any Contract relating to any future capital expenditures by the Company or its Subsidiaries in excess of $100,000 in the aggregate over the next 12 months;

(xii)Any Contract involving the resolution or settlement of any actual or threatened Proceeding against or involving the Company or any of its Subsidiaries, pursuant to which the Company or its Subsidiaries is subject to continuing obligations;

(xiii)Any Lease;

(xiv)Any Contract for the lease of personal property under which the Company or any of its Subsidiaries is the lessee and is obligated to make payments in excess of $100,000 per annum;

(xv)Any Contract with a Governmental Entity involving an amount in excess of $10,000;

(xvi)Any joint venture, partnership or strategic alliance or any similar agreement involving any sharing of profits, losses, costs or liabilities of the Company or any of its Subsidiaries with any other Person;

(xvii)Any agreement entered into after January 1, 2014 providing for the acquisition or disposition of any business, stock or assets (whether by merger, sale of stock, sale of assets or otherwise) for a purchase price in excess of $500,000 or which contains any material outstanding obligations of the Company or its Subsidiaries with respect to any “earn out,” deferred purchase price, indemnification or similar contingent payment obligation;

(xviii)Any Contract with (A) a Material Customer and (B) a Material Supplier; and

(xix)Any Contract to enter into any of the foregoing.

Except as set forth in Section 4(n) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is (with or without the lapse of time or the giving of notice, or both), or is alleged to be, in material breach or default of or under any Material Contract, and, to the Knowledge of the Company, no other party to any such Material Contract is (with or without the lapse of time or the giving of notice, or both), or is alleged to be, in material breach or default thereunder. Except as set forth in Section 4(n) of the Disclosure Schedule, no event has occurred that with notice or lapse of time or both would constitute a material breach or default, result in the loss of any material benefit of or to the Company or any of its Subsidiaries, or permit the termination, material modification, or acceleration under any Material Contract. Each Material Contract is valid, binding and in full force and effect and neither the Company nor any of its Subsidiaries has prior to the date hereof received any written or, to the Knowledge of the Company, oral notice of the intention of any Person to cancel, withdraw, accelerate, fail to renew or terminate any Material Contract. The Company has made available to Buyer a correct and complete copy of each Material Contract together with all amendments, modifications and waivers thereto.
(o)Insurance.

(i)Each of the Company and its Subsidiaries maintains insurance which is comprised of the types and in the amounts customarily carried by businesses of similar size in the same industry. Section 4(o) of the Disclosure Schedule sets forth as of the date hereof a complete and accurate list of the following information with respect to each material insurance policy to which the Company or any of its Subsidiaries is currently a party, a named insured, or otherwise the beneficiary of coverage:

(A)The name and address of the agent;

(B)The name of the insurer and the name of the policyholder; and

(C)The policy number and the period of coverage.

(ii)With respect to each such insurance policy (except for policies the Company or any of its Subsidiaries, as the case may be, has intentionally canceled or allowed to expire): (A) the policy is legal, valid, binding, enforceable, and in full force and effect and will remain in full force through the Closing Date; (B) all premiums due and payable thereon have been timely paid (other than retroactive or retrospective premium adjustments that are not yet due but may be required to be paid with respect to any period prior to the Closing Date); and (C) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time or both, would constitute such a material breach or default, or permit termination, modification or acceleration, under the policy. The Company has made available to Buyer true and correct copies of such insurance policies as are in effect as of the date hereof.

(iii)All litigation covered by any of such insurance policies has been reported in compliance with the notification and reporting requirements thereunder in all material respects to the applicable insurer and, to the Knowledge of the Company and except as set forth in Section 4(o)(iii) of the Disclosure Schedule, accepted by such applicable insurer, and Section 4(o)(iii) of the Disclosure Schedule sets forth, as of the date hereof, a list of all material claims currently pending under any such insurance policy.

(p)Labor and Employment Matters. Except as set forth in Section 4(p) of the Disclosure Schedule:

(i)Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other similar agreement, no such agreement is presently being negotiated, and there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees employed by the Company or its Subsidiaries;

(ii)Since January 1, 2016, there has not occurred or been threatened any strike, slowdown, lockout, picketing, work stoppage, concerted refusal to work overtime, or other similar labor activity with respect to any employee of the Company or its Subsidiaries and, to the Knowledge of the Company, no event has occurred or circumstance exists that may provide the basis of any such strike, slowdown, lockout, picketing, work stoppage, concerted refusal to work overtime, or other similar labor activity;

(iii)Since January 1, 2016, there have not been any Proceedings against the Company or its Subsidiaries pending, or to the Knowledge of the Company, threatened to be brought or filed, by or with any Governmental Entity in connection with the employment of any current or former employee or applicant for employment, or otherwise concerning the Company’s or its Subsidiaries’ labor or employment practices;

(iv)The Company and its Subsidiaries have complied and continue to comply in all material respects with all applicable Laws and contracts pertaining to the employment or termination of employment of their employees, including all such laws relating to labor relations and collective bargaining, equal employment opportunities, immigration, wage and hour laws (including the classification of employees as exempt or non-exempt from overtime pay requirements, the provision of meal and rest breaks, pay for all working time, and the proper classification of individuals as nonemployee contractors or consultants), mass layoffs and plant closings, health and safety, fair employment practices, workers’ compensation, the prevention of discrimination, harassment and retaliation, and other similar employment activities;

(v)The Company has made available to Buyer details about any allegation made in writing or, to the Knowledge of the Company, threatened or investigated since January 1, 2016 claiming that an executive, corporate officer, or member of the board of directors or similar governing body of any of the Company or any of its Subsidiaries engaged in discrimination, harassment, or similar misconduct under any labor or employment law;

(vi)Since January 1, 2016, no unfair labor practice Proceeding or material grievance has been pending or, to the Knowledge of the Company, threatened before the National Labor Relations Board or any other federal, state, local, and foreign government (and all agencies thereof) with respect to any employee or independent contractor;

(vii)Neither the Company nor any of its Subsidiaries is subject to any order to bargain by the National Labor Relations Board with respect to any employee; and

(viii)Since January 1, 2016, neither the Company nor any of its Subsidiaries has closed any plant or facility, effectuated any group layoffs involving twenty (20) or more employees or implemented any early retirement program, nor has the Company or any of its Subsidiaries planned or announced any such action or program for the future.

(q)Litigation. Except as set forth in Section 4(q) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) is subject to any outstanding injunction, judgment, Order, decree, ruling, or charge or (ii) is involved in any pending or, to the Knowledge of the Company, threatened action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction that would reasonably be likely to (A) result in a material injunction or other equitable relief against the Company or any of its Subsidiaries, (B) result in a liability to the Company or any of its Subsidiaries in any such action, suit, proceeding, hearing or investigation of $200,000 or more or (C) challenge or seek to enjoin, alter, prevent or materially delay the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement to which the Company is or will be a party.

(r)Employee Benefits.

(i)Section 4(r)(i) of the Disclosure Schedule lists each material Employee Benefit Plan existing as of the date hereof. With respect to each such Employee Benefit Plan, the Company and its Subsidiaries have provided or made available to Buyer true and complete copies of: (i) such Employee Benefit Plan document and (ii) to the extent applicable to such Employee Benefit Plan: all current trust agreements, custodial agreements, administrative agreements, investment advisory and investment management agreements, insurance contracts or other funding arrangements; the three (3) most recent Forms 5500 required to have been filed and all schedules thereto; the most recent IRS determination or opinion letter; all current employee handbooks or manuals; all current summary plan descriptions and any summaries of material modifications; all amendments and modifications to any such document currently in effect; and all material correspondence to or from a Governmental Entity in the past six (6) years.

(ii)Except as disclosed in Section 4(r)(ii) of the Disclosure Schedule:

(A)Each Employee Benefit Plan has been operated and administered in compliance in all material respects with its terms and with all applicable Laws, including ERISA and the Code, and all contributions and premiums required to have been paid by the Company or its Subsidiaries to any Employee Benefit Plan under the terms of any such Employee Benefit Plan or its related trust, insurance contract or other funding arrangement, or pursuant to any applicable Law have been paid within the time prescribed by any such Employee Benefit Plan, arrangement or applicable Law. There is no material action, claim, complaint, investigation, petition, suit, or other proceeding in Law or in equity pending or, to the Knowledge of the Company, threatened against, or arising out of, any Employee Benefit Plan or the assets of any Employee Benefit Plan (other than routine claims for benefits) and, to the Knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to any such material action, claim, complaint, investigation, petition, suit, or other proceeding.

(B)Each Employee Benefit Plan intended to be qualified under Code §401(a), and the trust (if any) forming a part thereof, has received a favorable determination letter, where applicable, from the IRS as to its qualification under the Code or is the subject of a favorable IRS opinion letter issued to a prototype or volume submitter plan sponsor and, to the Knowledge of the Company, nothing has occurred since the date of such determination or opinion letter that could reasonably be expected to adversely affect such qualification or tax-exempt status.

(C)No Employee Benefit Plan is (1) a “multiple employer plan” for purposes of §4063, §4064 or §4066 of ERISA or Code §413, (2) a Multiemployer Plan, (3) subject to Code §412 or §302 or Title IV of ERISA, or (4) a “multiple employer welfare arrangement” as defined in §3(40) of ERISA. None of the Company or its Subsidiaries nor any ERISA Affiliate has incurred any liability (including as a result of any indemnification obligation) under Title I or Title IV of ERISA for which the Company or its Subsidiaries could reasonably be expected to be liable, and no condition exists that could reasonably be expected to subject the Company or its Subsidiaries (or any of their assets), either directly or by reason of affiliation with an ERISA Affiliate, to any material Tax, fine, Lien, encumbrance, or other liability imposed by ERISA, the Code or other applicable Law.

(D)No current or former employee, officer, director or independent contractor of the Company or its Subsidiaries is or will become entitled to death or post-employment death, insurance or medical benefits by reason of service to the Company or its Subsidiaries, other than coverage mandated by Code §4890B or other similar applicable Laws. None of the Company nor its Subsidiaries has incurred (whether or not assessed) or is subject to any payment, Tax, penalty or other liability under the Affordable Care Act, including under Code §4890H or with respect to the reporting requirements under Code §6055 and Code §6066.

(E)The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event or events, (1) entitle any current or former employee, officer, director or independent contractor of the Company or its Subsidiaries to severance pay, unemployment compensation or any other payment; (2) accelerate the time of payment or vesting, increase the amount of compensation, or otherwise enhance any benefit due any such individual; (3) directly or indirectly require any contributions or payments to fund any obligations under any Employee Benefit Plan; (4) otherwise give rise to any material liability under any Employee Benefit Plan; or (5) limit or restrict the right to terminate or amend any Employee Benefit Plan on or following the Closing. The consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event or events) will not give rise to any payments or benefits (or acceleration of vesting of any amounts or benefits) that will be, separately or in the aggregate, an “excess parachute payment” as defined in Code §280G.

(F)Neither the Company nor any ERISA Affiliate has ever withdrawn in a complete or partial withdrawal from any Multiemployer Plan or incurred any contingent liability under Section 4204 of ERISA.

(G)There is no Contract, plan or other arrangement to which the Company or any of its Subsidiaries is a party which requires the Company or any of its Subsidiaries to pay a Tax gross-up, indemnification payment or reimbursement for Taxes under Code Section 409A or Code Section 4999.

(H)No Employee Benefit Plan covers or otherwise provides benefits to any employee or other individual service provider working or residing outside of the United States.

(s)Environmental, Health, and Safety Matters. Except as set forth in Section 4(s) of the Disclosure Schedule, or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i)the Company and its Subsidiaries are in compliance with all, and have not violated any, Environmental, Health, and Safety Requirements and possess and are in compliance with all, and have not violated any, Environmental, Health, and Safety Permits;

(ii)neither the Company nor any of its Subsidiaries has received any written notice, report or other information regarding, or is a party to any pending or, to the Knowledge of the Company, threatened action, suit, proceeding, hearing or investigation concerning, any actual or alleged violation of Environmental, Health, and Safety Requirements or Environmental Health and Safety Permits, or any liabilities, including any investigatory, remedial or corrective obligations, relating to the Company or any of its Subsidiaries or their respective facilities arising under or relating to Environmental, Health, and Safety Requirements or Environmental, Health, and Safety Permits;

(iii)there are and have been no Hazardous Materials at, in, on or under any property currently or formerly owned, leased, or operated by the Company or any of its Subsidiaries or, to the Knowledge of Company, any other location (including any location used for the storage, disposal, recycling or other handling of any Hazardous Materials), that could reasonably be expected to give rise to liability of the Company or any of its Subsidiaries under any Environmental, Health, and Safety Requirements or Environmental Health and Safety Permits;

(iv)neither the Company nor any of its Subsidiaries has expressly assumed or agreed to provide indemnity against any obligation or liability of any other Person under any Environmental, Health, and Safety Requirements or concerning any Release or threatened Release of any Hazardous Materials (it being understood that customary provisions contained in any customer, supplier, transportation or partner contracts entered into the Ordinary Course of Business, are excluded from the scope of this Section 4(s)(iv)); and

(v)this Section 4(s), Section 4(d), Section 4(h), Section 4(l), Section 4(n), Section 4(o) and Section 4(t) contain the exclusive representations and warranties with respect to Environmental, Health, and Safety Requirements and Environmental, Health and Safety Permits.

(t)Certain Business Relationships with the Company and its Subsidiaries. Except as set forth in Section 4(t) of the Disclosure Schedule, no officer, director, employee, shareholder or Affiliate of any Seller, the Company or any Subsidiary is a party to any Contract or involved in any business relationship with the Company or any Subsidiary (other than employment Contracts entered into in the Ordinary Course of Business) (any such Contract, a “Related Party Contract”) or has any ownership interest in any property or right, tangible or intangible, used by the Company or its Subsidiaries.

(u)Customers and Suppliers. Section 4(u) of the Disclosure Schedule sets forth (i) the top twenty-five (25) customers of the Company and its Subsidiaries, taken as a whole (based on the dollar amount of sales to such customers for the fiscal year ended December 31, 2018) (the “Material Customers”) and (ii) the top twenty-five (25) suppliers and vendors of the Company and its Subsidiaries, taken as a whole (based on the dollar amount of purchases made by the Company and its Subsidiaries, taken as a whole, for the fiscal year ended December 31, 2018) (the “Material Suppliers”). None of the Material Customers or Material Suppliers has informed the Company, its Subsidiaries or any of their respective Affiliates in writing or, to the Knowledge of the Company, orally that it will or, to the Knowledge of the Company, has threatened to, terminate, cancel, materially limit or materially and adversely modify its existing or planned business with the Company, and to the Knowledge of the Company and its Subsidiaries, no such Material Customer or Material Supplier is otherwise involved in or, to the Knowledge of the Company or any of its Subsidiaries, threatening a material dispute against the Company. Since January 1, 2016, the Company and its Subsidiaries have not suffered any material shortage or cessation or interruption of supplies or the provision of any services.

(v)Bank Accounts. Section 4(v) of the Disclosure Schedule sets forth a true and complete list of the name and address of each bank or financial institution with which any Company has an account or safe deposit box and the name of each Person who is an authorized signatory or has access thereto or control thereunder.

(w)Acquisitions and Acquisition Contracts. Except as set forth in Section 4(w) of the Disclosure Schedule, since January 1, 2014, no dispute, demand, claim (including any claim for indemnification) or action has been made or initiated or, to the Knowledge of the Company, threatened by or involving the Company or any of its Subsidiaries, in respect of, or related to, any acquisition (whether by merger, sale of stock, sale of assets or otherwise) by the Company or one of its Subsidiaries of a business, business unit or Person, or material portion of any of the foregoing (each, an “Acquisition”), or in respect of any Contract related to any Acquisition (an “Acquisition Contract”) and, to the Knowledge of the Company, there is no fact or circumstance which would reasonably be expected to result in any such dispute, demand, claim or action. Except as set forth in Section 4(w) of the Disclosure Schedule, there are no “earn-outs,” contingent payment obligations or other similar obligations of the Company or any of its Subsidiaries, or any escrows or other money holdbacks outstanding, in respect of any Acquisition or Acquisition Contract.

(x)Anti-Corruption. None of the Company, its Subsidiaries nor any of their respective representatives has taken any action that would cause such Company or its Subsidiaries to be in violation in any material respect of any applicable anti-corruption or anti-bribery Law or regulation, including the United States Foreign Corrupt Practices Act of 1977, as amended.

(y)Sanctions. The Company and each of its Subsidiaries is, and at all times has been, in compliance in all material respects with all applicable economic sanctions Laws and regulations, including those administered by the United States Department of the Treasury’s Office of Foreign Assets Control.

(z)Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Section 4, the Sellers and the Company make no representation or warranty, express or implied, at law or in equity, in respect of the Company, its Subsidiaries, or any of their respective assets, liabilities or operations, including with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.

5.Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

(a)Efforts to Consummate; Notices and Consents.

(i)Upon the terms and subject to the conditions set forth in this Agreement, each Party will use such Party’s reasonable best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below).

(ii)The Company shall, and shall cause each of its Subsidiaries to, timely give any notices to third parties, prepare any applications required for filing with Governmental Entities, and shall use its reasonable best efforts to obtain any third party consents, in each case, as set forth in Section 5(a) of the Disclosure Schedule; provided, however, that the Company shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

(iii)Each Party will timely give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies necessary to consummate the transactions contemplated by this Agreement, as applicable. All costs incurred in connection with obtaining such authorizations, consents and approvals, including the Hart-Scott-Rodino Act filing fee, shall be borne by Buyer. Each Party shall make an appropriate filing, if necessary, pursuant to the Hart-Scott-Rodino Act with respect to the transactions contemplated by this Agreement promptly (and in any event, within ten (10) Business Days) after the date of this Agreement (which filing shall request early termination of the review period with respect thereto) and shall supply as promptly as practicable to the appropriate governmental agencies any additional information and documentary material that may be requested pursuant to the Hart-Scott-Rodino Act and any other applicable antitrust, competition or similar law, rules regulations, orders or decrees; provided, that all analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of any Party before any governmental agency or the staff or regulators of any governmental agency, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between any Seller or the Company with governmental agencies in the Ordinary Course of Business unrelated to the transactions contemplated hereby or any disclosure which is not permitted by Law) shall be disclosed to the other Parties hereunder in advance of any filing, submission or attendance, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals; provided, that the Parties may (A) designate certain portions of such information as being provided on an outside-counsel basis only and (B) redact such information to (x) remove references concerning the valuation of the Company and (y) as necessary to address confidentiality obligations. Each party shall give notice to the other Parties with respect to any inquiry, request, meeting, discussion, appearance or contact with any governmental agency or the staff or regulators of any governmental agency, with such notice being sufficient, to the extent reasonably practicable, to provide the other Parties with the opportunity to attend and participate in any substantive meeting, discussion, appearance or contact.

(iv)Without limiting the foregoing, (i) Sellers and Buyer and their respective Affiliates shall not extend any waiting period or comparable period under the Hart-Scott-Rodino Act or enter into any agreement with any governmental agency not to consummate the transactions contemplated hereby, except with the prior written consent of the other Parties and (ii) Buyer shall take all actions that are necessary or advisable or as may be required by any governmental agency to expeditiously (and in no event later than the Outside Date) consummate the transactions contemplated by this Agreement, including (A) by proposing, negotiating, committing to and effecting, by consent decree, hold separate order, mitigation agreement or otherwise, the sale divestiture or disposition of any entities, assets or facilities of the Company or any of its

Subsidiaries after the Closing or any entity, facility or assets of Buyer or its Affiliates, (B) terminating, amending or assigning existing relationships and contractual rights and obligations (other than terminations that would result in a breach of a contractual obligation to a third party), (C) amending, assigning or terminating existing licenses or other agreements (other than terminations that would result in a breach of a license or such other agreement with a third party) and entering into such new licenses or other agreements and (D) otherwise taking or committing to take actions that after consummation of the transactions contemplated by this Agreement would limit Buyer’s (including its Affiliates) or the Company’s freedom of action with respect to its business. From and after the date hereof and until all governmental approvals required in connection with the Agreement have been obtained, Sellers and Buyer shall not, and shall cause each of the Sellers’ and Buyer’s Affiliates not to, operate their businesses in such manner or take any action, that could reasonably be expected to significantly increase the risk of not obtaining any such governmental approval or clearance or the expiration or termination of any applicable waiting period.

(v)In the event any claim, action, suit, investigation or other proceeding by any governmental agency or other Person is commenced which questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the Parties agree to cooperate and use their reasonable best efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use their reasonable best efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.

(b)Operation of Business. Except as (i) expressly contemplated or permitted by this Agreement, (ii) may be required by applicable Law or (iii) consented to in writing by Buyer (not to be unreasonably withheld, delayed or conditioned), from the date hereof until the Closing Date, the Company shall, and shall cause each of its Subsidiaries, to (A) conduct their respective businesses only in the Ordinary Course of Business, (B) comply in all material respects with all applicable Laws, (C) use commercially reasonable efforts to (1) preserve the goodwill of the business of the Company and its Subsidiaries and keep intact the business of the Company and its Subsidiaries, in each case, as presently conducted, (2) keep available the services of its current executive officers and managers and (3) maintain its relations with its material customers, suppliers, vendors and others having material business relationships with the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as set forth in Section 5(b) of the Disclosure Schedule and except as expressly contemplated or permitted by this Agreement, neither the Company nor any of its Subsidiaries shall take any of the following actions without the prior written consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned:

(i)(A) declare, set aside or pay any dividend, or make any other distribution, in respect of the outstanding capital stock or other equity interests of the Company or any of its Subsidiaries; (B) split, combine or reclassify any of the outstanding capital stock or other equity interests of the Company or any of its Subsidiaries or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, or otherwise amend the terms of any, shares of the outstanding capital stock or other equity interests of the Company or any of its Subsidiaries or (C) otherwise adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(ii)(A) authorize, issue, sell, grant, deliver, subject to any Lien (other than Permitted Encumbrances), transfer, redeem, purchase or otherwise acquire any shares of the capital stock or other equity interests of the Company or any of its Subsidiaries, any other of their respective voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares or other equity interests, voting securities or convertible securities except pursuant to agreements set forth on Section 5(b)(ii) of the Disclosure Schedule; or (B) form or cause to be formed any new Subsidiary;

(iii)amend the Governing Documents of the Company or any of its Subsidiaries;

(iv)(A) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or assets comprising a business or any substantial amount of property or assets in or of any other Person or (B) dispose, divest, abandon, transfer or lease any material rights, property or assets, except for dispositions of obsolete or excess assets or equipment effected in the Ordinary Course of Business;

(v)mortgage, pledge or subject to any Lien (other than Permitted Encumbrances) any material portion of the assets of the Company or any of its Subsidiaries;

(vi)make any change in the tax accounting or financial accounting principles used by the Company or any of its Subsidiaries, except insofar as may be required by a change in applicable Law or to conform with GAAP;

(vii)make, change or revoke any Tax election, adopt or change any accounting period or method with respect to Taxes, file any amended Tax Return, enter into any closing agreement, request any ruling from a Taxing Authority, settle or compromise any proceeding with respect to any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period, or incur any material amount of Tax outside the Ordinary Course of Business;

(viii) except as required by applicable Law or any Employee Benefit Plan set forth on Section 4(r)(i) of the Disclosure Schedule, (A) increase the compensation or benefits paid or payable to any current or former officer, director, employee or individual independent contractor of the Company or any of its Subsidiaries (other than in the Ordinary Course of Business with respect to employees with a title below vice president or whose annual compensation is less than $200,000), (B) grant any equity in the Company or any of its Subsidiaries or any award based on such equity, (C) establish, adopt, enter into, terminate or amend any Employee Benefit Plan (or any agreement, program, policy or plan that would be an Employee Benefit Plan if it were in existence on the date of this Agreement), (D) hire or terminate (other than for cause) any employees with a title of vice president or above or whose annual compensation is, or is reasonably expected to be $200,000 or more, (E) other than as expressly contemplated in Section 2(f), take any action to accelerate the vesting or payment, or the funding of any payment or benefit under, any amount under any Employee Benefit Plan, or (F) grant any severance or termination pay or change the terms of any agreement or policy as it relates to severance or termination payments to any current or former director, officer, employee, or individual independent contractor of the Company or any of its Subsidiaries;

(ix)(A) sell, assign, lease, license, transfer, abandon, let lapse or otherwise dispose of any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets or (B) modify any Privacy Policies or the operation or security of any IT Assets in any manner that is materially adverse to the Company or its Subsidiaries;

(x)make any loans or advances to, or guarantees for the benefit of, any other Person (except participant loans made by the Company 401(k) Plan pursuant to the terms of the Company 401(k) Plan) other than advances to employees for business expenses to be incurred in the Ordinary Course of Business;

(xi)enter into any Contract that would be a Material Contract if entered into prior to the date hereof (other than Material Contracts described in clause (xii) or, in the Ordinary Course of Business, clause (xviii) of Section 4(n)) or terminate, cancel or materially modify any Material Contract;

(xii)(A) incur, assume, become subject to or guarantee any Funded Indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any Funded Indebtedness of another Person, (B) enter into, assume, become subject to or guarantee any obligations that would be qualified as capital leases (including any financing arrangements for new equipment or vehicles that would so qualify as capital leases) or (C) make an investment in the equity interests or Funded Indebtedness of, any other Person, other than, in each case of clauses (A) and (B), any such Funded Indebtedness, securities, warrants, rights or capital leases that will be paid off at or prior to the Closing;

(xiii)terminate, amend or unwind any interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or similar financial instruments;

(xiv)make any, or enter into any commitment for, capital expenditures of the Company or any of its Subsidiaries for tangible assets in excess of one hundred and fifty thousand dollars ($150,000) for all commitments in the aggregate for the Company and its Subsidiaries, other than for any capital expenditures included in the budget set forth in Section 5(b) of the Disclosure Schedule (the “CapEx Budget”);

(xv)terminate, extend, reduce, renew or permit to lapse existing insurance policies or enter into new insurance policies of the Company or any of its Subsidiaries, except in any case on such terms and for such amounts as is in the Ordinary Course of Business;

(xvi)(A) commence or initiate any Proceeding for an amount in excess of one hundred thousand dollars ($100,000), individually, or five hundred thousand dollars ($500,000), in the aggregate, or (B) pay, discharge, settle or compromise any pending or threatened Proceeding unless (x) no non-monetary obligation would be imposed on the Company or any of its Subsidiaries as a result thereof, (y) no amounts (if any) to be paid (to the extent not covered by insurance) or received by the Company or any of its Subsidiaries would exceed the accrued liability therefor on the balance sheet or, if no liability was accrued therefor on the balance sheet, one hundred thousand dollars ($100,000) and (z) such settlement or compromise includes an irrevocable release of the Company and its Subsidiaries related to the matters underlying such Proceeding and the Company has, at such time of such settlement or compromise, sufficient cash on hand to make such payment or discharge to be paid by the Company or one or more of its Subsidiaries;

(xvii)(A) recognize any union, works council, or other labor organization as the representative of any of the employees of the Company or any of the Subsidiaries, or enter into or become subject to any collective bargaining or labor Contract or (B) take any action that, individually or in the aggregate, could effectuate a “plant closing” or a “mass layoff” (or similar notice-triggering action, each as defined in the WARN Act);

(xviii)terminate or allow to lapse any permit required for the operation of the business of the Company and its Subsidiaries as presently conducted;

(xix)(A) undertake any factoring, disposing or discontinuing of any of its accounts receivable or unbilled accounts receivable or take any other action the purpose of which is to artificially increase its Closing Cash, including seeking payment of its accounts receivable or unbilled accounts receivable other than in the Ordinary Course of Business; or (B) pay accounts payable prior to the stated maturity thereof (other than for valid and legitimate business reasons) or discharge any obligor from its obligations under any accounts receivable or unbilled accounts receivable other than upon payment in full of all amounts payable thereunder (other than for a valid and legitimate business reason); or

(xx)enter into any legally binding commitment, or otherwise commit, authorize, resolve or agree, to take any of the actions prohibited by this Section 5(b).

(c)Reasonable Access; Confidentiality.

(i)The Company shall, and shall cause each of its Subsidiaries to, permit representatives of Buyer (including legal counsel, the Financing Sources and accountants), upon reasonable prior notice to Sellers’ Representative, to have reasonable access during normal business hours, and in a manner so as not to interfere with the normal business operations of the Company and its Subsidiaries, to all premises, properties, personnel, books, records (including tax records), Contracts, instruments and documents of or pertaining to the Company and each of its Subsidiaries. Prior to the Closing, without the prior written consent of Sellers’ Representative, which may be withheld for any reason, Buyer shall not contact any suppliers to, or customers of, the Company or any of its Subsidiaries; provided, however, that the foregoing restriction shall not prohibit any contacts by Buyer or its representatives or Affiliates with customers and suppliers of the Company or any of its Subsidiaries in the Ordinary Course of Business unrelated to the transactions contemplated hereby, and Buyer shall have no right to perform invasive or subsurface investigations of the Leased Real Property or the Owned Real Property.

(ii)Prior to the Closing Date, the Company shall as promptly as practicable (but in no event later than twenty (20) days following the end of each calendar month) deliver to Buyer a consolidated balance sheet, statement of operations and statement of cash flows for such calendar month (with the first such balance sheet, statement of operations and statement of cash flows to be delivered for the month ended April 30, 2019), together with the underlying trial balances and other supporting documentation for the Company and each of its Subsidiaries, in each case, prepared on a basis consistent with past practice.

(iii)Subject to Section 5(j)(iii), Buyer acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of a non-disclosure agreement, dated as of February 15, 2019, between Buyer and the Company (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Effective upon the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Company and its Subsidiaries; provided, however, that Buyer acknowledges that any and all other information provided to it by the Company, any Seller or any representative or agent of the Company or any Seller concerning any Seller shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date; and provided, further, that Buyer acknowledges that if this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(d)Notice of Developments.

(i)Each Party will give prompt written notice to the other Parties of any development that results in a breach in any material respect of any covenant or agreement of the Sellers or Buyer, as applicable, or renders inaccurate any of such Party’s representations and warranties set forth in this Agreement; provided, however, that no such notice shall have any effect on the Sellers’, the Company’s or Buyer’s, as applicable, ability to assert the failure of any condition to their obligation to consummate the transactions contemplated hereby set forth in Section 7 to be satisfied. No disclosure by any Party pursuant to this Section 5(d)(i), however, shall be deemed to prevent or cure any misrepresentation or breach of warranty.

(ii)Notwithstanding anything to the contrary herein, the rights and remedies of Buyer under this Agreement shall not be limited by the fact that Buyer (i) had actual or constructive knowledge (regardless of whether such knowledge was obtained through Buyer’s own investigation or through disclosure by or on behalf of the Company or its Subsidiaries, the Sellers or any third party) of any breach, inaccuracy, event or circumstance, whether before or after the execution and delivery of this Agreement or (ii) waived any condition to the Closing related thereto set forth in Section 7 in accordance with Section 9(g).

(e)Representation and Warranty Insurance. The Buyer shall obtain the Representation and Warranty Policy and, in connection therewith, procure the insurer’s agreement to exclude any provision therefrom providing for subrogation against the Sellers except in the case of fraud. The Buyer shall provide a copy of any such Representation and Warranty Policy that it obtains to the Sellers’ Representative.

(f)No Solicitation of Alternative Transactions.

(i)From the date hereof until the earlier of (i) the Closing and (ii) the date this Agreement is terminated in accordance with Section 8 (such period, the “No-Shop Period”), neither the Sellers nor the Company, shall authorize or cause any of their Affiliates or any of their respective representatives to, directly or indirectly, take any of the following actions with any Person other than Buyer and its designees: (A) solicit, initiate or knowingly encourage any inquiry, proposal or offer relating to an Alternative Transaction (each, a “Proposal”), (B) enter into, participate in or encourage any discussions or negotiations relating to, or disclose, furnish or afford access to any information concerning the Company, its Subsidiaries (including the Company’s and its Subsidiaries’ personnel, businesses, properties, books or records) in connection with, or assist, or cooperate with any Person in making or proposing, or take any other action to facilitate, any Proposal or Alternative Transaction, or (C) authorize or enter into any agreement or understanding (whether binding or nonbinding, written or oral) relating to, or engage in or consummate, any Proposal or Alternative Transaction.

(ii)If any of the Sellers, the Company, their respective Affiliates or their respective representatives, during the No-Shop Period, receives any Proposal, or any request for disclosure or access as referenced in Section 5(f)(i) above, such Seller or the Company, shall, and shall cause its Affiliates and its and its Affiliates’ representatives to, promptly inform Buyer regarding such Proposal or request and furnish Buyer a copy of such Proposal or request or, if not in writing, a reasonably detailed description thereof, including the name of the Person making such Proposal or request, and shall keep Buyer informed of the status and details of any future notices, requests, correspondence or communications related thereto.

(g)Termination of Related Party Contracts. The Company shall, and the Company shall cause its Subsidiaries to, take or cause to be taken any and all actions to cause the termination of all Related Party Contracts (other than those Contracts set forth in Section 5(g) of the Disclosure Schedule) with effect from and after the Closing, pursuant to which neither Buyer nor any of its Affiliates (including the Company and its Subsidiaries following the Closing) shall have any liability, and Buyer and its Affiliates (including the Company and its Subsidiaries following Closing) shall be released and discharged from all obligations, liabilities, damages, claims and actions arising from or in connection with such terminated and extinguished Related Party Contracts, in each case effective as of the Closing. The Sellers’ Representative shall, or shall cause the Company and its Subsidiaries to, provide the Buyer with an opportunity to review and comment upon forms to effect all such terminations and shall incorporate in good faith such comments from Buyer that are reasonable and consistent with the terms of this Section 5(g).

(h)Contact with Customers, Suppliers, Vendors and Other Business Relations. From time to time following the date of this Agreement until the Closing Date, upon Buyer’s reasonable request, the Company shall use its commercially reasonable efforts to coordinate introductions with certain customers, suppliers, vendors and other business relations of the Company and its Subsidiaries in order to ensure continuity of customer service and facilitate an efficient transition of the business of the Company and its Subsidiaries upon the Closing.

(i)[Reserved].

(j)Financing Cooperation.

(i)Prior to the Closing, the Company will use its reasonable best efforts, and will cause each of its Subsidiaries and its and its Subsidiaries’ representatives to, at Buyer’s sole cost and expense, use its respective reasonable best efforts, to provide Buyer with all cooperation reasonably requested by Buyer to assist Buyer in causing the conditions in the Commitment Letter to be satisfied or as is otherwise reasonably requested by Buyer in connection with Buyer obtaining the Financing, including:

(A)(A) as promptly as reasonably practicable, furnishing Buyer with the Required Financing Information, (B) participating (and causing senior management, representatives and advisors of the Company to participate) in a reasonable number of meetings, calls, presentations, road shows, due diligence sessions (including accounting due diligence sessions), drafting sessions and sessions with rating agencies, otherwise cooperating with the marketing efforts for any of the Financing and assisting Buyer in obtaining ratings as contemplated by the Financing and (C) cooperating with the Financing Sources’ due diligence investigation (including the provision of “backup” support) to the extent customary and reasonable;

(B)assisting Buyer and the Financing Sources with the timely preparation of customary (A) rating agency presentations, business projections, bank syndication materials, roadshow materials, bank information memoranda, lender presentations and similar documents required in connection with the Financing (and furnishing customary authorization letters (containing customary representations and the representation that the information provided by the Sellers or Sellers’ representatives for inclusion in any bank information memorandum or lender presentation does not include material non-public information about the Sellers and the Company, and designating the information provided by the Sellers or Sellers’ representatives for presentation to the Financing Sources as suitable to be made available to lenders who do not wish to receive material non-public information) in connection therewith, executed on behalf of Sellers), and (B) offering documents, prospectuses, memoranda, investor presentations and similar documents required in connection with the Financing;

(C)assisting Buyer with the preparation of pro forma financial information and pro forma financial statements to the extent necessary or reasonably required by Buyer or the Financing Sources, it being agreed that the Company will not be required to provide any information or assistance relating to (A) the proposed aggregate amount of debt and equity financing, together with assumed interest rates, dividends (if any) and fees and expenses relating to the incurrence of such debt or equity financing; (B) any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Financing; or (C) any financial information related to Buyer or any of its Subsidiaries or any adjustments that are not directly related to the acquisition of the Company by Buyer;

(D)executing and delivering (but not prior to the Closing) any pledge and security documents (including original copies of all certificated securities (or local equivalents) (with transfer powers (or local equivalents) executed in blank) (including providing copies thereof prior to Closing), control agreements, surveys, title insurance, landlord consent and access letters), indentures, supplemental indentures, currency or interest hedging arrangements, other definitive financing documents, legal opinions or other certificates or documents as may be reasonably requested by Buyer or the Financing Sources (including a certificate of the chief financial officer of the Company with respect to solvency matters in the form set forth as an annex to the Commitment Letter) and otherwise reasonably facilitating the pledging of collateral and the granting of security interests or guarantees in respect of the Financing, it being understood that such documents will not take effect until the Closing;

(E)taking all reasonable actions necessary to permit the prospective lenders involved in the Financing to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements;

(F)cause its independent auditors to (A) provide, consistent with customary practice, customary auditors consents and customary comfort letters (including “negative assurance” comfort and change period comfort) with respect to financial information relating to the Company and its Subsidiaries as reasonably requested by Buyer as necessary or customary for financings similar to the Financing (including using reasonable best efforts to obtain, to the extent applicable, consents of accountants for use of their reports in any materials relating to the Financing and accountants’ comfort letters, in each case as reasonably requested by Buyer or the Financing Sources) and (B) attend accounting due diligence sessions and drafting sessions; and

(G)at least four (4) Business Days prior to the Closing Date, (1) furnishing documents reasonably requested by the Buyer or its Financing Sources relating to the repayment of the existing indebtedness of the Company and its Subsidiaries and the release of related Liens (including Liens relating to the Company and its Subsidiaries with respect to any existing indebtedness of the Sellers or Sellers’ representatives or their affiliates), including customary payoff letters and (to the extent required) evidence that notice of such repayment has been timely delivered to the holders of such debt and (2) furnishing Buyer and the Financing Sources with all documentation and other information about the Company and its Subsidiaries as is reasonably requested by Buyer relating to applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT ACT and 31 C.F.R. §1010.230;
provided that (1) nothing herein shall require such cooperation to the extent it would (A) reasonably be expected to conflict with, or violate, the Company’s and/or any of its Subsidiaries’ Governing Documents or any applicable Law, or result in the contravention of, or violation or breach of, or default under, any material Contract to which the Company or any of its Affiliates is a party or (B) require the Company or its Affiliates to (i) waive or amend any terms of this Agreement or any Ancillary Agreement or any other material Contract to which any of them is a party or (ii) agree to pay any fees or reimburse any expenses prior to the Closing for which it has not received prior reimbursement by or on behalf of Buyer, or to give any indemnities or incur any liabilities, in each case, that are effective prior to the Closing, (2) nothing herein shall require such cooperation from the Company or its Affiliates to the extent it would, in the Company’s reasonable judgment, unreasonably interfere with the ongoing operations of the Company or its Affiliates and (3) none of the directors or managers of the Company and its Subsidiaries, acting in such capacity, shall be required to execute, deliver or enter into or perform any agreement, document or instrument, including any definitive agreement with respect to the Financing contemplated by the Commitment Letter, with respect to the Financing or adopt any resolutions or take any other actions approving the agreements, documents and instruments pursuant to which the Financing is obtained, including any definitive financing documents, that is not contingent upon the Closing or that would be otherwise effective prior to the Closing.
(ii)Notwithstanding anything in this Section 5(j)to the contrary, except with respect to authorization letters, (A) no action, liability or obligation of the Company, any of its Subsidiaries or any of their respective representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Financing will be effective until the Closing; and (B) neither the Company nor any of its Subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument that is not contingent on the occurrence of the Closing or that must be effective prior to the Closing.

(iii)The Company hereby consents to the reasonable use of its and its Subsidiaries’ logos in connection with the Financing so long as such logos are used solely in a manner that is not intended to or likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries. All non-public information regarding the Company and its Affiliates provided to any of Buyer, the Financing Sources or any of their respective representatives pursuant to this Section 5(j) shall be kept confidential, except for disclosure to potential lenders and investors and their respective representatives that is reasonably required in connection with the Financing or required for the Buyer to comply with U.S. securities laws, and is subject to customary confidentiality protections.

(iv)Promptly upon written request by the Company, Buyer will reimburse the Company for any reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or its Subsidiaries (including those of its Affiliates or representatives) in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 5(j), and the foregoing obligations shall survive termination of this Agreement. The Parties hereby agree that the costs and expenses of Grant Thornton incurred by the Company in connection with providing the Required Financing Information will be reimbursed by the Buyer prior to or at the Closing.

(v)Buyer shall indemnify, defend and hold harmless the Company and each of its Subsidiaries and their Affiliates (including Affiliates as of the date hereof who will cease to be Affiliates at the Closing) and representatives from, against and in respect of any liability or losses imposed on, sustained, incurred or suffered by, or asserted against, any of them, whether in respect of third-party claims, direct claims or otherwise, arising out of or resulting from the arrangement of the Financing and/or the provision of information utilized in connection therewith (other than historical information relating to the Company and its Subsidiaries), and the foregoing obligations shall survive termination of this Agreement except to the extent suffered or incurred as a result of the bad faith, gross negligence, willful misconduct or material breach of this Agreement by the Company or any of its Subsidiaries or, in each case, their Affiliates and representatives.

(vi)Buyer acknowledges and agrees that obtaining the Financing is not a condition to the Closing. Subject to Section 9(p), if the Financing has not been obtained, Buyer will continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Section 7, to consummate the transactions contemplated hereby.

6.Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing:

(a)General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each Party will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party.

(b)Litigation Support. Until the first (1st) anniversary of the Closing Date, in the event that any Party actively is contesting or defending against any Proceeding in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company or any of its Subsidiaries (other than any Proceeding between the Sellers, on the one hand, and Buyer and the Company or its Subsidiaries, on the other hand, related to this Agreement or the transactions contemplated hereby, which would be governed by and subject to other applicable provisions of this Agreement and subject to applicable rules relating to discovery and document retention), each of the other Parties shall, upon reasonable notice and at reasonable times, make available their personnel whose participation is reasonably required by the contesting or defending Party and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (including any reasonable internal expenses of the Party making available its personnel and providing testimony and access to its books and records); provided, that all access provided pursuant to this Section 6(b) shall be conducted in such a manner so as not to interfere unreasonably with the normal operations of the Party providing such access.

(c)Employee Benefits.

(i)Except as otherwise agreed in a written agreement between Buyer or any of its Affiliates and any Continuing Employee, for the period beginning on the Closing Date and ending on December 31, 2019, Buyer shall, or shall cause the Company and its Subsidiaries to, provide the individuals who are employees of the Company or any of its Subsidiaries (other than any employee of the Company and its Subsidiaries who is covered by a collective bargaining agreement or other similar Contract as of the Closing (the “Union Employees”)) on the Closing Date (the “Continuing Employees”), solely during any period of employment with the Company or any of its Subsidiaries, with (A) wages or salaries, as applicable, that are at least equal to the wages or salaries, as applicable, of such Continuing Employee in effect immediately prior to the Closing, (B) target annual cash incentive compensation and commission opportunities that are no less favorable than the target annual cash incentive compensation and commission opportunities in effect with respect to each such Continuing Employee as of immediately prior to the Closing and (C) employee benefits that are either (1) substantially comparable in the aggregate to the employee benefits (excluding equity or equity-based compensation and discretionary bonuses) provided to similarly situated employees of Buyer and its Affiliates or (2) substantially comparable in the aggregate to the employee benefits (excluding equity or equity-based compensation and discretionary bonuses) provided to such Continuing Employees immediately prior to the Closing. With respect to any Union Employee, Buyer shall, or shall cause the Company and its Subsidiaries to, provide for such compensation and benefits as are required to be provided to such Union Employee pursuant to the terms of any applicable collective bargaining agreement or similar Contract.

(ii)Buyer shall use commercially reasonable efforts to ensure that service accrued by the Continuing Employees during employment with the Company or any of its Subsidiaries prior to the Closing shall be recognized for all purposes (except benefit accrual), except (A) to the extent necessary to prevent duplication of benefits or (B) for purposes of any defined benefit pension plan, any benefit plan that provides retiree welfare benefits, or any benefit plan that is a frozen plan or provides grandfathered benefits. Buyer shall use commercially reasonable efforts to ensure that any and all pre-existing condition limitations and eligibility waiting periods under any employee benefit plan of Buyer or an Affiliate of Buyer (each a “Buyer Plan”) in which Continuing Employees may participate following the Closing shall be waived with respect to the Continuing Employees and their eligible dependents to the extent such limitations did not apply or were satisfied under the applicable Employee Benefit Plan. Buyer shall use commercially reasonable efforts to ensure that the Continuing Employees shall be given credit for amounts paid under any Employee Benefit Plan for the plan year in which the Closing occurs for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of an analogous Buyer Plan, to the same extent such credit was given under the applicable Employee Benefit Plan in which the Continuing Employee participated immediately prior to the Closing.

(iii)    Notwithstanding the foregoing, nothing contained herein shall obligate Buyer or the Company or any of its Subsidiaries to maintain the employment of any Continuing Employee or any Union Employee for any specific period for time. Nothing in this Section 6(c) is intended to amend any employee benefit plans or to prevent Buyer or the Company or any of its Subsidiaries from terminating any employee benefit plans in a manner permissible under the terms thereof. The provisions of this Section 6(c) are for the sole benefit of the Parties and nothing herein, express or implied, is intended or shall be construed to confer upon or give any person (including, for the avoidance of doubt, any Continuing Employee or any Union Employee), other than the Parties and their respective successors and permitted assigns, any legal or equitable or other rights or remedies under or by reason of any provision of this Agreement.
(d)Tax Matters.

(i)Liability for Taxes.

(A)For purposes of this Agreement, Taxes attributable to any Straddle Period will be apportioned between the period of the Straddle Period that begins before the Closing Date and ends on and includes the Closing Date (the “Pre-Closing Straddle Period”) and the period of the Straddle Period that begins the day after the Closing Date and ends at the end of the Straddle Period (the “Post-Closing Straddle Period”) in accordance with this Section 6(d)(i)(A). The portion of Taxes attributable to a Pre-Closing Straddle Period shall (i) in the case of any sales or use taxes, value-added taxes, employment taxes, withholding taxes and any other Tax based on or measured by income, business activity, receipts or profits earned during a Straddle Period, be deemed to equal the amount that would be payable if the Straddle Period ended on and included the Closing Date; and (ii) in the case of personal property, real property, ad valorem and other Taxes of the Company imposed on a periodic basis during a Straddle Period, be deemed to be the amount of the Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and the denominator of which is the number of days in such Straddle Period. The portion of Taxes attributable to a Post-Closing Straddle Period shall be calculated in a corresponding manner. Any exemptions, allowances or deductions that are (i) related to a Tax covered by Section 6(d)(i)(A)(i) shall be calculated on an interim closing of the books method and (ii) related to a Tax covered by Section 6(d)(i)(A)(ii) shall be calculated on a pro rata method.

(B)The Sellers shall be responsible for and covenant to pay and, pursuant to this Section 6(d)(i)(B), hereby severally and not jointly indemnify the Buyer and its Subsidiaries (including the Company and its Subsidiaries) from and against their respective Allocable Portions of all Adverse Consequences arising from (1) any Taxes of or imposed on or with respect to the Company and its Subsidiaries payable in respect of any taxable period ending on or before the Closing Date (a “Pre-Closing Tax Period”); (2) all Taxes of the Company and its Subsidiaries that are attributable to a Pre-Closing Straddle Period pursuant to Section 6(d)(i)(A); (3) any and all Taxes of the Sellers or any other Persons for which the Company or any of its Subsidiaries is liable as a result of having been a member of an affiliated, consolidated, combined or unitary Tax group on or prior to the Closing Date, (4) any and all Taxes of any Person for which the Company or any of its Subsidiaries is liable as transferee or successor, by contract or otherwise, which Taxes relate to an activity, event or transaction occurring on or before the Closing Date; (5) any obligation or other liability of the Company to indemnify any other Person (other than its Subsidiaries) in respect of or relating to Taxes to pay an amount pursuant to any Tax sharing, allocation, indemnity or similar agreement or arrangement other than agreements entered into by the Company in the Ordinary Course of Business the primary purpose of which does not relate to Taxes; and (6) any breach of Section 4(k) (Tax Matters); provided, however, that the Sellers shall not be liable for or covenant to pay, and shall not indemnify the Buyer or its Subsidiaries (including the Company or its Subsidiaries) from and against (and Buyer shall be responsible for and pay) (A) Taxes that arise as a result of a voluntary transaction or action carried out or effected by the Company or the Buyer on the Closing Date after the Closing, provided, however, that the Sellers shall remain liable and shall indemnify Buyer and its Subsidiaries (including the Company and its Subsidiaries) for Taxes attributable to transactions and actions that are carried out or effected on the Closing Date either (y) in the Ordinary Course of Business; or (z) pursuant to an obligation of this Agreement; (B) Taxes, to the extent such Taxes were taken into account in the calculation of the Final Working Capital or Final Closing Funded Indebtedness; and (C) Taxes of the Company for the Post-Closing Tax Period and the Post-Closing Straddle Period (other than Taxes resulting from a breach by the Sellers of Section 4(k)). Notwithstanding the foregoing, the Sellers’ obligations under this Section 6(d)(i)(B) will survive the Closing only until the first anniversary thereof (as may be extended pursuant to the last sentence of this Section 6(d)(i)(B), the “Tax Expiration Date”); provided, however, that if a written claim or written notice is given in accordance with Section 6(d)(vii) with respect to any claim for indemnification pursuant to this Section 6(d)(i)(B) prior to the Tax Expiration Date, such claim shall continue indefinitely until such claim is finally resolved in accordance with this Agreement. With respect to any amounts which could be claimed under this Section 6(d)(i)(B) and which could also be claimed under any provision of the Representation and Warranty Insurance Policy, claims for such amounts must first be pursued under the Representation and Warranty Insurance Policy and, thereafter, Buyer shall be permitted to pursue such claims pursuant to this Section 6(d)(i)(B) solely to the extent of any part of such claim that the Representation and Warranty Insurance Policy does not cover; provided, that (i) notwithstanding the foregoing, Buyer shall be entitled to indemnification under this Section 6(d)(i)(B) in respect of such claim (and Buyer shall not be obligated to first pursue such claim under the Representation and Warranty Insurance Policy) up to the full amount of the retention under the Representation and Warranty Policy and (ii) the Tax Expiration Date shall be extended for so long as any such claims are being pursued under the Representation and Warranty Insurance Policy.

(C)Notwithstanding any other provisions to the contrary in this Agreement, Buyer and Sellers agree that to the extent permitted by applicable Laws all Transaction Tax Deductions shall be taken into account as losses or deductions in a Pre-Closing Tax Period or Pre-Closing Straddle Period and shall be utilized in the Pre-Closing Tax Period or Pre-Closing Straddle Period to the maximum extent permitted by applicable Law prior to carrying forward the net operating loss attributable to such Transaction Tax Deductions into a Post-Closing Tax Period or Post-Closing Straddle Period, and the Company and Sellers agree to prepare all Tax Returns in a manner consistent with such intent. If requested by the Sellers’ Representative, Buyer will cause the Company to make the election under Revenue Procedure 2011-29 for any “success-based fee” described in Treasury Regulations Section 1.263(a)-5(e)(3) attributable to the Pre-Closing Tax Period.

(ii)Tax Return Filing.

(A)The Buyer shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for Pre-Closing Tax Periods and Straddle Periods of the Company and each of its Subsidiaries that have not been filed on or prior to the Closing Date (collectively, the “Pre-Closing Tax Returns”). Following the date hereof, the parties agree that with respect to any Pre-Closing Tax Returns for the 2018 calendar year, the Company and its Subsidiaries will engage their existing tax return preparer to prepare such Tax Returns (at the direction of Buyer) and shall reasonably cooperate with Buyer to begin the preparation of such Tax Returns prior to the Closing. The Buyer shall prepare and file or cause to be prepared and filed, the Pre-Closing Tax Returns in good faith in a manner that is consistent with the prior practice of the Company except as otherwise required by Law. The Buyer shall deliver all Pre-Closing Tax Returns to the Sellers’ Representative for review and comment at least 20 days prior to the due date (including valid extensions) for filing such Tax Returns (except in the case of a non-income Tax Return where such 20-day period is not practical, in which case as soon as practical). Within 10 days of receiving a draft of such Tax Return (except in the case of a non-income Tax Return received less than 10 days prior to the due date, in which case as soon as practical) the Sellers’ Representative shall provide written comments to the Buyer. The Buyer and the Sellers’ Representative shall attempt to resolve any dispute relating to the preparation of the Pre-Closing Tax Returns through good faith negotiation subject to the dispute resolution procedures of Section 6(d)(ix). In no event shall the provision of comments by the Sellers’ Representative prevent the Buyer from timely filing any Pre-Closing Tax Return; provided, however, that in the event that the Independent Accountants have not yet resolved any such Tax Dispute prior to the deadline for filing such Pre-Closing Tax Return (including any extensions), the Buyer shall be entitled to file such Pre-Closing Tax Return (or amendment) as prepared by the Buyer subject to amendment to reflect the resolution when rendered by the Independent Accountants. No later than five (5) Business Days prior to the due date of each such Tax Return, Sellers’ Representative shall pay to Buyer the amount of Taxes shown due on the Tax Return prepared by Buyer under this Section 6(d)(ii)(A) with respect to the Company and its Subsidiaries (taking into account estimated taxes paid on or before the Closing Date) to the extent it is the responsibility and obligation of the Sellers pursuant to the provisions of Section 6(d)(i) (such Taxes as shown due for the Pre-Closing Tax Period and the Straddle Period (to the extent attributable to the Pre-Closing Straddle Period) shall be defined as, the “Sellers’ Allocable Pre-Closing Taxes”). An exact copy of any Pre-Closing Tax Return filed by Buyer under this Section 6(d)(ii) shall be provided to Sellers’ Representative as soon as reasonably practicable after such Tax Return is filed.

(B)Notwithstanding anything to the contrary in this Agreement, until the Tax Expiration Date, none of the Buyer, the Company or any of its Subsidiaries shall amend a Tax Return relating to the Company or any of its Subsidiaries with respect to a Pre-Closing Tax Period or make or change an election with respect to a Pre-Closing Tax Period without the prior written consent of Sellers’ Representative (such consent not to be unreasonably withheld, conditioned or delayed), unless required to do so by Law.

(iii)Refunds. Buyer and/or the Company shall pay or cause to be paid to the Sellers, in accordance with their respective Allocable Portions, any refunds of Taxes of the Company or any of its Subsidiaries plus any interest received with respect thereto from the applicable Taxing Authorities for any Pre-Closing Tax Period or Pre-Closing Straddle Period for which Sellers are responsible pursuant to this Agreement (including, without limitation, refunds arising from amended returns filed after the Closing Date) within ten (10) Business Days after Buyer or the Company or any of its Subsidiaries receives such refund; provided, however, that amounts payable to Optionholders shall be paid to the Company for further payment by the Company to each Optionholder in accordance with each Optionholder’s Allocable Portion through payroll as set forth in Section 2(f)(ii). Buyer agrees that it will not carry back losses from Post-Closing Tax Periods to Pre-Closing Tax Periods. Notwithstanding the foregoing sentence, the amount of any such refund which is for the benefit of the Sellers (i) shall be reduced by (A) the amount of any Taxes, if any, on or incurred as a result of such refund and any costs and expenses incurred in connection with obtaining such refund and (B) the amount of outstanding claims pursuant to Section 6(d)(i); and (ii) shall not include any refund (which for the avoidance of doubt shall be for the benefit of the Buyer) (A) that results from an adjustment in Tax for a Pre-Closing Tax Period that results in an increase in Tax (exclusive of any Tax on the refund) for any Post-Closing Tax Period; (B) that was included in the calculation of either the Estimated

Working Capital or Final Working Capital; (C) for Transfer Taxes or (D) attributable to the carry back of any Tax asset attributable to a taxable period (or portion thereof) beginning following the Closing. To the extent a refund that gave rise to a payment by the Buyer and/or the Company to the Sellers, is subsequently disallowed, or otherwise reduced, the Sellers will be responsible, severally and not jointly, to return (all or the applicable portion) of the refund recovered from the Buyer and/or the Company plus (i) interest charged by the Governmental Entity on such refund; and (ii) reasonable costs and expenses imposed on the Buyer and/or the Company by a third-party as a result of such disallowance or reduction.

(iv)Transfer Taxes. The Buyer, the Company, the Sellers and the Sellers’ Representative shall coordinate in the filing of all Tax Returns (including any other documentation) with respect to all transfer, documentation, sales, use, real estate, stamp, registration, title, recording and similar Taxes (“Transfer Taxes”) incurred in connection with this Agreement or any transaction contemplated hereby and shall also cooperate to minimize or avoid any Transfer Taxes that might be imposed by obtaining any certificate or other document from any Taxing Authority or any other Person to the extent permitted by Law. All Transfer Taxes relating to the transactions contemplated by this Agreement (and related tax return preparation costs) shall be borne by the Buyer.

(v)Cooperation. Sellers, the Sellers’ Representative and the Buyer shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns, any audit or other examination by any Taxing Authority or any judicial or administrative proceedings relating to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. For six (6) years after the Closing, the Sellers and the Buyer shall retain all books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period until the expiration of the applicable statute of limitations (and, to the extent notified by Buyer or the Sellers, any extensions thereof) of the respective Pre-Closing Tax Period, and to abide by all record retention agreements entered into with any Taxing Authority. The Party requesting cooperation shall pay the reasonable out-of-pocket costs of the other Party.

(vi)Stub Taxable Year. The Parties intend that the Company will join Buyer’s consolidated tax group upon the acquisition, and, as a result, the current Tax year of the Company will end for federal income Tax purposes on the Closing Date.

(vii)Tax Audits. If any Taxing Authority issues written notice of its intent to audit, examine or conduct a Proceeding, a written notice of its determination of an objection to an assessment with respect to Taxes or Tax Returns of the Company for a Pre-Closing Tax Period or a Straddle Period, or a written notice or inquiry with respect to any Taxes or the filing of a Tax Return, in each case, with respect to Taxes for which Sellers are responsible pursuant to this Agreement (a “Tax Claim”), then the party hereto first receiving notice of such Tax Claim shall provide written notice thereof to the other party or parties hereto describing the claim, the amount thereof (if known or quantifiable) and the basis thereof within five (5) Business Days following receipt; provided, however, that the failure to provide such notice shall not relieve the other party from any of its obligations under this Section 6(d) except to the extent that such other party is actually and materially prejudiced as a consequence of such failure. Buyer shall exclusively control any Tax Claim in respect of the Company; provided, that to the extent that any such Tax Claim relates to a Pre-Closing Tax Period or a Straddle Period (a “Pre-Closing Tax Claim”), (i) Buyer shall provide the Sellers’ Representative with a timely and reasonably detailed account of each material phase of such Pre-Closing Tax Claim, (ii) Buyer shall consult with the Sellers’ Representative before taking any significant action in connection with such Pre-Closing Tax Claim, (iii) Buyer shall consult with the Sellers’ Representative and offer the Sellers’ Representative an opportunity to comment before submitting any written materials prepared or furnished in connection with such Pre-Closing Tax Claim, (iv) Buyer shall defend such Pre-Closing Tax Claim diligently and in good faith, (v) Sellers’ Representative, at its sole cost and expense, shall have the right to participate in such Pre-Closing Tax Claim and receive copies of any written materials relating to such Pre-Closing Tax Claim received from the relevant Taxing Authority, and (vi) Buyer shall not agree to settle such Pre-Closing Tax Claim without the written consent of the Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed; provided that, for the avoidance of doubt, the rights of the Sellers’ Representative in this Section 6(d)(vii) shall not apply to any Tax Claim with respect to Taxes for which Sellers are not obligated to indemnify pursuant to Section 6(d)(ii)(B) of this Agreement.

(viii)Transaction Tax Deductions. Buyer will pay to Sellers’ Representative (on behalf of Sellers) (to the account (or allocated among accounts) as designated by the Seller’s Representative in writing) the amount of any federal and state income Tax benefit actually realized in a Post-Closing Tax Period or Post-Closing Straddle Period by the consolidated group that includes the Company or its Subsidiaries attributable to any Transaction Tax Deduction NOL within forty-five (45) days after the date the final U.S. federal income tax return for such taxable period is filed for each applicable year (the “Report Date”). A Tax benefit will be deemed actually realized in a taxable period for purposes of this Section 6(d)(viii) if there is an actual reduction in the U.S. federal income Tax liability of the consolidated group that includes the Company or its Subsidiaries in such taxable period attributable to the Transaction Tax Deduction NOL (determined on a “with and without basis”); provided that the Company and its Subsidiaries shall be deemed to recognize all other items of income, gain, loss, deduction or credit that the Company and its Subsidiaries are entitled to use under applicable Law before recognizing any Transaction Tax Deduction NOL; provided further that for purposes of this Section 6(d)(viii), the amount of Tax benefit actually realized by the Company or its Subsidiaries for state Tax purposes in any Tax year shall be deemed to equal 3.5% times the amount of the Transaction Tax Deduction NOL utilized in such Tax year. Notwithstanding anything in this Agreement to the contrary, no payments will be required to be made pursuant to this Section 6(d)(viii) with respect to any income Tax benefit attributable to the Transaction Tax Deduction NOL that is actually realized after the fifth anniversary of the Closing Date. For the avoidance of doubt, no payments shall be required to be made pursuant to this Section 6(d)(viii) with respect to any Tax benefit that is actually realized in, or reduces a Tax liability with respect to, a Pre-Closing Tax Period or a Pre-Closing Straddle Period. On each Report Date (whether or not a payment is due), Buyer shall submit to the Sellers’ Representative a summary of the federal and state taxable income of the consolidated group that includes the Company or its Subsidiaries with and without taking into account the Transaction Tax Deduction NOL, together with a written statement by a senior tax officer of Buyer that such calculation is accurate and correct and in accordance with this section. In the event the Sellers’ Representative disagrees with any of the calculations included in such summary, and such disagreements cannot be resolved by the Sellers’ Representative and the Buyer through direct good faith negotiation, the Sellers’ Representative shall be permitted, at its sole cost and expense, to submit such calculation to tax experts of the Independent Accountants for verification as determined in accordance with this Agreement. Sellers’ Representative and Buyer shall cooperate with the Independent Accountants in verifying such calculations and the determination of the Independent Accountants shall be conclusive and binding on the Parties only to the extent of the requirements of this Section 6(d), absent fraud or manifest error. Notwithstanding anything in this Agreement to the contrary (i) in the event that the Company and its Subsidiaries utilize in a Tax year the maximum amount of the Transaction Tax Deduction NOL that is permitted to be utilized in such Tax year for U.S. federal income tax purposes taking into account the application of Section 382 of the Code, then the Buyer shall not be required to provide any information to any Person pursuant to this Section 6(d)(viii) with respect to such Tax year other than its determination of the annual limitation pursuant to Section 382 of the Code for U.S. federal income tax purposes and (ii) the Buyer shall not be required by this Agreement to make available to any Person any Tax Return of the consolidated group that includes the Company and its Subsidiaries following the Closing or any related workpapers or other Tax information that reflects the income of any Affiliate of Buyer other than the Company and its Subsidiaries.

(ix)Tax Disputes. Notwithstanding any other provision of this Agreement, any dispute, controversy or claim arising out of or relating to this Section 6(d) (a “Tax Dispute”) that the Buyer and the Sellers’ Representative through reasonable best efforts are not able to resolve through direct good-faith negotiation, shall be resolved in accordance with the procedures set forth in this Section 6(d)(ix). If there has been no resolution of the Tax Dispute after direct negotiation, then any party may seek resolution of the Tax Dispute through binding arbitration administered by tax experts of the Independent Accountants. The place of the arbitration shall be New York, New York and the arbitration shall be conducted in the English language. The Independent Accountants shall be instructed to resolve the Tax Dispute and such resolution shall be (A) set forth in writing and signed by the Independent Accountants, (B) delivered to each party involved in the Tax Dispute as soon as practicable after the Tax Dispute is submitted to the Independent Accountants but no later than the fifteenth (15th) day after the Independent Accountants are instructed to resolve the Tax Dispute, (C) made in accordance with this Agreement, and (D) final, binding and conclusive on the parties involved in the Tax Dispute on the date of delivery of such resolution. The Independent Accountants shall only be authorized on any one issue to decide in favor of and choose the position of either of the parties involved in the Tax Dispute or to decide upon a compromise position between the ranges presented by the parties to the Independent Accountants. The Independent Accountants shall base its decision solely upon the presentations of the parties to the Independent Accountants at a hearing held before the Independent Accountants and upon any materials made available by either party and not upon independent review. The fees and expenses of the Independent Accountants shall be borne equally by Sellers’ Representative, on the one hand, and the Buyer, on the other hand. Buyer and the Sellers’ Representative shall keep the decision of the Independent Accountants confidential, except to the extent required by Law or pursuant to disclosure of Tax Returns. This Section 6(d)(ix) shall not apply to a Tax Dispute related to the calculations set forth in Section 6(d)(viii), which shall be resolved as provided therein.

(x)Treatment of Payments. Any payments made between the Buyer, on the one hand, and the Sellers, on the other hand, shall be treated by the Parties as an adjustment to the Purchase Price for all Tax purposes, unless otherwise required by Law.

(xi)Overlap. Any claims for Taxes shall be governed exclusively by this Section 6(d) unless otherwise explicitly provided in this Section 6(d).

(e)Director and Officer Liability and Indemnification.

(i)For a period of six years after the Closing Date, Buyer shall cause the Company and its Subsidiaries to exculpate (to the greatest extent permitted by applicable Law) and indemnify, defend and hold harmless each of the directors, managers and officers of the Company and each of its Subsidiaries (each of them acting in such capacity at or prior to the Closing) against all Adverse Consequences arising out of any violations or alleged violations of fiduciary duties of care or loyalty or other fiduciary duties to the Company or any of its Subsidiaries in their capacities as officers, directors or managers of the Company or any of its Subsidiaries occurring at or prior to the Closing Date to the fullest extent permitted under applicable law.

(ii)For a period of at least six (6) years commencing from the Closing Date, Buyer shall cause the Company and its Subsidiaries to pay for officers’ and directors’ liability insurance covering the Persons who are, as of and prior to the Closing Date, covered by the officers’ and directors’ liability insurance policies of the Company and/or its Subsidiaries with respect to actions and omissions occurring prior to and on the Closing Date, on terms which are no less favorable to such Persons than the terms of such current insurance in effect for the Company and/or its Subsidiaries as of the date hereof; provided, however, that if such officers’ and directors’ liability insurance is not available at an aggregate cost for the full six (6)-year period not to exceed 200% of the last annual premium paid by the Company for such insurance prior to the date of this Agreement (the “Insurance Cap”), Buyer shall be required to obtain and cause the Company to maintain that amount of directors’ and officers’ insurance providing for the maximum coverage that shall then be obtainable under substantially similar policies for an aggregate premium equal to the Insurance Cap, and shall permit the Sellers’ Representative, on behalf of the Sellers, to pay amounts in excess of the Insurance Cap to maintain the existing coverage.

(iii)The provisions of this Section 6(e) are intended to be for the benefit of, and will be enforceable by, each such Person entitled to indemnification under this Section 6(e), his or her heirs and his or her representatives, and the obligations of Buyer and the Company under this Section 6(e) shall not be terminated or modified in such manner as to adversely affect any such Person to whom this Section 6(e) applies without the consent of the Seller Representative, which consent shall not be unreasonably withheld, delayed or conditioned.

(iv)In the event Buyer, the Company or any of their respective successors or assigns (A) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (B) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer or the Company, as the case may be, shall assume all of the obligations set forth in this Section 6(e).

(f)Non-Solicitation; Non-Compete.

(i)During the Restricted Period, the Restricted Party agrees that it shall not, and shall cause its Affiliates not to, anywhere within the United States of America, directly or indirectly, hire, retain or attempt to hire or retain any employee of the Company or its Subsidiaries, or in any way interfere with the relationship between the Company or any of the Subsidiaries, on the one hand, and any of their respective employees, on the other hand; provided, that the foregoing will not prohibit the Restricted Party or any of its Affiliates from (A) making general solicitations of employment (including through advertisements and employment agencies) that are not targeted at such employees, and from hiring any such Person as a result of such generalized searches or (B) soliciting or hiring any Person whose employment with the Company or its Subsidiaries has been terminated for at least twelve (12) months prior to the commencement of any such solicitation or employment discussions.

(ii)During the Restricted Period, the Restricted Party agrees that it shall not, and shall cause its Affiliates not to, directly or indirectly, engage in the ownership, management, conduct, operation or control of, or otherwise be involved in (including by acquiring an equity interest in, debt or a portion of the assets, rights or properties of, or by forming a joint venture or partnership with, or by providing any loan or other financial assistance to), any of the Persons listed on Section 6(f)(ii) of the Disclosure Schedule (a “Competitive Business”); provided, that this Section 6(f)(ii) shall not prohibit the Restricted Party or its Affiliates from making passive equity investments of less than five percent (5%) of the outstanding equity securities that are traded on a securities exchange, or any interest exchangeable or convertible into or providing the right to receive equity securities representing less than five percent (5%) of such outstanding equity securities, of any company which conducts a Competitive Business.

(iii)During the Restricted Period, the Restricted Party agrees that it shall not, and shall cause its Affiliates not to, make any statements, orally or in writing, directly or indirectly, about Buyer or its Affiliates or its and its Affiliates’ directors, officers or employees (in their capacities as such) that are false, defamatory, disparaging or reasonably likely to harm Buyer, its business interests or reputation, or the reputation of any of Buyer’s Affiliates or Buyer’s and its Affiliates’ directors, officers or employees (in their capacities as such).

(iv)Buyer, on the one hand, and the Restricted Party, on the other hand, agree that the duration and geographic scope of the restrictions set forth in Section 6(f)(i) and Section 6(f)(ii) are fair, reasonable and necessary to protect the legitimate business interests of Buyer and the goodwill of the Company and its Subsidiaries. In the event that any court determines that the duration or geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Restricted Party agrees that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable.

(v)The Restricted Party acknowledges that a remedy at Law for any breach or attempted breach of this Section 6(f) may be inadequate and further agrees that any breach of this Section 6(f) may result in irreparable harm to Buyer, the Company or any of its Subsidiaries, and Buyer may, in addition to any other remedy that may be available to it, be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach.

(g)Confidentiality. Each Seller shall, from and after the Closing Date, and shall cause each of its Affiliates and its and their respective representatives (acting in their capacities as such) to, treat the Confidential Information as strictly confidentially, including, for the avoidance of doubt, by not providing any Confidential Information to anyone except for such Seller’s third party attorneys and accountants who need to know such Confidential Information. If such Seller or any of its representatives are requested or required by applicable Law, to disclose any Confidential Information in order to comply with any applicable Law, then, prior to any such disclosure, to the extent permitted by applicable Law, such Seller will promptly notify Buyer and provide Buyer with a list of Confidential Information the person so compelled intends to disclose (and, if applicable, the text of the disclosure language itself). Buyer may, at its own expense, undertake to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information, and the person being compelled to disclose will provide all reasonable assistance to Buyer to obtain such order, at Buyer’s expense. In the event that such protective order or other remedy is not obtained by the time the Confidential Information is required to be disclosed, or Buyer waives compliance with the provisions hereof, the person so compelled to disclose the Confidential Information may disclose only such portion of the Confidential Information to the party compelling disclosure that counsel has advised is required to be disclosed, and will use commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Confidential Information.

(h)Code Section 280G. If required to avoid the imposition of Taxes under Code Section 4999 or the loss of a deduction to the Company or any of its Subsidiaries under Code Section 280G, in each case, with respect to any payment or benefit arising in connection with the transactions contemplated by this Agreement, prior to the Closing, the Company shall (A) use commercially reasonable efforts to obtain a waiver from each “disqualified individual” (within the meaning of Code Section 280G(c)) entitled to receive a payment that is reasonably expected to be a “parachute payment” (within the meaning of Code Section 280G(b)(2)) in connection with the transactions contemplated by this Agreement of his or her right to receive such payments and/or benefits constituting parachute payments (the “Waived 280G Benefits”) and (B) cause the Company to deliver to all stockholders who are entitled to vote, prior to such vote, an adequate written disclosure statement that complies with Code Section 280G(b)(5)(B) and the Treasury Regulations thereunder, and which solicits approval by all stockholders entitled to vote (“280G Stockholder Approval”), in a manner that complies with Code Section 280G(b)(5)(B) and the Treasury Regulations thereunder, of the right of any “disqualified individual” to receive or retain any payments that would reasonably be expected, in the absence of such approval by such stockholders, to constitute “parachute payments.” As soon as reasonably practicable following the date hereof, the Company shall send to Buyer the parachute payment calculations prepared by the Company and/or its advisors. Additionally, prior to obtaining the Section 280G waivers, and prior to seeking the 280G Stockholder Approval, Sellers or the Company shall provide drafts of such waivers and such 280G Stockholder Approval materials to Buyer for its review and comment. At least one (1) Business Day prior to the Closing Date, Sellers or the Company shall deliver to Buyer evidence that a vote of the Company’s stockholders who are entitled to vote was solicited in accordance with the foregoing provisions of this Section 6(h) and that either (x) the requisite number of stockholder votes was obtained with respect to the Waived 280G Benefits or (y) the 280G Stockholder Approval was not obtained.

7.Conditions to Obligation to Close.

(a)Conditions to Buyer’s Obligation. Buyer’s obligation to consummate the transactions to be performed by it hereunder is subject to satisfaction of the following conditions on the Closing Date:

(i)(A) the representations and warranties of Sellers set forth in Section 3(a)(i), Section 3(a)(ii), Section 3(a)(iv) and Section 3(a)(v) above and the representations and warranties of the Company set forth in Section 4(a), Section 4(b), Section 4(c), Section 4(e), and Section 4(g) above shall be true and correct in all respects (except for de minimis inaccuracies) at and as of the date of this Agreement and the Closing Date, with the same force and effect as if made on and as of such date (except for representations and warranties which relate to any other specific date, the accuracy of which shall be determined on and as of that specified date); (B) the representations and warranties of the Company set forth in the first sentence of Section 4(i) above shall be true and correct in all respects at and as of the date of this Agreement and the Closing Date with the same force and effect as if made on and as of such date; and (C) all other representations and warranties of Sellers set forth in Section 3(a) above and of the Company set forth in Section 4 above shall be true and correct in all respects at and as of the date of this Agreement and the Closing Date (without giving effect to any “material”, “materiality” or “Material Adverse Effect” qualification contained in such representation and warranty) with the same force and effect as if made on and as of such date (except for representations and warranties which relate to any other a specific date, the accuracy of which shall be determined on and as of that specified date), except where the failure to be so true and correct has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(ii)Sellers and the Company shall have performed and complied with all of their respective covenants hereunder in all material respects through the Closing;

(iii)Since the date of this Agreement, there has not been any event, development, effect, condition or change that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect;

(iv)Buyer shall have received (A) an officer’s certificate signed by a duly authorized officer of the Company to the effect that the conditions set forth in Section 7(a)(i), Section 7(a)(ii) and Section 7(a)(iii) have been satisfied with respect to the Company and (B) an officer’s certificate signed by each Seller to the effect that the conditions set forth in Section 7(a)(i) and Section 7(a)(ii) have been satisfied with respect to such Seller;

(v)there shall not be any Law or Order in effect preventing consummation of any of the transactions contemplated by this Agreement;

(vi)all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated;

(vii)each Related Party Contract (other than those Contracts set forth in Section 5(g) of the Disclosure Schedule) shall have been terminated with no continuing liability to the Company or any of its Subsidiaries;

(viii)Sellers’ Representative and the Company shall have delivered all items set forth in Section 2(d) for which they are obligated to deliver; and

(ix)Buyer shall have received, at least three (3) Business Days prior to the Closing Date, copies of customary payoff letters and release documentation, which shall include, or include specific authorization to prepare and file, UCC-3 termination statements (or any other applicable termination statement) terminating all security interests prior to, or simultaneously with, the Closing, in form and substance reasonably satisfactory to Buyer, in respect of each item of the Funded Indebtedness set forth on Section 7(a)(ix) of the Disclosure Schedule (the “Debt Payoff Letters”).

Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.
(b)Conditions to Sellers’ Obligation. Sellers’ obligation to consummate the transactions to be performed by them hereunder is subject to satisfaction of the following conditions on the Closing Date:

(i)(A) the representations and warranties of Buyer set forth in Section 3(b)(i), Section 3(b)(ii), and Section 3(b)(iv) above shall be true and correct in all material respects at and as of the date of this Agreement and the Closing Date with the same force and effect as if made on and as of such date (except for representations and warranties which relate to any other specific date, the accuracy of which shall be determined on and as of that specified date), and (B) all other representations and warranties of Buyer set forth in Section 3(b) above shall be true and correct in all respects at and as of the date of this Agreement and the Closing Date (without giving effect to any “material” or “materiality” qualification contained in such representation and warranty) with the same force and effect as if made on and as of such date (except for representations and warranties which relate to any other specific date, the accuracy of which shall be determined on and as of that specified date), except where the failure to be so true and correct has not had, or would not reasonably be expected to have, a material and adverse impact on the ability of Buyer to timely consummate the transactions contemplated hereby;

(ii)Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iii)Sellers’ Representative shall have received an officer’s certificate signed by a duly authorized officer of Buyer to the effect that the conditions set forth in Section 7(b)(i) and Section 7(b)(ii) have been satisfied;

(iv)all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated;

(v)there shall not be any Law or Order in effect preventing consummation of any of the transactions contemplated by this Agreement;

(vi)Buyer shall have satisfied the payment obligations specified in Section 2(b) above, and directed the Company to pay the aggregate Option Cancellation Payments pursuant to Section 2(f)(ii); and

(vii)Buyer shall have delivered all items set forth in Section 2(d) for which Buyer is obligated to deliver.

Sellers’ Representative may waive any condition specified in this Section 7(b) on behalf of Sellers if Sellers’ Representative executes a writing so stating at or prior to the Closing.

8.Termination.

(a)Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

(i)Buyer and Sellers’ Representative may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii)Buyer or Sellers’ Representative may terminate this Agreement by giving written notice to the other party at any time prior to the Closing if the Closing shall not have been consummated on or before September 8, 2019 (provided, that if the Marketing Period has not fully elapsed on or prior to August 17, 2019 and commences on either September 3, 2019 or September 4, 2019, such date shall instead be September 27, 2019) (the “Outside Date”), unless extended by written agreement of Buyer and Sellers’ Representative; provided, however, that the right to terminate this Agreement under this Section 8(a)(ii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or prior to such date.

(iii)Sellers’ Representative may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing if there has been a breach of any representation, warranty or covenant made by the Buyer in this Agreement, or if any of the representations or warranties made by Buyer has become inaccurate, such that the conditions in Section 7(b) are not capable of being satisfied due to such breach or inaccuracy and, to the extent such breach or inaccuracy is curable, which has not been cured by Buyer prior to the earlier of (A) 30 days after receipt of written notice from Sellers’ Representative requesting such breach or inaccuracy to be cured and (B) one Business Day prior to the Outside Date; provided that the right to terminate this Agreement pursuant to this Section 8(a)(iii) shall not be available to Sellers’ Representative if the failure of any Seller or of the Company to fulfill any of its material obligations under this Agreement has been the primary cause of, or resulted in, such breach;

(iv)Buyer may terminate this Agreement by giving written notice to Sellers’ Representative at any time prior to the Closing if there has been a breach of any representation, warranty or covenant made by any Seller or the Company in this Agreement, or if any of the representations or warranties made by any Seller or the Company has become inaccurate, such that the conditions in Section 7(a) are not capable of being satisfied due to such breach or inaccuracy and, to the extent such breach or inaccuracy is curable, which has not been cured by Sellers or the Company prior to the earlier of (A) 30 days after receipt of written notice from Buyer requesting such breach or inaccuracy to be cured and (B) one Business Day prior to the Outside Date; provided that the right to terminate this Agreement pursuant to this Section 8(a)(iv) shall not be available to Buyer if the failure of Buyer to fulfill any of its material obligations under this Agreement has been the primary cause of, or resulted in, such breach;

(v)Buyer or Sellers’ Representative may terminate this Agreement by giving written notice to the other party at any time prior to the Closing if a Law or an Order shall have been issued permanently restraining or enjoining the transactions contemplated by this Agreement, and such Law or Order shall have become final and non-appealable; and

(b)Effect of Termination. If any Party terminates this Agreement pursuant to Section 8(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party (or any Financing Source, stockholder, equityholder, director, officer, employee, agent, consultant, representative or Affiliate of such Party) to any other Person; provided, however, that Section 1, Section 5(j)(iv), Section 5(j)(v), this Section 8(b), Section 9 (other than Section 9(o) through Section 9(s)) and the Confidentiality Agreement shall survive such termination. In addition, without modifying or qualifying in any way the preceding sentence or implying any intent contrary thereto, the Company hereby waives any rights or claims against the Financing Sources and hereby agree that in no event shall the Financing Sources have any liability or obligation to the Company or any of its Subsidiaries and in no event shall the Company seek or obtain any other damages of any kind against any Financing Source (including consequential, special, indirect or punitive damages), in each case, relating to or arising out of this Agreement, the Financing or the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary contained herein, termination of this Agreement pursuant to Section 8(a) shall not release any Party from any liability or damages arising out of such Party’s fraud or Willful Breach of the terms and provisions of this Agreement prior to such termination.

9.Miscellaneous.

(a)Press Releases and Public Announcements. No Party shall issue any public release or announcement about the transactions contemplated by this Agreement without the prior written consent of Buyer and Sellers’ Representative, except as such public release or announcement may be required by applicable law or the rules or regulations of any United States or foreign securities exchange, in which case the issuing Party will allow Buyer and Sellers’ Representative reasonable time to comment to the extent such press release or announcement relates to the transactions contemplated by this Agreement in advance of such issuance; provided, however, that each Party or its Affiliates may (i) make customary announcements to its employees, or (ii) except with respect to an initial press release or announcement about the transactions contemplated by this Agreement, which shall be mutually agreed by the Parties to the extent such press release or announcement relates to the transactions contemplated by this Agreement, issue press releases or make filings consistent with past practice if such Party reasonably determines in good faith that such announcement is necessary or advisable in connection with the transactions contemplated hereby. For the avoidance of doubt, disclosures resulting from the Parties’ efforts to obtain approval or early termination under the Hart-Scott-Rodino Act and to make any related filings shall not be deemed to violate this Agreement.

(b)No Third-Party Beneficiaries. Except as set forth in Section 6(e)(iii) and except for the Nonparty Affiliates in respect of Section 9(q)(ii), the Seller Releasees in respect of Section 9(q)(iii) and the Buyer Releasees in respect of Section 9(q)(iv), this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns. In addition to and notwithstanding the foregoing, the Financing Sources shall be third party beneficiaries of, and shall be entitled to enforce the provisions of Section 8(b), this Section 9(b), Section 9(h), Section 9(i), Section 9(j) and Section 9(q)(ii).

(c)Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(d)Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of such Party’s rights, interests, or obligations hereunder without the prior written approval of Buyer and Sellers’ Representative; provided, that (i) Buyer may assign any or all of its rights and obligations hereunder to one or more of its Affiliates and (ii) Buyer may assign any or all of its rights, interests and obligations to any Financing Source as collateral in connection with the financing of the transactions contemplated hereby and such Financing Source may exercise all of the rights and remedies of Buyer hereunder in connection with the enforcement of any security or exercise of any remedies to the extent permitted under the financing documentation, in each case, without the prior written consent of the Company, the Sellers or the Sellers’ Representative (provided that no such assignment shall relieve Buyer of any of its obligations hereunder).

(e)Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or other electronic transmission, including .pdf, DocuSign or similar format), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(f)Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g)Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one Business Day after being sent to the recipient by facsimile, e-mail or other electronically scanned transmission, or (iv) four Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to the Company at any time prior to
Closing, Sellers or Sellers’ Representative
to:

Compass Group Diversified Holdings LLC
301 Riverside Avenue
Second Floor
Westport, Connecticut 06880
Facsimile: (203) 221-8253
Attention: Demetrios P. Dounis
Email: ddounis@compassequity.com

and

Attention: Carrie W. Ryan
Email: cryan@compassequity.com

Copy (which shall not constitute notice)
sent contemporaneously to:

Squire Patton Boggs (US) LLP
201 E. Fourth Street, Suite 1900
Cincinnati, Ohio 45202
E-mail: toby.merchant@squirepb.com
Facsimile: (513) 361-1201
Attention: Toby D. Merchant, Esq.

If to Buyer or to the Company
at any time after Closing to:

Calrissian Holdings, LLC
c/o Harsco Corporation
350 Poplar Church Road
Camp Hill, Pennsylvania 17011
E-mail: rhochman@harsco.com
Facsimile: (717) 265-8144
Attention: Russell Hochman, Esq.

Copy (which shall not constitute notice)
sent contemporaneously to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
E-mail: mponce@stblaw.com
stiller@stblaw.com
Facsimile: (212) 455-2502
Attention: Mario Ponce, Esq.
     Sebastian Tiller, Esq.

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
(h)    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, EACH OF THE

PARTIES HERETO (ON BEHALF OF ITSELF AND ITS AFFILIATES) AGREES THAT ANY CLAIM, CONTROVERSY OR DISPUTE OF ANY KIND OR NATURE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) INVOLVING A FINANCING SOURCE THAT IS ANY WAY RELATED TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THE AGREEMENT (INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE FINANCING OR THE COMMITMENT LETTER) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(i)SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.

(i)EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF (A) THE SUPREME COURT OF THE STATE OF NEW YORK, NEW YORK COUNTY AND (B) THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY, INCLUDING AGAINST THE FINANCING SOURES IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE FINANCING OR THE COMMITMENT LETTER) AND AGREES THAT ALL CLAIMS IN RESPECT OF THE SUIT, ACTION OR OTHER PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT. EACH PARTY AGREES, AND SHALL CAUSE ITS AFFILIATES, TO COMMENCE ANY SUCH SUIT, ACTION OR OTHER PROCEEDING EITHER IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR IF SUCH SUIT, ACTION OR OTHER PROCEEDING MAY NOT BE BROUGHT IN SUCH COURT FOR JURISDICTIONAL REASONS, IN THE SUPREME COURT OF THE STATE OF NEW YORK, NEW YORK COUNTY. EACH PARTY WAIVES ANY DEFENSE OF IMPROPER VENUE OR INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND, SURETY, OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO. ANY PARTY MAY MAKE SERVICE ON ANY OTHER PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED AT THE ADDRESS AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 9(g) ABOVE. NOTHING IN THIS SECTION 9(i), HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AT EQUITY. EACH PARTY AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW OR AT EQUITY.

(ii)EACH PARTY HERETO (ON BEHALF OF ITSELF AND ITS AFFILIATES) AGREES THAT IT WILL NOT BRING OR SUPPORT ANY PROCEEDING AGAINST THE FINANCING SOURCES IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE FINANCING OR THE COMMITMENT LETTER) IN ANY FORUM OTHER THAN THE SUPREME COURT OF THE STATE OF NEW YORK, OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN NEW YORK COUNTY (AND APPELLATE COURTS THEREOF).

(iii)EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY

DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING ARISING OUT OF OR RELATING IN ANY WAY TO THE FINANCING, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE). EACH OF THE PARTIES (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (II) ACKNOWLEDGES THAT SUCH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

(iv)This Section 9(i) shall not apply to any dispute under Section 2(e) that is required to be decided by the Independent Accountants.

(j)Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Sellers’ Representative; provided, however, that notwithstanding the foregoing the Company may update Schedule I as necessary immediately prior to the Closing without the consent of Buyer. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, or in the case of each Seller, by Sellers’ Representative on behalf of such Seller, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. Notwithstanding anything else to the contrary herein, the provisions set forth in Section 8(b), Section 9(b), Section 9(h), Section 9(i), this Section 9(j) and Section 9(q)(ii), in each case, may not be amended, modified or altered in any manner materially adverse to the Financing Sources in any respect without the prior written consent of such Financing Sources.

(k)Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(l)Expenses. Except as otherwise provided in this Agreement, Buyer, each Seller and the Company and its Subsidiaries will bear his, her, or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, whether or not the Closing shall have occurred.

(m)Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean “including, without limitation”. All monetary figures shall be in U.S. dollars unless otherwise specified. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if.” The word “or” is not exclusive. Whenever the phrase “made available,” “delivered” or words of similar import are used in reference to a document, it shall mean the document was delivered to

Buyer or its representatives, or made available for viewing by Buyer or its representatives in the “Calrissian” electronic data room hosted by Merrill Corporation as that site existed, as of 5:00 P.M. New York time at least two Business Days immediately prior to the date of this Agreement. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.

(n)Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(o)Legal Representation. Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Company and its Subsidiaries), acknowledges and agrees that Squire Patton Boggs (US) LLP (“SPB”) may have acted as counsel for Compass Diversified Holdings (“CDH”), Sellers’ Representative, the Company and/or their respective Affiliates in certain matters for several years and that, from and after the Closing, CDH and Sellers’ Representative reasonably anticipate that SPB will continue to represent them and/or such other parties (other than the Company and its Subsidiaries) in future matters. Accordingly, Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Company and its Subsidiaries), expressly: (a) consents to SPB’s representation of CDH and Sellers’ Representative and/or their Affiliates (excluding the Company and its Subsidiaries) in any post-Closing matter arising out of this Agreement and the transactions contemplated hereby in which the interests of Buyer, the Company or any of its Subsidiaries, on the one hand, and CDH and Sellers’ Representative or their Affiliates, on the other hand, are adverse; and (b) in connection with such representation, consents to the disclosure by SPB to CDH and Sellers’ Representative or their Affiliates of any information learned by SPB in the course of its representation of CDH, Sellers’ Representative, the Company or their respective Affiliates prior to the Closing. Furthermore, Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Company and its Subsidiaries), irrevocably waives any right it may have to discover or obtain information or documentation relating to the representation of CDH or Sellers’ Representative and/or their Affiliates by SPB in the transactions contemplated hereby prior to the Closing, to the extent that such information or documentation was privileged as to CDH or Sellers’ Representative and/or their Affiliates. Upon and after the Closing, the Company and its Subsidiaries shall cease to have any attorney-client relationship with SPB, unless and to the extent SPB is specifically engaged in writing by the Company or any of its Subsidiaries to represent such Person after the Closing and such engagement either (i) involves no conflict of interest with respect to CDH or Sellers’ Representative and/or their Affiliates or (ii) CDH and Sellers’ Representative and/or their Affiliates, as applicable, consents in writing at the time to such engagement. Any such representation by SPB after the Closing shall not affect the foregoing provisions hereof.

(p)Specific Performance.

(i)The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that an award of money damages would be inadequate in such event. Accordingly, it is acknowledged that the Parties hereto and the third party beneficiaries of this Agreement shall, unless this Agreement has been terminated in accordance with its terms, be entitled to seek equitable relief, without proof of actual damages, including an injunction or injunctions or Orders for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including any Order sought by any Party to cause any other Party to perform its agreements and covenants contained in this Agreement), in addition to any other remedy to which they are entitled at law or in equity as a remedy for any such breach. Each Party further agrees that no other Party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9(p), and each Party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each Party hereto further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach of this Agreement or that equitable relief is not available under this Section 9(p).

(ii)The Parties hereto agree that (i) by seeking the remedies provided for in this Section 9(p), a Party shall not in any respect waive its right to seek at any time any other form of relief that may be available to a Party under this Agreement and (ii) nothing set forth in this Section 9(p) shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9(p) prior or as a condition to exercising any termination right under Section 8 (and pursuing monetary damages, subject to the limitations set forth in this Agreement, after such termination), nor shall the commencement of any legal proceeding pursuant to this Section 9(p) or anything set forth in this Section 9(p) restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Section 8 or pursue any other remedies under this Agreement that may be available then or thereafter.

(q)Remedies; Release.

(i)Except for claims for specific performance or other injunctive relief pursuant to Section 9(p) or in the case of fraud, the Parties acknowledge and agree that the sole and exclusive remedy of Buyer and the Company (after the Closing) with respect to claims arising under or as a result of any breach of a representation or warranty under this Agreement shall be under the Representation and Warranty Insurance Policy. For the avoidance of doubt, nothing in this Section 9(q) shall affect or otherwise interfere with Buyer’s rights under the Representation and Warranty Insurance Policy.

(ii)Except to the extent otherwise set forth in the Confidentiality Agreement, all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties in the preamble to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party (including any Financing Source), including any past, present or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of any Contracting Party, or any past, present or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement, or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than as set forth in the Confidentiality Agreement) (including the Commitment Letter and the Financing), and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, except to the extent otherwise set forth in the Confidentiality Agreement, each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 9(q)(ii) or otherwise shall limit the right of any Party to bring any claim or cause of action against any Person (including any Nonparty Affiliate) arising out of fraud. In furtherance and not in limitation of the foregoing release, it is acknowledged and agreed that no Financing Source shall have any liability for any claims or damages to the Company in connection with this Agreement, the Commitment Letter, the Financing or the transactions contemplated hereby or thereby, and in no event shall any Financing Source have any liability in connection with the Confidentiality Agreement.

(iii)Without limiting anything set forth in Section 9(q)(ii), effective as of the Closing, Buyer, on behalf of itself and its Affiliates (including the Company and its Subsidiaries) and each of their respective successors and assigns (each, a “Buyer Releasor”), hereby releases, acquits and forever discharges, to the fullest extent permitted by applicable Law, each of the Sellers, the Sellers’ Representative and the Company (prior to Closing) and each of their respective past, present or future officers, managers, directors, equityholders, partners, members, Affiliates, employees, counsel and agents (each, a “Seller Releasee”) (in each case, solely in their respective capacities as past, present or future officers, managers, directors, equityholders, partners, members, Affiliates, employees, counsel and agents of the Sellers, the Sellers’ Representative and the Company (prior to Closing)) of, from and against any and all Adverse Consequences, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever, which the Buyer Releasors ever had, now have or may have, on or by reason of any matter, cause or thing whatsoever through the Closing Date. Each Buyer Releasor agrees not to assert any claim against the Seller Releasees that are released hereunder. Notwithstanding the foregoing, each Buyer Releasor shall retain and does not release (i) its rights and interests under the terms and conditions of this Agreement, the Ancillary Agreements and the Confidentiality Agreement, (ii) its rights, claims, demands, actions or causes of action or Adverse Consequences in respect of any other Contract to which such Seller Releasee is a party and under which such Seller Releasee has ongoing liabilities or obligations to any of the Buyer Releasors at or after the Closing, in each case of the foregoing clauses (i) and (ii) only to the extent set forth herein or therein or (iii) any Seller Releasee with respect to any such Adverse Consequences, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind to the extent arising out of such Seller Releasee’s fraud.

(iv)Without limiting anything set forth in Section 9(q)(ii), effective as of the Closing, each Seller, on behalf of itself and its Affiliates (excluding the Company and its Subsidiaries), and each of their respective successors and assigns (each, a “Seller Releasor”), hereby releases, acquits and forever discharges, to the fullest extent permitted by applicable Law, each of Buyer, the Company, the Company’s Subsidiaries and each of their respective past, present or future officers, managers, directors, equityholders, partners, members, Affiliates, employees, counsel and agents (each, a “Buyer Releasee”) (in each case, solely in their respective capacities as past, present or future officers, managers, directors, equityholders, partners, members, Affiliates, employees, counsel and agents of Buyer, the Company and its Subsidiaries) of, from and against any and all Adverse Consequences, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever, which the Seller Releasors ever had, now have or may have, on or by reason of owning any Shares, Options or other equity interests of the Company or any of its Subsidiaries through the Closing Date. Each Seller Releasor agrees not to assert any claim against the Buyer Releasees that are released hereunder. Notwithstanding the foregoing, each Seller Releasor shall retain and does not release (i) its rights and interests under the terms and conditions of this Agreement, the Ancillary Agreements and the Confidentiality Agreement or (ii) any Buyer Releasee with respect to any such Adverse Consequences, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind to the extent arising out of such Buyer Releasee’s fraud.

(v)Notwithstanding anything contained in this Section 9(q) or otherwise provided for in this Agreement, the insurer under the Representation and Warranty Insurance Policy shall have no right of subrogation against any of the Sellers except the right to proceed against a Seller for monetary damages caused by the fraud of such Seller in its capacity as such for the duration set forth in the Representation and

Warranty Insurance Policy. For the purposes of this Section 9(q), in no event shall the fraud of any Seller be imputed to any other Seller.

(r)Guaranty. Guarantor hereby acknowledges and agrees that it is executing this Agreement to guaranty the prompt and complete payment by Buyer to Sellers and performance of the obligations of the Buyer under this Agreement and each Ancillary Agreement. Guarantor hereby irrevocably, absolutely and unconditionally guarantees, as a primary obligation, that the Buyer shall fully, completely and timely pay and perform each and every one of its obligations. Guarantor’s guarantee set forth in this Section 9(r) (the “Guaranty”) is one of payment, not collection, and a separate Proceeding or Proceedings to enforce the Guaranty may be brought and prosecuted against Guarantor irrespective of whether any Proceeding is brought against the Buyer or any other Person or whether the Buyer and/or any other Person is joined in any such Proceeding or Proceedings. The liability of Guarantor under the Guaranty shall, to the fullest extent permitted under applicable Law, be absolute and unconditional, irrespective of: (i) the validity, legality or enforceability of this Agreement against the Buyer; (ii) any release or discharge of any obligation of the Buyer under this Agreement resulting from any change in the corporate existence, structure or ownership of the Buyer, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Buyer or any of its assets; (iii) any amendment or modification of this Agreement, or any change in the manner, place or terms of payment or performance of any obligation of the Buyer under this Agreement, or any change or extension of the time of payment or performance of, or alteration of, any obligation of the Buyer under this Agreement, any liability incurred directly or indirectly in respect thereof, or any amendment or waiver of, or any consent to any departure from, the terms of this Agreement or the documents entered into in connection therewith; (iv) the existence of any claim, setoff or other right that the Buyer or Guarantor may have at any time against any of the Sellers; or (v) any other act or omission that may or might in any manner or to any extent vary the risk of Guarantor or otherwise operate as a discharge of Guarantor as a matter of Law or equity. Notwithstanding anything the contrary set forth in this Agreement, the Sellers and the Sellers’ Representative hereby agree that to the extent that Buyer is relieved from its payment and performance obligations under this Agreement by satisfaction thereof, the Guarantor shall be similarly relieved, to such extent, of its obligations under this Section 9(r). This Agreement shall conclusively be deemed to have been entered into and contracted in reliance upon the Guaranty, and all dealings between the Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon the Guaranty. When the Sellers’ Representative, on behalf of the Sellers, or any of the Sellers is pursuing its rights and remedies hereunder against Guarantor, neither the Sellers’ Representative nor any Seller, as applicable shall be under an obligation to pursue any rights and remedies it may have against the Buyer or any other Person, and any failure by the Sellers’ Representative, on behalf of the Sellers, or of any Seller, as applicable, to pursue such other rights or remedies or to collect any payments from the Buyer or any other Person, and any release by any Party or any other Person, shall not relieve Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies of the Sellers’ Representative or any of the Sellers, whether express, implied or available as a matter of Law. None of the Sellers’ Representative, on behalf of the Sellers, or any of the Sellers, shall be obligated to file any claim in the event that the Buyer becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of Sellers’ Representative to so file shall not affect Guarantor’s obligations hereunder. In the event that any payment by the Buyer under this Agreement is rescinded or must otherwise be returned for any reason whatsoever, Guarantor shall remain liable hereunder as if such payment had not been made. Guarantor hereby irrevocably waives acceptance, presentment, demand, protest and any notice in connection with the performance of its obligations set forth in this Section 9(r) (other than notices required to be provided by to Buyer pursuant to this Agreement); provided, however, that the Guarantor does not waive any defense which may be available in the case of fraud by the Sellers, the Sellers’ Representative or the Company or any defense to the payment or performance of the obligations under this Agreement that are available to Buyer). Guarantor may not exercise any rights of subrogation or contribution, whether arising by contract or operation of law (including, without limitation, any such right arising under bankruptcy or insolvency Laws) or otherwise, by reason of any payment by it in respect of the Guaranty. No failure on the part of Sellers’ Representative, on behalf of the Sellers, or any Seller to exercise, and no delay in exercising, any right, remedy or power with respect to the Guaranty shall operate as a waiver thereof, nor shall any single or partial exercise by the Sellers’ Representative, on behalf of the Sellers, or any Seller of any right, remedy or power with respect to the Guaranty preclude any other or future exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to the Sellers’ Representative, on behalf of the Sellers, or to the Sellers or allowed to the Sellers by Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Sellers’ Representative, on behalf of the Sellers, or the Sellers at any time or from time to time.

(s)Non-Survival. EXCEPT FOR THOSE COVENANTS AND AGREEMENTS THAT BY THEIR TERMS APPLY OR ARE TO BE PERFORMED IN WHOLE OR IN PART AFTER THE CLOSING, NONE OF THE REPRESENTATIONS, WARRANTIES, AGREEMENTS OR COVENANTS SET FORTH IN THIS AGREEMENT OR IN ANY ANCILLARY AGREEMENT DELIVERED AT, OR PRIOR TO, THE CLOSING IN CONNECTION WITH THIS AGREEMENT SHALL SURVIVE THE CLOSING DATE AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND THEREAFTER NONE OF BUYER, THE COMPANY, SELLERS OR SELLERS’ REPRESENTATIVE SHALL BE UNDER ANY LIABILITY WHATSOEVER WITH RESPECT TO ANY SUCH REPRESENTATION, WARRANTY, AGREEMENT OR COVENANT. NO PARTY SHALL HAVE ANY POST-CLOSING REMEDY FOR BREACHES OF ANY REPRESENTATION, WARRANTY, AGREEMENT OR COVENANT SET FORTH IN THIS AGREEMENT OR IN ANY ANCILLARY AGREEMENT DELIVERED AT OR PRIOR TO THE CLOSING, EXCEPT FOR (I) THOSE COVENANTS AND AGREEMENTS THAT BY THEIR TERMS APPLY OR ARE TO BE PERFORMED IN WHOLE OR IN PART AFTER THE CLOSING, (II) WILLFUL BREACHES OF THOSE COVENANTS AND AGREEMENTS THAT BY THEIR TERMS APPLY OR ARE TO BE PERFORMED IN WHOLE OR IN PART AT OR PRIOR TO THE CLOSING, (III) IN THE CASE OF FRAUD AND (IV) THIS SECTION 9.
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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.
BUYER:
CALRISSIAN HOLDINGS, LLC

By:	/s/ Russell C. Hochman

Name:	Russell C. Hochman
Title:	President

GUARANTOR:
Solely for purposes of Section 9(r):
HARSCO CORPORATION

By:	/s/ Russell C. Hochman

Name:	Russell C. Hochman
Title:	Senior Vice President and General Counsel, Chief Compliance Officer and Corporate Secretary

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.
SELLERS’ REPRESENTATIVE:
COMPASS GROUP DIVERSIFIED HOLDINGS LLC

By:	/s/ Ryan Faulkingham

Name:	Ryan Faulkingham
Title:	Chief Financial Officer

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.
THE COMPANY:
CEHI ACQUISITION CORPORATION

By:	/s/ Demetrios P. Dounis

Name:	Demetrios P. Dounis
Title:	Vice President

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.
STOCKHOLDERS:
COMPASS GROUP DIVERSIFIED HOLDINGS LLC

By:	/s/ Ryan Faulkingham

Name:	Ryan Faulkingham
Title:	Chief Financial Officer

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.
STOCKHOLDERS:

By:	/s/ Christopher Dods

Name:	Christopher Dods

By:	/s/ Bernard Guerin

Name:	Bernard Guerin

By:	/s/ Michael Goebner

Name:	Michael Goebner

By:	/s/ Steven Sands

Name:	Steven Sands

By:	/s/ Averil Rance

Name:	Averil Rance

By:	/s/ James Hull

Name:	James Hull

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.
OPTIONHOLDERS:

By:	/s/ Christopher Dods

Name:	Christopher Dods

By:	/s/ Bernard Guerin

Name:	Bernard Guerin

By:	/s/ Michael Goebner

Name:	Michael Goebner

By:	/s/ Steven Sands

Name:	Steven Sands

By:	/s/ Averil Rance

Name:	Averil Rance

By:	/s/ James Hull

Name:	James Hull

By:	/s/ Hector Sanchez

Name:	Hector Sanchez

By:	/s/ Ken Sykes

Name:	Ken Sykes

By:	/s/ Thom Kushnir

Name:	Thom Kushnir

By:	/s/ Jim Koehr

Name:	Jim Koehr